As filed with the Securities and Exchange Commission on December 5, 2006.

Registration No. 333-137406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSSER HOLDINGS, L.L.C.

SUSSER FINANCE CORPORATION

(And Certain Guarantors Identified in the Table of Additional Registrants Below)

(Exact name of registrant as specified in its charter)

Delaware	5412	54-2076181
Delaware	5412	56-2546545
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

(361) 884-2463

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

E.V. Bonner, Jr., Esq.

Executive Vice President, Secretary and General Counsel

Susser Holdings, L.L.C.

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Telephone: (361) 884-2463

Facsimile: (361) 693-3725

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

W. Stuart Ogg, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Telephone: 214-746-7700

Facsimile: 214-746-7777

Approximate date of commencement of proposed sale to public:

As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
10 5/8% Senior Notes due 2013	$120,000,000(1)	100%	$120,000,000(1)	$12,840(2)
Guarantees of 10 5/8% Senior Notes due 2013	—	—	—	(3)

(1)	Subsequent to the filing by the Co-registrants of the initial registration statement on September 18, 2006, the Co-Registrants have redeemed $50,000,000 of the previously outstanding 10 5/8% Senior Notes due 2013 in accordance with their terms.
(2)	Calculated in accordance with Rule 457(f)(2) under the Securities Act. $18,190 was previously paid by the Co-Registrants in connection with the initial filing of the registration statement on September 18, 2006. Accordingly, no additional filing fee is required and the Co-Registrants and their parent and subsidiary companies reserve the right to offset future filing fees in the amount of $5,350 or such other amount as the Commission may allow in accordance with Rule 457(p).
(3)	The Additional Registrants will guarantee the payment of the 10 5/8% Senior Notes due 2013. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate filing fee will be paid in respect of these guarantees.

The Co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS (2)

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S Employer Identification No.
Applied Petroleum Technologies, Ltd.	Texas	74-2739958
APT Management Company, LLC	Texas	74-2980959
C&G Investments, LLC	Delaware	25-1912260
Corpus Christi Reimco, LLC	Texas	20-1151408
S Interests Management Company, LLC	Texas	74-2980957
SSP BevCo I LLC	Texas	56-2543079
SSP BevCo II LLC	Texas	56-2543080
SSP Beverage LLC	Texas	74-2743667
SSP Holdings Limited Partnership	Texas	74-2737560
SSP Partners	Texas	74-2737572
SSP Services Management Company, LLC	Texas	74-2980956
SSP Services, LP	Texas	74-2807092
Stripes Holdings LLC	Delaware	42-1686837
Susser Holdings Corporation	Delaware	01-0864257
Susser Petroleum Company, LP	Texas	74-2908184
Susser Petroleum Management Company, LLC	Texas	74-2980958
TND Beverage LLC	Texas	76-0211920

*	Addresses and telephone numbers of principal executive officers are the same as those of Susser Holdings, L.L.C.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 5, 2006

$120,000,000

Susser Holdings, L.L.C.

Susser Finance Corporation

Offer to Exchange All Outstanding

10 5/8% Senior Notes due 2013

for newly-issued, registered

10 5/8% Senior Notes due 2013

We are offering to exchange our outstanding notes described above for the new, registered notes described above. The terms of the new notes are identical in all material respects to the terms of the outstanding notes to be exchanged, except for certain transfer restrictions, registration rights and additional interest payment provisions relating to the outstanding notes. The registered notes will represent the same debt as the original notes and we will issue the registered notes under the same indenture as the original notes. In this document, we refer to our outstanding notes as the “original notes” and our new notes as the “registered notes.” Any reference to “notes” in this prospectus refers to the original notes and the registered notes, unless the context requires a different interpretation.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to as the SEC or the Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

•	We will exchange the registered notes for all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the registered notes.

•	We do not intend to apply for listing of the registered notes on any securities exchange or automated quotation system.

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the risk factors beginning on page 19 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the Commission’s Public Reading Room located at 100F Street, NE, Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Commission.

You can obtain copies of the documents incorporated by reference in the prospectus without charge by requesting them in writing or by telephone at the following address:

Susser Holdings, L.L.C.

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Telephone: (361) 884-2463

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed amendment or supplement to this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates specified in this prospectus.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging the notes. You should read the entire prospectus carefully, including “Risk Factors,” our audited consolidated financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus.

In this prospectus, “we,” “us,” and “our” refer to the business conducted by Susser Holdings Corporation, the parent company of Stripes Holdings LLC, Susser Holdings, L.L.C. and Susser Finance Corporation. We use a 52 or 53 week fiscal year, which ends on the Sunday nearest to December 31. Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities—please see footnote 6 under “Selected Historical Financial and Operating Data” for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus and a reconciliation to net income and cash provided by (used in) operating activities for the periods presented.

Our Company

We are the largest non-refining operator in Texas of convenience stores based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. As of October 1, 2006, our retail segment operated 323 convenience stores in Texas and Oklahoma, offering merchandise, foodservice, motor fuel and other services. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, our wholesale motor fuel segment purchased 850.4 million gallons and 809.5 million gallons, respectively, of branded and unbranded motor fuel from refiners and distributed it to our retail convenience stores, contracted independent operators of convenience stores, unbranded convenience stores and commercial users. We believe our unique retail/wholesale business model, scale, market share, and foodservice and merchandising offerings, combined with our highly productive new store model and selected acquisition opportunities, position us for ongoing growth in sales and profitability.

Our stores offer a varied selection of food, beverage, snacks, grocery and non-food items intended to appeal to the convenience needs of our customers. We also offer made-from-scratch food under the Laredo Taco Company brand at 142 locations, which has contributed to our strong same store sales growth and our margins in excess of industry averages. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, the retail segment produced revenue and gross profit of $1,336.7 million and $193.8 million, and $1,127.2 million and $173.6 million, respectively. As a wholesale distributor of motor fuel, we purchase branded and unbranded motor fuel from refiners and distribute it through third-party transportation providers to our own convenience stores, to 364 contracted dealer locations throughout Central and South Texas, and to other end users. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, the wholesale segment produced third party revenues and gross profit of $1,717.8 million and $32.3 million, and $768.1 million and $28.1 million, respectively.

Industry Trends

We operate within the large and growing U.S. convenience store industry. According to Retail Forward, Inc., our industry is expected to grow from $474.2 billion in 2005 to $559.9 billion in 2009, which represents a CAGR of 4.2%. Our industry is highly fragmented, with the 10 largest convenience store retailers accounting for approximately 9% of total industry stores in 2004. Furthermore, small, local operators with 50 or fewer stores account for approximately 74% of all convenience stores operated by retailers in 2005. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	Increasing size of retail stores, specifically supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	Continuing shift of consumer food and general merchandise purchases away from traditional supermarkets to convenience stores, hypermarkets and drug stores;

•	Changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	Highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	Continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Leading Market Position in Highly Attractive Markets.    We believe we are the largest non-refining convenience store chain in Texas. We believe we operate approximately five times as many stores as our next largest convenience store competitor in the rapidly growing South Texas market. Approximately 90% of our stores are located in South Texas, which includes high population growth areas (Brownsville and McAllen in the Rio Grande Valley and Laredo) and popular tourist destinations (Corpus Christi, Port Aransas and South Padre Island). We believe we are well positioned to capitalize on the growth in our markets by tailoring our merchandise mix, especially Laredo Taco Company, and marketing strategy to the preferences of our local population. The following table highlights the demographics in certain of our markets versus Texas and the United States:

Demographics(1)	Rio Grande Valley	Laredo	Houston		Corpus Christi	Texas	United States
Population (MSA ‘03/’04)	1,110,136	197,488	5,180,443		409,741	22,490,022	293,655,404
Growth (‘90 – ’00)	40%	41%	27%		10%	23%	13%
Projected Growth (‘00 – ’10)	20%	33%	10%		8%	10%	11%
Est. Hispanic Population (‘00)	87%	94%	28%		53%	32%	13%
Percent of Our Retail Store Base	45%	9%	1	%(2)	30%	94%	100%

(1)	Source: U.S. Census Bureau and other demographic information.
(2)	Approximately 78% of our dealer locations are located in the Houston MSA.

Differentiated Retail Strategy.    We believe our retail strategy, which emphasizes merchandising, foodservice and technology, is superior to our competition. We believe we are less dependent on cigarettes and motor fuel than the industry as we focus our in-store merchandise mix on attractive product categories, such as beverages and Laredo Taco Company foodservice, which have higher growth and margin characteristics. Our new store model is almost twice the size of the typical convenience store and features a comprehensive convenience merchandise selection of approximately 2,800 merchandise units, an in-store Laredo Taco Company kitchen and large fountain and coffee bar fixtures. We have opened 58 new large format stores since 1999. To further improve our operating performance, we have developed information systems in all of our stores that allow us to collect, analyze and adjust our business strategy. For example, we have utilized point-of-sale scanning in all of our stores since 2000 and are able to track sales and margin trends at the store and the merchandise unit level to adjust our merchandise mix and pricing strategy to meet local customer preferences and improve profitability.

As a result of our differentiated strategy, our retail stores have produced positive annual merchandise same store sales growth in each of the last ten years. For the last eight fiscal years, our annual merchandise same store sales growth has averaged 5.1% (which was not inflated by increases in cigarette excise taxes). The following table illustrates our superior retail operations for the fiscal year ended January 1, 2006 versus the 2005 industry averages:

	Retail Store Performance
	Susser	Industry(1)
Foodservice as a percent of merchandise sales	17.5%	11.9%
Cigarettes as a percent of merchandise sales	18.2%	34.4%
Merchandise gross margin	32.3%	29.5%
Motor fuel as a percent of total gross profit	28.8%	37.2%
Earnings before interest, depreciation, amortization and rent per store (dollars in thousands)	$146.8	$131.5

(1)	Source: 2006 NACS State of the Industry July 2006.

Our Proprietary Laredo Taco Company Restaurant.    Laredo Taco Company, our proprietary in-store restaurant operation, located in 142 of our stores, is a valuable competitive advantage that differentiates us from other convenience stores. Laredo Taco Company produces higher gross profit margins than most other merchandise categories and drives complementary merchandise purchases in approximately 68% of its transactions based on a market basket analysis across a sample of our stores. In locations with a Laredo Taco Company, many of which are our large format stores, the average number of customer transactions is approximately 53% greater than in our non-restaurant stores. Laredo Taco Company has been a positive driver of sales growth, generating average same store restaurant sales growth of 15.3% from December 29, 2002 through January 1, 2006.

Established Hypermarket Strategy.    We have adjusted our retail strategy to profitably compete and grow in our markets with the entrance of hypermarkets over the last decade. Hypermarkets, or large format grocery and general merchandise retailers, entered South Texas ten years ago and many sell motor fuel at competitive prices in our markets. From 1996 to 2000, our motor fuel gross profit declined by approximately four cents per gallon compared to the preceding five year period, reflecting the new competitive environment. Since that time, we have invested in more efficient motor fueling facilities designed to handle higher volumes to offset some of the margin pressure while improving our higher margin in-store merchandise offerings and focusing on the convenience of our format. We believe that these actions, along with our combined retail and wholesale purchasing leverage, have positioned us to effectively compete with these hypermarkets. As a result, over the last five years, our annual motor fuel gross profit per gallon has stabilized and slightly improved as we have been able to benefit from our market share with more favorable procurement costs and economies of scale.

Proven Retail Growth Strategy.    We have increased our retail store count by 75% over the last five years through a combination of new large format store construction and acquisitions. We have consistently generated strong returns on investment from our new retail stores. Our new store model averages 4,800 square feet, includes larger fueling facilities and features our extensive selection of convenience merchandise and beverages as well as a Laredo Taco Company. The 37 retail stores that we built from 1999 to 2004 generated an average unlevered return on invested capital of approximately 19% in 2005 (prior to debt or lease financing). We opened 16 new stores in 2005 and plan to open 16 to 18 stores in 2006. The two significant retail store acquisitions we completed in 2001 have each generated unlevered returns on capital in excess of the 2005 return on our new stores.

Unique Retail Wholesale Business Model.    We believe our unique business model of operating both retail convenience stores and wholesale motor fuel distribution provides us with significant advantages over our competitors. Unlike many of our convenience store competitors, we are able to take advantage of the combined motor fuel purchasing volumes to obtain attractive pricing and terms while reducing the variability in motor fuel margins. We receive a fixed fee per gallon on approximately 75% of our third party wholesale gallons sold, which reduces the overall variability of our financial results. Additionally, we offer our dealers the ability to participate in various merchandise and services programs developed in conjunction with our retail segment. This allows us to take advantage of additional scale when negotiating terms with our suppliers, and these value added programs allow us to attract additional dealers to our network while differentiating us from traditional motor fuel distributors. In July 2006, we entered into a new long-term motor fuel supply contract with Valero to supply all of our retail stores and selected wholesale locations that are currently supplied by CITGO. We believe this new contract secures very favorable motor fuel supply terms, specifically competitive pricing, stability of supply and a 12 year term.

Experienced Management with Significant Ownership.    Our management team, led by President and Chief Executive Officer Sam L. Susser, has a strong track record of revenue growth and profitability improvement. Sam L. Susser joined us in 1988, when we operated five stores and had revenues of $8.4 million. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, our revenues have increased to $2.3 billion and $1.9 billion, respectively, and our retail store count has increased to 323 as of October 1, 2006. Our management team has an average tenure with us and in the convenience store industry of 15 years and 22 years, respectively. As part of the December 2005 recapitalization transactions, management invested in the company and the executive management team beneficially owned approximately 28% of our membership interests. Subsequent to Susser Holdings Corporation’s recent initial public offering, the executive management team beneficially owns approximately 16.0% of our outstanding common stock.

Growth Strategy

We believe that there is significant opportunity to continue to increase our sales and profitability through the continued implementation of our operating strategy and through growing our store base in existing and contiguous markets both organically and through strategic acquisitions. Specific elements of our growth strategy include the following:

Open New Convenience Stores and Expand Our Dealer Network.    Over the last seven years, since January 1999, we have opened 65 retail stores (including seven single site acquisitions) and 189 new dealer locations. We intend to continue opening new stores and additional dealer locations in existing and contiguous markets.

•	New Store Pipeline. We have identified expansion opportunities in all of our existing markets and throughout the Southwest region. We intend to open at least 16 to 18 new stores in fiscal 2006 and 18 to 22 new stores in 2007 in our existing markets.

•	New Dealer Pipeline. We believe there is significant opportunity to expand our dealer network. We intend to increase our wholesale distribution network by at least 25 to 35 dealers per year in fiscal 2006 and 2007, which requires minimal capital expenditures.

Expand Our Proprietary Laredo Taco Company Restaurants.    We believe that the success of Laredo Taco Company provides us with a significant opportunity for growth and margin improvement since it is currently only offered in approximately 40% of our stores. We believe we can add our proprietary restaurant offering to every newly constructed store and to 30 to 45 of our existing stores. In addition, while we currently focus on breakfast and lunch, we are expanding these operations to include a dinner service in a variety of locations, which we expect will further drive our profitability and same store sales growth.

Enhance Profitability Through Our Rebranding Initiative.    As of October 1, 2006, 266 of our 323 store locations were branded under the Circle K banner. Our license agreement with our Circle K licensor expired in November 2006. We do not plan to renew the agreement and have started to rebrand all of our convenience stores to our proprietary Stripes brand during the second half of 2006. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, we paid $3.7 million, and $3.4 million, respectively, for the use of the Circle K trade name and we believe rebranding to Stripes will afford us more flexibility for future growth while enhancing our profitability. Over the last three years, we have replaced all of the Circle K trade dress inside our stores with our own designs and brands. Our motor fuel canopies and pumps will continue to be branded with the banners of major oil company suppliers whose signage is prominently displayed at our locations. Based upon our previous rebranding initiatives, we do not expect our store operations or customer experience to be adversely affected by this rebranding initiative.

Pursue Acquisitions in Existing and Contiguous Markets.    We have completed nine acquisitions in the last 17 years, adding 326 retail stores and 234 dealers. We believe this acquisition experience and our scalable infrastructure forms a strong platform for future growth through acquisitions and we plan to pursue acquisition opportunities within the highly fragmented convenience store industry. We will focus on existing and contiguous markets where demographics and overall market characteristics are similar to our existing markets. With approximately 20,000 convenience stores operating in Texas, Arkansas, Louisiana, New Mexico and Oklahoma, we believe there are significant opportunities to further penetrate our existing markets and selectively expand into new markets. This region has been under intense competitive pressure from hypermarkets and other supermarket operators, making the region ripe for continued consolidation as weaker competitors exit the business. In addition, our unique retail/wholesale business model provides us with strategic flexibility to acquire chains with both retail and dealer locations.

Risks Related to Our Business and Strategy

Despite the competitive strengths and growth strategy described above, there are a number of risks and uncertainties that may affect our financial and operating performance and our ability to execute our strategy, including increased competition in the industry, volatility of motor fuel prices, our ability to open and profitably operate new retail convenience stores and to successfully integrate acquired sites and businesses. In addition to these risks and uncertainties, you should also consider the risks discussed under “Risk Factors.”

Recent Developments

In December 2005, we completed a series of recapitalization transactions whereby affiliates of Wellspring Capital Management LLC, or Wellspring, acquired a controlling interest in Stripes Holdings LLC, and Sam L. Susser, our President and Chief Executive Officer, and certain members of our management and board of directors also invested in the company. In connection with this recapitalization, our subsidiaries issued the notes which are the subject of this exchange offer and sold 74 of our retail stores to affiliates of National Retail Properties, Inc. for $170 million and entered into leaseback agreements for each of the stores. We used the proceeds from these transactions to repay our previous credit facility and other indebtedness and repurchase the preferred and common equity interests of certain equity holders, and subsequently entered into a new $50 million revolving credit facility. We sometimes refer to these transactions in this prospectus as the “December 2005 transactions.”

On May 12, 2006, Susser Holdings Corporation filed a Registration Statement on Form S-1 with the Securities and Exchange Commission, or SEC, for the purpose of registering its common stock. On October 24, 2006, Susser Holdings Corporation completed the initial public offering, or IPO, of 7,475,000 shares of its common stock at a price of $16.50 per share for an aggregate offering price of $123.3 million, and approximately $113.0 million in net proceeds after payment of fees, expenses and underwriting discounts of approximately $10.3 million. The net proceeds were used to redeem $50.0 million of the original notes, plus accrued interest and premium thereon, and to repay outstanding borrowings under the revolving credit facility, with the remaining net proceeds to be used for general corporate purposes, including growth capital. Immediately prior to the IPO, Susser Holdings Corporation became the holding company of Stripes Holdings LLC, which together with each of its direct and indirect subsidiaries (including the Co-Registrants), comprise all of our operations.

On June 30, 2006, we sold 25 unattended fueling facilities for $3 million. We are continuing to supply these locations with motor fuel on an unbranded basis.

On July 28, 2006, we entered into a new long-term supply agreement with Valero Marketing and Supply Company to supply all of our retail stores with motor fuel that are currently supplied by CITGO as well as selected wholesale locations, which expires July 13, 2018. In connection with this new supply agreement, we are rebranding all of our existing retail stores that are currently supplied by CITGO to the Valero or Shamrock brand or the Stripes brand.

Our Financial Sponsor

Founded in 1995, Wellspring is a New York-based private equity firm with more than $2 billion in equity capital under management, including $1 billion of capital in its current fund. The firm takes controlling positions in promising middle-market companies where it can realize substantial value by contributing innovative operating and financing strategies as well as capital. Wellspring’s limited partners include some of the largest and most respected institutional investors in the United States, Canada and Europe. Wellspring’s current portfolio includes investments in food distribution, restaurants, education, retail, business services, and other industries. Prior to the IPO, Wellspring owned approximately 72% of the Company’s equity interests. Subsequent to the IPO, Wellspring owns 39.3% of our outstanding common stock.

Executive Offices

Susser Holdings, L.L.C. was formed in Delaware in December 1997. Susser Finance Corporation was formed in Delaware in December 2005. Our principal executive offices are located at 4433 Baldwin Boulevard, Corpus Christi, Texas 78408, and our telephone number is (361) 884-2463. Our website address is www.susser.com. The information contained on our website is not part of this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

On December 21, 2005, we issued $170,000,000 in aggregate principal amount of our original notes in a private placement, $50,000,000 of which were subsequently redeemed on November 24, 2006 with proceeds from the Susser Holdings Corporation IPO. In connection with the issuance of the original notes, we agreed with the initial purchaser of the original notes to deliver to you this prospectus. You are entitled to exchange your original notes in the exchange offer for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act and will not bear legends restricting the transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange may be resold by you without compliance with the registration and prospectus delivery requirements in the Securities Act. You should read the discussions under the headings: “The Exchange Offer” and “Description of Registered Notes” for further information regarding the registered notes.

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Registered Notes” section of this offering memorandum contains a more detailed description of the terms and conditions of the notes.

Securities to be Exchanged

On December 21, 2005, we issued $170,000,000 aggregate principal amount of 10 5/8% original notes to the initial purchasers in the offering of the original notes in a transaction exempt from the registration requirements of the Securities Act of 1933. We redeemed $50,000,000 of the notes on November 24, 2006, leaving $120,000,000 outstanding as of the date of this prospectus. The terms of the original notes and the registered notes will be the same, except that, unlike the original notes, you will be able to offer and sell the registered notes freely to any potential buyer in the United States. For more details, see the section entitled “Description of Registered Notes.”

The Exchange Offer

We are offering to issue $2,000 principal amount of registered notes in exchange for each $2,000 principal amount of original notes. The terms of the registered notes and the original notes are substantially identical

Resales of the Registered Notes

We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

•	if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any original notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those registered notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those registered notes

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2007, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We refer to this date, as it may be extended, as the expiration date.

Withdrawal

Unless we extend the date, you may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any original notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent

The Bank of New York is serving as the exchange agent in connection with the exchange offer. You should direct questions and requests for assistants and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the following addresses:

By registered, certified, regular mail, overnight courier or hand delivery:

101 Barclay Street, SW
New York, New York 10286

By facsimile: (212) 298-1915

By telephone: (212) 815-3687

Conditions to the exchange offer	The conditions to completing the exchange offer are that:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	no injunction, order or decree shall have been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

•	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

•	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; and

•	that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

Please also see “The Exchange Offer—Conditions.”

Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests

The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By examining the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

•	if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owner

If you are the beneficial owner of original notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your original notes, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your original notes and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the person in whose name your original notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and:

•	they are not immediately available;

•	time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your original notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of Registered Notes

Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Federal Income Tax Consequences	The exchange of original notes for registered notes should not be a taxable event for federal income tax purposes. See “United States Federal Income Tax Consequences.”

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights”

SUMMARY OF THE TERMS OF THE REGISTERED NOTES

The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that is important to you. You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes. For a more complete understanding of the registered notes, please refer to the section of this prospectus entitled “Description of the Registered Notes.” As used in this summary of the offering, the terms “we,” “us” and “our” refer only to Susser Holdings, L.L.C. and not to any of its subsidiaries and the term “co-issuer” refers to Susser Finance Corporation.

Issuers	Susser Holdings, L.L.C. and Susser Finance Corporation.

Securities Offered	$120.0 million aggregate principal amount of 10 5/8% Senior Notes due 2013.

Maturity Date	December 15, 2013.

Interest.	10 5/8% per year, payable semiannually in cash in arrears on June 15 and December 15 of each year, commencing on June 15, 2006.

Guarantees

The registered notes will be guaranteed on a senior unsecured basis by our parents, Stripes Holdings LLC and Susser Holdings Corporation, and each of our existing and future domestic subsidiaries other than one non-wholly owned subsidiary. The guarantees will be unsecured senior indebtedness of the guarantors and will have the same ranking with respect to indebtedness of the guarantors as the notes will have with respect to our indebtedness. The guarantees will be effectively subordinated to all secured indebtedness of those subsidiaries, including our revolving credit facility, to the extent of the value of the assets securing such debt.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and:

•	will rank equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness;

•	will rank senior in right of payment to all of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness;

•	will be effectively junior to our and the guarantors’ existing and future secured debt (including our revolving credit facility) to the extent of the value of the assets securing such debt; and

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of October 1, 2006, the notes and guarantees would have been effectively subordinated to $10.1 million of senior secured indebtedness under our revolving credit facility, excluding an additional $37.0 million of additional borrowing capacity available under our revolving credit facility.

Optional Redemption	On or after December 15, 2009, we may redeem some or all of the notes at any time at the redemption prices described in the section

“Description of the Registered Notes” under the heading “Optional Redemption.” In addition, we redeemed $50 million principal amount of the notes pursuant to the terms of the Indenture, with the net proceeds of the Susser Holdings Corporation IPO.

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Registered Notes” under the heading “Change of Control.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	dispose of our assets;

•	grant liens on our assets;

•	engage in transactions with affiliates;

•	merge or consolidate or transfer substantially all of our assets; and

•	enter into sale/leaseback transactions.

For more details, see the section “Description of Registered Notes” under the heading “Certain Covenants.”

Registration Rights Agreement; Additional Interest

Pursuant to a registration rights agreement executed in connection with the offering of the original notes, we granted registration rights to the holders of the original notes. If we fail to satisfy our registration obligations under the registration rights agreement by the dates specified in the registration rights agreement, we will be required to pay additional interest to the holders of the notes under certain circumstances. See “Registration Rights; Additional Interest.”

Form of Registered Notes

The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with Cede & Co. for the benefit of DTC. You will not receive registered notes in certificate form unless one of the events set forth under the heading “Description of the Registered Notes—Form of Registered Notes” occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the registered notes.

Summary Historical Consolidated Financial and Other Data

The summary historical consolidated financial data in the tables below are derived from the historical consolidated financial statements of Stripes Holdings LLC (a parent company of the Issuers) and its subsidiaries.

Subsequent to the periods presented, on October 24, 2006, Susser Holdings Corporation became the parent company of Stripes Holdings LLC and completed an initial public offering of its common stock. These transactions are not reflected in the actual results presented, but are reflected in our pro forma financial statements presented elsewhere in this prospectus.

The following table sets forth our summary historical consolidated financial data and store operating data for the periods indicated. The historical consolidated statements of operations data for each of the fiscal years 2003, 2004 and 2005 are derived from, and are qualified in their entirety by, our audited consolidated financial statements included elsewhere in this prospectus. The combined statement of operations data for fiscal 2005 reflects the combined results of 352 days of Stripes Holdings LLC’s predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC. The unaudited historical financial data as of and for the nine month periods ended October 2, 2005 and October 1, 2006 have been derived from our unaudited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following summary historical consolidated financial data together with “Capitalization,” “Selected Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus. In the following table, dollars and gallons are in thousands, except per store and per gallon data and as otherwise indicated.

	Predecessor			Company	Predecessor and Company Combined	Predecessor	Company
	Fiscal Year Ended		352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended January 1, 2006(2)	Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005(1)				October 2, 2005	October 1, 2006
	(dollars and gallons in thousands, except per share, per store and per gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$280,799	$306,990	$320,756	$8,774	$329,530	$248,810	$276,653
Motor fuel sales—retail	460,022	585,966	754,991	25,450	780,441	572,253	752,619
Motor fuel sales—wholesale	389,074	540,482	739,717	25,042	764,759	550,090	730,918
Other	19,005	20,737	20,773	761	21,534	16,026	17,383

Total revenues	1,148,900	1,454,175	1,836,237	60,027	1,896,264	1,387,179	1,777,573
Gross profit:
Merchandise	89,879	98,865	103,873	2,577	106,450	80,783	90,523
Motor fuel—retail	38,926	43,629	48,789	1,133	49,922	36,026	45,233
Motor fuel—wholesale	16,944	17,530	23,704	582	24,286	15,964	20,010
Other	17,782	20,491	20,157	760	20,917	15,644	16,912

Total gross profit	163,531	180,515	196,523	5,052	201,575	148,417	172,678
Operating expenses:
Selling, general and administrative expenses(3)	121,522	132,216	160,432	5,152	165,584	108,927	134,192
Other operating expenses(4)	25,180	27,640	28,628	936	29,564	19,275	17,395

Income from operations	16,829	20,659	7,463	(1,036)	6,427	20,215	21,091
Interest expense, net	(14,205)	(14,605)	(17,527)	(608)	(18,135)	(10,797)	(14,088)
Other miscellaneous(5)	43	(7)	(8,928)	(6)	(8,934)	1,089	170

Income (loss) from continuing operations	2,667	6,047	(18,992)	(1,650)	(20,642)	10,507	7,173
Discontinued operations(6)	90	—	—	—	—	—	—
Cumulative effect of changes in accounting principles	(2,079)	—	—	—	—	—	—

Net income (loss)	$678	$6,047	$(18,992)	$(1,650)	$(20,642)	$10,507	$7,173

Other Financial Data:
EBITDA(7)	$37,617	$46,909	$27,804	$(106)	$27,698	$41,008	$38,933
Adjusted EBITDA(7)	41,991	49,940	54,515	(106)	54,409	40,618	39,326
Cash provided by (used in):
Operating activities	$34,636	$27,201	$43,800	$(14,721)	$29,079	$29,670	$28,487
Investing activities(8)	(29,855)	(42,325)	123,118	(260,207)	(137,089)	(36,969)	(34,327)
Financing activities	3,195	8,664	(202,171)	301,141	(98,970)	2,325	3,668
Capital expenditures, net(8)	29,855	42,325	46,882	—	46,882	40,847	39,462

Store Operating Data:
Number of retail stores (end of period)	305	306			319	318	323
Number of wholesale dealer locations supplied (end of period)	332	333			346	349	364
Average per retail store:
Merchandise revenue (in thousands)	$916	$998			$1,055	$802	$866
Motor fuel gallons (in thousands)	1,077	1,125			1,186	888	947
Merchandise same store sales growth(9)	4.1%	4.8%			3.6%	4.0%	6.0%

Other Operating Data:
Merchandise margin, net of shortages	32.0%	32.2%			32.3%	32.5%	32.7%
Motor fuel gallons sold—retail	326,958	343,869			367,941	273,713	300,568
Motor fuel gallons sold—wholesale(10)	393,765	427,255			441,543	326,512	340,618
Average retail motor fuel price per gallon	$1.41	$1.70			$2.12	$2.09	$2.50
Retail motor fuel gross profit cents per gallon	11.9 ¢	12.7 ¢			13.6 ¢	13.16 ¢	15.05 ¢
Wholesale motor fuel gross profit cents per gallon	4.3 ¢	4.1 ¢			5.5 ¢	4.89 ¢	5.87 ¢

As of October 1, 2006
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,944
Working capital (deficit)(11)	(3,716)
Total assets	377,706
Total debt	180,100
Members’ Interest	65,094

(1)	The fiscal year ended January 2, 2005 contained 53 weeks of operations for the retail segment, while all other fiscal years reported and referenced contained 52 weeks.
(2)	The statement of operations data for fiscal 2005 reflects the combined results of 352 days of our predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC. Historical results are not necessarily indicative of the results to be expected in the future.
(3)	Includes a royalty fee for licensing the Circle K trade name under a license agreement that expired in November 2006. We plan to rebrand our stores to the Stripes brand during the second half of 2006, after which this royalty payment, which was $3.4 million for the fiscal year ended January 1, 2006, and $2.8 million and $2.6 million for the nine months ended October 1, 2006 and October 2, 2005, respectively, will be eliminated. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by approximately $0.8 million per year. Also includes non-cash stock based compensation expenses of $1.2 million for the fiscal year ended January 1, 2006 and $0.3 million for the nine months ended October 1, 2006. Also includes $17.3 million of compensation expense recognized in connection with redemption of options related to the December 2005 transactions. This compensation cost has not been eliminated in the pro forma adjustments for the fiscal year ended January 2, 2006.
(4)	Includes loss (gain) on disposal of assets, impairment charges, depreciation, amortization and accretion.
(5)	Other miscellaneous represents income from a non-consolidated joint venture, minority interest income of our consolidated subsidiary and other non-operating income. For the fiscal year ended January 1, 2006, it includes (A) $9.8 million of expenses related to the December 2005 transactions charged to miscellaneous expense (see Note 3 in our consolidated financial statements included in this prospectus) and (B) the realization of a $1.4 million gain on the sale of certain warrants.
(6)	Includes partial year results and gain on disposal of our Fleet Card operations in September 2002. For more information, see Note 16 in our consolidated financial statements included in this prospectus).
(7)	We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock based compensation expense, and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA (along with our royalty expenses, marketing expenses and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing the notes.

We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance because

•	it is used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•	it facilitates management’s ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis since it removes the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•	it is used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	it is used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or notes;

•	they do not reflect payments made or future requirements for income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Predecessor			Company	Predecessor & Company Combined	Predecessor	Company
	Fiscal Year Ended		352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended January 1, 2006	Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005				October 2, 2005	October 1, 2006
	(dollars in thousands)
Net income (loss)	$678	$6,047	$(18,992)	$(1,650)	$(20,642)	$10,507	$7,173
Depreciation, amortization & accretion	22,734	26,257	29,269	936	30,205	19,704	17,672
Interest expense, net	14,205	14,605	17,527	608	18,135	10,797	14,088
Income tax	—	—	—	—	—	—	—

EBITDA	$37,617	$46,909	$27,804	$(106)	$27,698	$41,008	$38,933
Cumulative effect of changes in accounting principles	2,079	—	—	—	—	—	—
Discontinued operations	(90)	—	—	—	—	—	—
Non-cash stock based compensation expense	47	1,705	1,188	—	1,188	1,188	339
Management fee	—	—	—	—	—	—	547
Loss (gain) on disposal of assets and impairment charge(a)	2,446	1,383	(641)	—	(641)	(429)	(277)
Other miscellaneous(b)	(108)	(57)	26,164	—	26,164	(1,149)	(216)

Adjusted EBITDA	$41,991	$49,940	$54,515	$(106)	$54,409 (c)	$40,618 (c)	$39,326 (c)

(a)	Fiscal 2003 includes a loss of $1.5 million recorded on disposal of assets and $0.9 million of impairment charges on assets held for sale. Fiscal 2004 includes a loss of $0.8 million on disposal of assets and $0.6 million of impairment charges on assets held for sale. Fiscal 2005 includes a net gain of $0.6 million on disposal of assets held for sale.
(b)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non-operating income. In addition, fiscal year ended 2005 included transaction costs associated with the December 2005 transactions of $27.1 million, offset by a gain of $1.4 million on the sale of certain warrants.
(c)	Includes a royalty fee for licensing the Circle K trade name under a license agreement that expired in November 2006. We began rebranding our stores to the Stripes brand during the third quarter of 2006. The royalty payment was $3.4 million for the fiscal year ended January 1, 2006, and $2.8 million and $2.6 million for the nine months ended October 1, 2006 and October 2, 2005, respectively, will be eliminated. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by approximately $0.8 million per year.

(8)	Gross capital expenditures less proceeds from sale/leaseback transactions and asset disposals, including the December 2005 sale-leaseback transaction resulting in $170 million in gross proceeds. Capital expenditures, net excludes $170 million sale-leaseback transaction in December 2005.
(9)	We include a store in the same store sales base in its thirteenth full month of operation.
(10)	Excludes intercompany sales to our retail segment.
(11)	Working capital (deficit) is defined as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current maturities of long term debt).

RISK FACTORS

You should carefully consider the risks described below and in this prospectus before making a decision to invest in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business and results of operations and our ability to service our outstanding indebtedness, including the notes, could be materially affected. In that case, you could lose all or part of your investment in, and the expected return on, the notes.

Risks Related to the Registered Notes

Our substantial indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the notes and our other debt instruments.

We have a significant amount of indebtedness. As of October 1, 2006, we had consolidated debt of approximately $180.1 million (including outstanding indebtedness related to the notes). As of October 1, 2006, our availability under our revolving credit facility for borrowing or issuing additional letters of credit was approximately $37.0 million. On November 24, 2006, we redeemed $50.0 million of the notes with proceeds from our IPO.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt and our leases;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and lease obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets or renovate our stores; and

•	limit our ability to borrow additional funds in the future.

If we are unable to meet our debt and lease obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all.

The notes and our revolving credit facility contain restrictive covenants that limit our operating flexibility.

The indenture governing the notes and our revolving credit facility contain covenants that, among other things and subject to various exceptions, restrict our ability to take certain actions, even if we believe them to be in our best interest. These covenants include restrictions on our ability to:

•	incur additional debt;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	dispose of our assets;

•	grant liens on our assets;

•	engage in transactions with affiliates;

•	merge or consolidate or transfer substantially all of our assets; and

•	enter into sale/leaseback transactions.

A violation of any of these covenants could result in an event of default and could trigger cross defaults under other indebtedness, which would allow the lenders or you to accelerate their debt and require us to repay all of our outstanding debt. In addition, our revolving credit facility imposes limitations on our operating flexibility and ability to acquire new business; however, we can complete such acquisitions with our lenders’ consent. The instruments governing any indebtedness that we may incur in the future may also contain similar or additional limitations.

Despite current indebtedness levels, we may still incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indenture governing the notes and the credit agreement will permit us and our existing or future subsidiaries, if any, to incur substantial additional debt. If new debt is added to our or any such subsidiary’s current debt levels, the risks described above in the previous risk factor could intensify. See “Description of Other Indebtedness” and “Description of Registered Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for additional information.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Susser Holdings, L.L.C. is a holding company with no material assets other than the equity interests of its subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Therefore, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes and the guarantees are not secured by any of our assets. Our revolving credit facility is secured, giving our bank lenders a prior claim on substantially all our current assets and a portion of our property, plant and equipment.

The notes and the guarantees are not secured by any of our assets. However, our revolving credit facility is secured by our inventory and receivables, a negative pledge on a portion of our real estate and a pledge of 100% of our membership interests and the capital stock or membership interests of certain future subsidiaries (if any) of ours. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our revolving credit facility will have a priority claim on our assets securing the debt owed to them. In that event, because the notes and the guarantees are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

The notes are effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

Not all of our subsidiaries are required to guarantee the notes. You do not have any claim as a creditor against the subsidiaries that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-guarantor subsidiaries are effectively senior to any claim you may have against these non-guarantor subsidiaries relating to the notes. For fiscal 2005, our non-guarantor subsidiary represented less than 1% of our revenues and less than 1% of our EBITDA. In addition, as of October 1, 2006, our non-guarantor subsidiary holds less than 1% of our consolidated assets and had $0.05 million of our liabilities (including trade payables), to which the notes would have been structurally subordinated. In the event of a bankruptcy, liquidation, reorganization or other winding up of our non-guarantor subsidiary, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us.

In addition, the indenture permits non-guarantor subsidiaries to incur additional indebtedness. Therefore, the notes would be effectively subordinated to this additional indebtedness that may be incurred by the non-guarantor subsidiaries.

We will require a significant amount of cash to service all our indebtedness, including the notes, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness” and “Description of the Registered Notes.”

We may not have the funds to purchase the notes upon the change of control offer as required by the indenture governing the notes.

Upon a change of control, as defined in the indenture, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our existing and future subsidiaries, if any, operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our revolving credit facility will limit our ability to repurchase your notes and will provide that certain change of control events will constitute an event of default thereunder.

Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our revolving credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Registered Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Other Indebtedness” for additional information.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, we or a subsidiary guarantor, at the time we or such subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we will not be insolvent, will not have insufficient capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantors’ conclusions in this regard.

An active trading market may not develop for the notes.

We do not intend to apply for a listing of the registered notes on a securities exchange or on any automated dealer quotation system. Currently, there is no established market for the notes and we cannot assure you as to:

•	markets that may develop for the notes;

•	your ability as holders of the notes to sell your notes; or

•	the prices at which you would be able to sell their notes.

If any markets were to exist, the notes could trade at prices that may be lower than their initial market value, depending upon many factors, including prevailing interest rates and the markets for similar securities.

The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independently of our financial performance and prospects.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

You may suffer adverse consequences if you fail to exchange your original notes.

If you do not exchange your original notes for registered notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently original notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Original Notes.”

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the registered notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires registered notes in the exchange offer for its own account in exchange for original notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the registered notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risk Factors Related to Our Business

The convenience store industry is highly competitive and impacted by new entrants. Increased competition could result in lower margins.

The convenience store industry in the geographic areas in which we operate is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our stores. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. In recent years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the motor fuels market, and we expect their market share will continue to grow. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry. To remain competitive, we must constantly analyze consumer preferences and competitors’ offerings and prices to ensure that we offer a selection of convenience products and services at competitive prices to meet consumer demand. We must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and attract customer traffic to our stores. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Historical prices for motor fuel have been volatile and significant changes in such prices in the future may adversely affect our profitability.

During the twelve months ended October 1, 2006, and during the fiscal year ended January 1, 2006, our motor fuel revenue accounted for 83.4%, and 81.5%, of total revenues and our combined retail and wholesale motor fuel gross profit accounted for 38.7%, and 36.8%, of combined retail and wholesale gross profit, respectively. During the twelve months ended October 1, 2006, and during the fiscal year ended January 1, 2006, motor fuel accounted for 30.5%, and 28.8%, of our retail division’s gross profit, respectively. Crude oil and domestic wholesale petroleum markets are volatile. General political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East, Russia, Africa and South America, could significantly impact crude oil supplies and wholesale petroleum costs. Significant increases and volatility in wholesale petroleum costs could result in significant increases in the retail price of petroleum products and in lower motor fuel gross margin per gallon. Increases in the retail price of petroleum products could impact consumer demand for motor fuel and convenience merchandise. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on our operating results and financial condition. Dramatic increases in crude oil prices squeeze retail fuel margins because fuel costs typically increase faster than retailers are able to pass along the increases to customers. Rising fuel prices also put pressure on volumes because we typically lead upward price moves due to our market share. Higher fuel prices trigger higher credit card expenses, because credit card fees are calculated as a percentage of the transaction amount, not as a percentage of gallons sold. A significant change in any of these factors could materially impact our motor fuel gallon volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Wholesale cost increases and excise tax increases on cigarettes could adversely impact our revenues and profitability.

During the twelve months ended October 1, 2006, and during the fiscal year ended January 1, 2006, sales of cigarettes accounted for 2.7%, and 3.2%, of our total revenue and 5.8%, and 6.5%, of our total gross profit and 4.6% and 7.3%, and 6.8% and 7.6%, of our retail division’s revenues and gross profit, respectively. Significant increases in wholesale cigarette costs and tax increases on cigarettes may have an adverse effect on unit demand for cigarettes. Cigarettes are subject to substantial and increasing excise taxes on both a state and federal level. The Texas legislature recently enacted legislation to increase cigarette taxes by $1 per pack effective January 1, 2007. Increased excise taxes may result in declines in overall sales volume. Currently, major cigarette manufacturers offer rebates to retailers. We include these rebates as a component of our gross margin from sales of cigarettes. In the event these rebates are no longer offered, or decreased, our wholesale cigarette costs will increase accordingly. In general, we attempt to pass price increases on to our customers. However, due to competitive pressures in our markets, we may not be able to do so. In addition, reduced retail display allowances on cigarettes offered by cigarette manufacturers negatively impact gross margins. These factors could materially impact our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross profit and overall customer traffic, which could in turn have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Future legislation and campaigns to discourage smoking may have a material adverse effect on our revenues and gross profit.

Future legislation and national, state and local campaigns to discourage smoking could have a substantial impact on our business, as consumers adjust their behaviors in response to such legislation and campaigns. Reduced demand for cigarettes could have a material adverse effect on sales of, and margins for, the cigarettes we sell.

We may incur costs or liabilities as a result of adverse publicity resulting from litigation concerning food quality, health and other issues that can cause customers to avoid our restaurants.

Negative publicity, regardless of whether the allegations are valid, concerning food quality, food safety or other health concerns, restaurant facilities, employee relations or other matters related to our operations may materially adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants. Additionally, we may be the subject of complaints or litigation arising from food-related illness or injury in general which could have a negative impact on our business.

It is critical to our reputation that we maintain a consistent level of high quality at our restaurants. Health concerns, poor food quality or operating issues stemming from one restaurant or a limited number of restaurants can materially adversely affect the operating results of some or all of our restaurants and harm our Laredo Taco Company brand.

The wholesale motor fuel distribution industry is characterized by intense competition and fragmentation and our failure to effectively compete could result in lower margins.

The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than we do. We rely on our ability to provide value added reliable services and to control our operating costs in order to maintain our margins and competitive position. If we were to fail to maintain the quality of our services, customers could choose alternative distribution sources and our margins could decrease. Furthermore, there can be no assurance that major oil companies will not decide to distribute their own products in direct competition with us or that large customers will not attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

The operation of our stores in close proximity to our dealers’ stores may result in direct competition which may affect the relationship with our dealers.

We have some stores that are in close proximity to our dealers’ stores in which case we are directly competing with our dealers. This may lead to disagreements with our dealers, and if the disagreements are not resolved amicably the dealers may initiate litigation which could result in our paying damages to the dealer or termination of our agreements with the dealer.

Our motor fuel operations are subject to inherent risk, and insurance, if available, may not adequately cover any such exposure. The occurrence of a significant event or release that is not fully insured could have a material adverse effect on our business.

We operate retail outlets that sell refined petroleum products and distribute motor fuel to our wholesale customers. The presence of flammable and combustible products at our facilities provides the potential for fires and explosions that could destroy both property and human life. These products, almost all of which are liquids, also have the potential to cause environmental damage if improperly handled or released. Insurance is not available against all operational risks, especially environmental risks, and there is no assurance that insurance will be available in the future. In addition, as a result of factors affecting insurance providers, insurance premiums with respect to renewed insurance policies may increase significantly compared to what we currently pay. The occurrence of a significant event or release that is not fully insured could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Decreases in consumer spending, travel and tourism in the areas we serve could adversely impact our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and commercial truck traffic and trends in travel, tourism and weather. Changes in economic conditions generally or in South Texas specifically could adversely impact consumer spending patterns and travel and tourism in our markets, which could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

The industries in which we operate are subject to seasonal trends, which may cause our operating costs to fluctuate, affecting our cash flow.

We experience more demand for our merchandise, food and motor fuel during the late spring and summer months than during the fall and winter. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for the products that we sell and distribute. Therefore, our revenues are typically higher in the second and third quarters of our fiscal year. As a result, our results from operations may vary widely from period to period, affecting our cash flow.

Severe storms could adversely affect our business by damaging our facilities or our suppliers’ operations or lowering our sales volumes.

Substantially all of our stores are located in South Texas. Although South Texas is generally known for its mild weather, the region is susceptible to severe storms, including hurricanes. A severe storm could damage our facilities or suppliers and could have a significant impact on consumer behavior, travel and convenience store traffic patterns, as well as our ability to operate our locations. This could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Any devaluation of the Mexican peso, or imposition of restrictions on the access of citizens of Mexico to the United States, could adversely affect our business and financial condition by lowering our sales volumes for our stores located near the U.S.-Mexico border.

Even though we do not currently accept the Mexican peso for purchases made at our convenience stores, a devaluation of the Mexican peso could negatively affect the exchange rate between the peso and the U.S. dollar, which would result in reduced purchasing power on the part of our customers who are citizens of Mexico. Approximately 52% of our convenience stores, which accounted for 54% of our 2005 revenues, are located in the Rio Grande Valley and Laredo, which are in close proximity to Mexico. In the event of a devaluation in the Mexican peso, revenues attributable to those stores could be reduced.

In recent years, there have been a variety of legislative proposals to limit immigration to the United States. If one or more proposals were to be adopted and had the effect of curtailing such immigration, this would likely result in a decline in the growth of the Hispanic market, which may have an adverse effect on our ability to achieve our growth strategies and our ability to expand our business in the markets in which we currently operate and may operate in the future. Further, such restrictions may limit the ability of citizens of Mexico to cross the border into the United States, and in that case, revenues attributable to our convenience stores regularly frequented by citizens of Mexico could be reduced, which may have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Our success and future growth depends in part on our ability to open and profitably operate new retail convenience stores.

We may not be able to open all of the convenience stores discussed in our expansion strategy and any new stores we open may not be profitable, either of which would have a material adverse impact on our financial results. There are several factors that could affect our ability to open and profitably operate new stores. These factors include:

•	competition in our targeted market areas;

•	the inability to identify and acquire suitable sites or to negotiate acceptable leases for such sites;

•	difficulties with hiring, training and retaining skilled personnel, including store managers;

•	difficulties in adapting our distribution and other operational and management systems to an expanded network of stores;

•	the potential inability to obtain adequate financing to fund our expansion;

•	limitations on capital expenditures contained in our revolving credit facility;

•	difficulties in obtaining governmental and other third-party consents, permits and licenses needed to operate additional stores; and

•	challenges associated with the financing, consummation and integration of any acquisition.

We have selected sites and/or secured leases for the stores we intend to open in 2006 and we have preliminarily selected sites and/or secured leases for most of the stores we intend to open in 2007.

Our inability to successfully integrate acquired sites and businesses could adversely affect our business.

Acquiring sites and businesses involve risks that could cause our actual growth or operating results to differ adversely compared to expectations. For example:

•	During the acquisition process, we may fail or be unable to discover some of the liabilities of businesses that we acquire. These liabilities may result from a prior owner’s noncompliance with applicable federal, state or local laws;

•	We may not be able to obtain the necessary financing on favorable terms, or at all, to finance any of our potential acquisitions;

•	We may fail to successfully integrate or manage acquired convenience stores;

•	Focusing on acquisitions could divert the attention of our senior management from focusing on our core business;

•	Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate; and

•	We face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

Compliance with and liability under state and federal environmental regulations, including those that require investigation and remediation activities, may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

Our business is subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of hazardous materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, and the health and safety of our employees. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Certain environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current or former properties or off-site waste disposal sites. The costs associated with the investigation and remediation of contamination, as well as any associated third party claims, could be substantial, and could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes. In addition, the presence or failure to remediate identified or unidentified contamination at our properties could potentially materially adversely affect our ability to sell or rent such property or to borrow money using such property as collateral.

We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Compliance with existing and future environmental laws regulating underground storage tank systems of the kind we use may require significant capital expenditures in the future. These expenditures may include upgrades, modifications, and the replacement of underground storage tanks and related piping to comply with current and future regulatory requirements designed to ensure the detection, prevention, investigation and remediation of leaks and spills.

In addition, the Federal Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. While we believe we are in material compliance with all applicable regulatory requirements with respect to underground storage tank systems of the kind we use, the regulatory requirements may become more stringent or apply to an increased number of underground storage tanks in the future, which would require additional, potentially material, expenditures.

We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for cleanups or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We seek to comply with these requirements by maintaining insurance which we purchase from private insurers and in certain circumstances, rely on applicable state trust funds, which are funded by underground storage tank registration fees and taxes on wholesale purchase of motor fuels. The coverage afforded by each fund varies and is dependent upon the continued maintenance and solvency of each fund. More specifically, in Texas, we meet our financial responsibility requirements by state trust fund coverage for claims asserted prior to December 1998 (claims reported after that date are ineligible for reimbursement) and meet such requirements for claims asserted after that date through insurance purchased from a private mutual insurance company funded by tank owners in Texas. In Oklahoma, we meet our financial responsibility requirements by state trust fund coverage for cleanup liability and meet the requirements for third party liability through private insurance.

We are currently responsible for investigating and remediating contamination at a number of our current and former properties. We are entitled to reimbursement for certain of these costs under various third party contractual indemnities, state trust funds and insurances policies, subject to eligibility requirements, deductibles, per incident, annual and aggregate caps. To the extent third parties (including insurers and state trust funds) do not pay for investigation and remediation as we anticipate, and/or insurance is not available, and/or the state trust funds cease to exist or become insolvent, we will be obligated to make these additional payments, which could materially adversely affect our business, liquidity and results of operations.

We believe we are in material compliance with applicable environmental requirements; however, we cannot assure you that violations of these requirements will not occur. Although we have a comprehensive environmental, health and safety program, we may not have identified all of the environmental liabilities at all of our current and former locations; material environmental conditions not known to us may exist; future laws, ordinances or regulations may impose material environmental liability or compliance costs on us; or a material environmental condition may otherwise exist as to any one or more of our locations. In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations that we may acquire. Furthermore, new laws, new interpretations of existing laws, increased governmental enforcement of existing laws or other developments could require us to make additional capital expenditures or incur additional liabilities. The occurrence of any of these events could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

We have received notice from the Texas Commission on Environmental Quality (TCEQ) that we may be a responsible party at a site referred to as the Industrial Roads/Industrial Metals State Superfund Site in Nueces County, Texas.

We have received notice from the Texas Commission on Environmental Quality (TCEQ) that the TCEQ considers us, in addition to many other entities, to be a responsible party at a site referred to as the Industrial Roads/Industrial Metals State Superfund Site in Nueces County, Texas. Based on currently available information, we do not believe our liability, if any, will be material.

Failure to comply with state laws regulating the sale of alcohol and cigarettes may result in the loss of necessary licenses and the imposition of fines and penalties on us, which could have a material adverse effect on our business.

State laws regulate the sale of alcohol and cigarettes. A violation or change of these laws could adversely affect our business, financial condition and results of operations because state and local regulatory agencies have the power to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of these products or to seek other remedies. Such a loss or imposition could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Failure to comply with the other state and federal regulations we are subject to may result in penalties or costs that could have a material adverse effect on our business.

Our business is subject to various other state and federal regulations including, but not limited to, employment laws and regulations, minimum wage requirements, overtime requirements, working condition requirements, citizenship requirements and other laws and regulations. Any appreciable increase in the statutory minimum wage rate, income or overtime pay, adoption of mandated health benefits, or changes to immigration laws and citizenship requirements would likely result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums or regulations, could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

We depend on one principal supplier for a substantial portion of our merchandise inventory. A disruption in supply or a change in our relationship could have a material adverse effect on our business.

We purchase approximately 41% of our general merchandise, including most cigarettes and grocery items, from a single wholesale grocer, McLane Company, Inc., or McLane. McLane has been a supplier of ours since 1992. We have a contract with McLane until December 2007, but we may not be able to renew the contract when it expires. A change of merchandise suppliers, a disruption in supply or a significant change in our relationship with McLane could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

We currently depend on two principal suppliers for the majority of our motor fuel. A disruption in supply or an unexpected change in our supplier relationships could have a material adverse effect on our business.

CITGO and Chevron supplied approximately 57% and 26%, respectively, of our motor fuel purchases in fiscal 2005. We have been distributors for CITGO and Chevron since 1988 and 1996, respectively. We have contracts with each of CITGO and Chevron until January 2007 and March 2008.

On July 28, 2006, we entered into a new supply agreement with Valero Marketing and Supply Company to supply all of our retail stores with motor fuel that are currently supplied by CITGO and selected wholesale locations. In connection with this new supply agreement, we are rebranding all of our existing retail stores that are currently supplied by CITGO to the Valero or Shamrock brand or the Stripes brand. Under the terms of our supply agreement with Valero, our failure to rebrand the required number of stores to the Valero brand by July 2007 may result in a default which may cause the agreement to be cancelled by Valero. We estimate our cost to remove the CITGO brand from our retail stores and rebrand to Valero, Shamrock or Stripes to be approximately $11 million to $13 million in capital expenditures, although the total actual costs are difficult to predict and could be greater than estimated. An inability to timely transition the rebranding of our retail stores by July 2007, and cost overruns all could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

We depend on one principal transportation provider for the transportation of substantially all of our motor fuel. Thus, a change of providers or a significant change in our relationship could have a material adverse effect on our business.

Substantially all of the motor fuel distributed by our wholesale division is transported from refineries to our convenience stores and contracted dealer locations by motor fuel transport trucks. We have a contract with Coastal Transport Co., Inc. for this service which may be terminated by either party upon six months’ notice. A change of transportation providers, a disruption in service or a significant change in our relationship with Coastal Transport Co., Inc. could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

The rebranding of our stores and rebranding of our motor fuel may adversely affect our business.

In connection with the expiration of our license agreement with TMC Franchise Corporation pursuant to which we license the use of the Circle K name, we are changing the name of our convenience stores to “Stripes” and are launching a rebranding initiative in which we are changing the flag on the storefront for our retail segment and some of the trademarks and trade names under which we conduct our business. Under the terms of the license from TMC Franchise Corporation, we will have only a limited amount of time to continue to use the

Circle K name upon expiration of the license and the transition to the Stripes brand will occur rapidly. The impact of the change in trademarks and trade names and of other changes on our business and operations cannot be fully predicted, and the lack of an established brand image for the Stripes name in the convenience store marketplace may cause a disruption in sales and adversely affect our business. In addition, although we will no longer be required to make payments to Circle K, the costs of effecting the name change will be substantial. We estimate these costs to be approximately $7.5 million of capital expenditures, although the total actual costs are difficult to predict and could be greater than this estimate.

We recently entered into a new long-term supply agreement with Valero Marketing and Supply Company to replace the motor fuel that is currently being supplied by CITGO to our retail stores, as well as selected wholesale locations. Under the terms of our new supply agreement, we are rebranding all of our existing retail stores that are currently supplied by CITGO to the Valero or Shamrock brand or the Stripes brand. The Valero, Shamrock or Stripes image, credit card and other programs may not be accepted as well as the CITGO brand and credit card, and we cannot predict other business impacts of any such rebranding. A lack of acceptance of the Valero brands in the marketplace could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Because we depend on our senior management’s experience and knowledge of our industry, we would be adversely affected were we to lose key members of our senior management team.

We are dependent on the continued efforts of our senior management team. If, for any reason, our senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We may not be able to attract and retain additional qualified senior personnel as needed in the future. In addition, other than Sam L. Susser, we do not maintain key man life insurance on our senior executives and other key employees. We also rely on our ability to recruit qualified store managers, regional managers and other store personnel. Failure to continue to attract these individuals at reasonable compensation levels could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

We compete with other businesses in our market with respect to attracting and retaining qualified employees.

Our continued success depends on our ability to attract and retain qualified personnel in all areas of our business. We compete with other businesses in our market with respect to attracting and retaining qualified employees. A tight labor market, increased overtime and a higher full-time employee ratio may cause labor costs to increase. A shortage of qualified employees may require us to enhance wage and benefits packages in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. No assurance can be given that our labor costs will not increase, or that such increases can be recovered through increased prices charged to customers.

Terrorist attacks and threatened or actual war may adversely affect our business.

Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Terrorist attacks or threats, whether within the United States or abroad, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Specifically, strategic targets such as energy related assets (which could include refineries that produce the motor fuel we purchase or ports in which crude oil is delivered) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our products, and an adverse impact on the margins from our operations. In addition, disruption or significant increases in energy prices could result in government imposed price controls. Any or a combination of these occurrences could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness, including the notes.

Given the introduction of ethanol into gasoline in certain markets, insufficient ethanol supplies to our fuel suppliers may result in fuel supply disruption to us, which could have an adverse effect on our wholesale and retail gasoline business.

Effective in April 2006, our fuel suppliers in the Houston, Texas area announced that they will no longer sell reformulated gasoline containing MTBE and will only sell reformulated gasoline containing ethanol. Ethanol-based gasoline formulas cannot be sent through pipelines to terminals in the same way MTBE formula gasoline can and therefore must be mixed at the distribution terminal. In the event there is insufficient ethanol available to our refineries who supply our wholesale distribution business, fuel supply to our Houston area stores or dealers could be temporarily interrupted, resulting in lost sales or increased price volatility. This interruption in the fuel supply as a result of a shortage of ethanol could have a material adverse effect on our wholesale and retail gasoline business located in the Houston, Texas area. No material interruption of fuel supply has occurred to date since the introduction of gasoline containing ethanol.

FORWARD-LOOKING STATEMENTS

This prospectus, including without limitation, our discussion and analysis of our financial condition and results of operations, contains statements that we believe are “forward-looking statements.” These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store rebranding initiative, expansion of our foodservice offerings, potential acquisitions, and potential new store openings and dealer locations, are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	Competitive pressures from convenience stores, gasoline stations, supermarkets, hypermarkets, other non-traditional retailers located in our markets, and other wholesale fuel distributors;

•	Changes in economic conditions generally and in the markets we serve;

•	Volatility in crude oil and wholesale petroleum costs;

•	Political conditions in crude oil producing regions, including South America and the Middle East

•	Wholesale cost increases of tobacco products;

•	Adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities;

•	Consumer behavior, travel and tourism trends;

•	Devaluation of the Mexican peso or imposition of restrictions on access of Mexican citizens to the United States;

•	Unfavorable weather conditions;

•	Changes in state and federal environmental and other regulations

•	Dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for the transportation of substantially all of our motor fuel;

•	Financial leverage and debt covenants

•	Changes in the credit ratings assigned to our debt securities, credit facilities and trade credit;

•	Inability to identify, acquire and integrate new stores;

•	Dependence on senior management;

•	Acts of war and terrorism; and

•	Other unforeseen factors.

For a discussion of these and other risks and uncertainties, please refer to “Risk Factors” beginning on page 19. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this prospectus are based on, and include, our estimates as of the date hereof. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Susser,” “we,” “us,” and “our,” refer to Susser Holdings Corporation (the parent company of Stripes Holdings LLC, Susser Holdings, L.L.C. and Susser Finance Corporation) and its subsidiaries and the business conducted by them prior to the date of this prospectus, and our consolidated subsidiaries, except in other places where it is clear from the context that the term means only Susser Holdings Corporation, Stripes Holdings LLC, Susser Holdings, L.L.C. or Susser Finance Corporation.

The terms “South Texas” and “core markets” refer to Brownsville, Corpus Christi, Harlingen, Laredo, McAllen, Victoria and the surrounding communities. References to years are to our fiscal years, which end on the last Sunday closest to December 31. References to “2005” are to the 52 weeks ended January 1, 2006, references to “2004” are to the 53 weeks ended January 2, 2005 and references to “2003” are to the 52 weeks ended December 28, 2003. References to the nine months of 2005 and 2006 refer to the 39-week periods ended October 2, 2005 and October 1, 2006, respectively.

The Securities and Exchange Commission, or SEC, has adopted certain guidelines regarding the use of financial measures in a registration statement that do not comply with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

TRADEMARKS AND SERVICE MARKS

We use “Stripes,” “Texas Pride,” “Bun on the Run,” “Laredo Taco Company,” “Café de la Casa” and the Stripes, Laredo Taco Company and Café de la Casa logos as our trademarks. This prospectus also may refer to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective owners.

INDUSTRY AND MARKET DATA

In this prospectus we rely on and refer to information and statistics regarding our industry, the size of certain markets and our position within the sectors in which we compete. Some of the market and industry data contained in this prospectus are based on independent industry publications such as the “National Association of Convenience Stores State of the Industry” (dated July 2006), “Retail Forward, Inc.” (dated January 2006), U.S. Census Data or other publicly available information, while other information is based on our good faith estimates, which are derived from our review of internal surveys, and our management’s knowledge and experience in the markets in which we operate. Our estimates have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate.

THE EXCHANGE OFFER

General

Concurrently with the sale of the original notes on December 21, 2005, we entered into a registration rights agreement with the initial purchasers of the original notes that requires us to use our reasonable best efforts to file a registration statement under the Securities Act with respect to the registered notes within 270 days of the issue date of the original notes and, upon the effectiveness of the registration statement, to offer to the holders of the original notes the opportunity to exchange their original notes for a like principal amount of registered notes. The registered notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The registration rights agreement provides that we must (i) use our reasonable best efforts to cause the registration statement of which this prospectus is a part with respect to the exchange of the original notes for the registered notes to become effective with 120 days of filing such registration statement with the SEC and (ii) keep such registration statement effective not less than 30 days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to holders of the original notes. The registration rights agreement further provides that if the registration statement of which this prospectus is a part is declared effective, we (i) are entitled to close the exchange offer 30 days after the commencement thereof, (provided we have accepted all the initial securities theretofore validly tendered in accordance with the terms of this offer) and (ii) will use our reasonable best efforts to consummate the exchange offer not later than 390 days (or if the 390th day is not a business day, the first business day thereafter) after the original issue date of the original notes.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of original notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the original notes will continue to be subject to certain restrictions on transfer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the registered notes acquired pursuant to the exchange offer are being obtained in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes;

•	you are not an “affiliate,” as defined under Rule 405 under the Securities Act, of ours or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the registered notes; and

•	if you are a broker-dealer that will receive registered notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the original notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the registered notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer who purchased original notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the registered notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the registered notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired original notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the original notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on             , 2007, or such date and time to which we extend the offer. We will issue $2,000 in principal amount of registered notes in exchange for each $2,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. Original notes may be tendered only in integral multiples of $2,000 in principal amount.

The registered notes will evidence the same debt as the original notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the original notes. The form and the terms of the registered notes are substantially the same form and terms of the original notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The registered notes and the original notes will be deemed a single issue of notes under the indenture.

As of the date of this prospectus, $120,000,000 in aggregate principal amount of original notes were outstanding, and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to The Bank of New York, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted original notes will be returned, without expense, to the tendering holder of those original notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING ORIGINAL NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT AT MATURITY OF ORIGINAL NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on             , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•	to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. We will only issue registered notes in exchange for original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or original notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the transactions for you.

If you have any questions or need help in exchanging your original notes, please contact the exchange agent at the address or telephone number described below.

Book Entry Interests    All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the original notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their original notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender original notes and that the participant agrees to be bound by the terms of the letter of transmittal. By using the ATOP procedures to exchange original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Procedures Applicable to All Holders

If you tender an original note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

•	original notes tendered in the exchange offer are tendered either

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

•	you improperly tender your original notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things:

•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

•	if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your original notes a timely book-entry confirmation of your original notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be returned without expense to you. In addition, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your original notes and your original notes are not immediately available, time will not permit your original notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

•	you tender through an eligible financial institution;

•	on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of original notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

If one of the following situations occur:

•	you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s account at DTC; or

•	you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

When We Will Issue Registered notes.

In all cases, we will issue registered notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged.    If we do not accept any tendered original notes for exchange or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating broker-dealers.    Each broker-dealer that receives registered notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn original notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•	an injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

•	all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer; or

•	there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of original notes being tendered for exchange.

Effect of Not Tendering

Holders of original notes who do not exchange their original notes for registered notes in the exchange offer will remain subject to the restrictions on transfer of such original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the original notes.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail: 101 Barclay Street - 7 East	By Overnight Courier or Regular Mail:	By Hand Delivery: 101 Barclay Street - 7 East
New York, New York 10286	101 Barclay Street - 7 East	New York, New York 10286
New York, New York 10286
By Facsimile Transmission: (212) 298-1915 By Telephone: (212) 815-5920 Attention: Mrs. Carolle Montreuil

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses. We currently estimate that the aggregate costs will be approximately $175,000.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register registered notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under accounting principles generally accepted in the United States of America.

Participating Broker-Dealers

Each broker-dealer that receives registered notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the registered notes in the exchange offer. In exchange for each of the registered notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the registered notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of October 1, 2006. The amounts presented reflect both actual amounts and pro forma for the effects of Susser Holdings Corporation’s IPO completed October 24, 2006. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes contained in this prospectus, before making an investment decision.

	As of October 1, 2006
	Actual	Pro Forma
	(dollars in millions)
Cash and cash equivalents	$1.9	$44.3

Long-term debt, including current portion:
Senior credit facility	$10.1	$—
10 5/8% senior notes due 2013	170.0	120.0
Other	—	—

Total long-term debt	180.1	120.0

Owner’s equity:
Membership interests/stockholders’ equity and additional paid-in capital	59.6	172.5
Accumulated deficit	5.5	8.3

Total owner’s equity	65.1	180.8

Total capitalization	$245.2	$300.8

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is as follows:

Years ended						As Adjusted, January 1, 2006 (a)		Nine Months Ended October 1, 2006
December 30, 2001	December 29, 2002	December 28 2003	January 2, 2005	January 1, 2006				Actual	As Adjusted (a)
(b)	1.13x	1.14x	1.32x	(b	)	(b	)	1.33x	1.70x

(a)	Reflects the pro forma adjustments reflected in the unaudited pro forma consolidated statement of operations for the year ended January 1, 2006, and the nine months ended October 1, 2006, included herein, and the associated notes.

(b)	Earnings for the years ended December 30, 2001, January 1, 2006 (actual) and January 1, 2006 (as adjusted), were inadequate to cover fixed charges. The deficiency was $1.4 million, $20.8 million and $12.5 million, for the respective periods. Included in the fiscal 2005 results (both actual and as adjusted) is $17.3 million of compensation expense recognized for options redeemed related to the December 2005 transactions.

For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations before adjustment for minority interest in consolidated subsidiary plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, which includes amortized debt issuance cost and capitalized interest.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The data in the tables below is derived from the historical consolidated financial statements of Stripes Holdings LLC, (a parent company of the Issuers) and its subsidiaries. Separate financial data for Susser Holdings, L.L.C. and Susser Finance Corporation are not presented. Stripes Holdings LLC is a holding company which has no material independent operations or assets other than ownership of the capital stock of the Susser Holdings, L.L.C. Susser Finance Corporation is a wholly-owned subsidiary of Susser Holdings, L.L.C. and has no assets or operations and was formed solely for the purpose of acting as co-issuer of the notes The registered notes will be guaranteed by Stripes Holdings LLC, and there is no material difference in the consolidated statement of operations, balance sheet data and statement of cash flows between Stripes Holdings LLC and Susser Holdings, L.L.C. and, pursuant to the rules and regulations of the SEC, separate financial statements of the co-issuers and guarantors are not required.

The following table sets forth selected consolidated financial data and store operating data for the periods indicated for Stripes Holdings LLC. The selected consolidated financial data for each of the fiscal years ended on and as of the Sunday nearest to December 31, 2003, 2004 and 2005, respectively, are derived from, and are qualified in their entirety by, our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the fiscal year ended and as of December 29, 2002 is derived from our audited consolidated financial statements for such period and date, and the selected consolidated financial data for the fiscal year ended and as of December 30, 2001 is derived from our unaudited consolidated financial statements as of such period and date (although the financial data derived from our primary operating subsidiaries for that period and date were audited), and such audited and unaudited financial statements are not included in this prospectus. The statement of operations for fiscal 2005 reflects the combined results of 352 days of Susser Holdings, L.L.C. and 12 days of Stripes Holdings LLC. The unaudited historical financial data as of and for the nine month periods ended October 2, 2005 and October 1, 2006 have been derived from our unaudited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following summary consolidated financial information together with “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Subsequent to the periods presented, on October 24, 2006, Susser Holdings Corporation became the parent company of Stripes Holdings LLC and completed an initial public offering of its common stock. These transactions are not reflected in the actual results presented but are reflected in our “Unaudited Pro Forma Consolidated Financial Statements” presented elsewhere in this prospectus.

In the following table, dollars and gallons are in thousands, except per store and per gallon data and as otherwise indicated.

	Predecessor					Company	Predecessor & Company Combined	Predecessor	Company
	Fiscal Year Ended				352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended January 1, 2006(2)	Unaudited Nine Months Ended
	December 30, 2001 (unaudited)	December 29, 2002	December 28, 2003	January 2, 2005(1)				October 2, 2005	October 1, 2006
	(dollars and gallons in thousands, except per store and gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$197,453	$274,026	$280,799	$306,990	$320,756	$8,774	$329,530	$248,810	$276,653
Motor fuel sales	555,575	716,618	849,096	1,126,448	1,494,708	50,492	1,545,200	1,122,343	1,483,537
Other	12,648	18,521	19,005	20,737	20,773	761	21,534	16,026	17,383

Total revenues	765,676	1,009,165	1,148,900	1,454,175	1,836,237	60,027	1,896,264	1,387,179	1,777,573
Gross profit:
Merchandise	67,010	85,820	89,879	98,865	103,873	2,577	106,450	80,783	90,523
Motor fuel	41,969	54,221	55,870	61,159	72,493	1,715	74,208	51,990	65,243
Other	10,824	17,011	17,782	20,491	20,157	760	20,917	15,644	16,912

Total gross profit	119,803	157,052	163,531	180,515	196,523	5,052	201,575	148,417	172,678
Operating expenses:
Personnel	35,717	47,757	50,980	57,320	60,215	2,022	62,237	46,501	51,746
General and administrative(3)	14,088	16,518	15,987	17,528	36,165	445	36,610	14,530	14,535
Operating	31,176	39,551	42,910	45,528	52,146	1,456	53,602	38,509	48,413
Rent	6,098	9,542	8,636	8,653	8,600	1,139	9,739	6,820	16,651
Royalties	1,772	2,921	3,009	3,187	3,306	90	3,396	2,567	2,847
Loss (gain) on disposal of assets and impairment charge	280	668	2,446	1,383	(641)	—	(641)	(429)	(277)
Depreciation, amortization, and accretion	18,482	21,942	22,734	26,257	29,269	936	30,205	19,704	17,672

Income (loss) from operations	12,190	18,153	16,829	20,659	7,463	(1,036)	6,427	20,215	21,091
Interest expense, net	(13,547)	(15,674)	(14,205)	(14,605)	(17,527)	(608)	(18,135)	(10,797)	(14,088)
Other miscellaneous(4)	—	79	108	57	(8,858)	—	(8,858)	1,149	217
Minority interest in income of consolidated subsidiaries	(59)	(55)	(65)	(64)	(70)	(6)	(76)	(60)	(47)

Income (loss) from continued operations	(1,416)	2,503	2,667	6,047	(18,992)	(1,650)	(20,642)	10,507	7,173
Discontinued operations(5)	2,847	10,106	90	—	—	—	—	—	—
Cumulative effect of changes in accounting principles	—	—	(2,079)	—	—	—	—	—	—

Net income (loss)	$1,431	$12,609	$678	$6,047	$(18,992)	$(1,650)	$(20,642)	$10,507	$7,173

	Predecessor					Company	Predecessor & Company Combined	Predecessor	Company
	Fiscal Year Ended				352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended January 1, 2006(2)	Unaudited Nine Months Ended
	December 30, 2001 (unaudited)	December 29, 2002	December 28, 2003	January 2, 2005(1)				October 2, 2005	October 1, 2006
	(dollars and gallons in thousands, except per store and gallon data)
Other Financial Data:
EBITDA(6)	$33,460	$50,225	$37,617	$46,909	$27,804	$(106)	$27,698	$41,008	$38,933
Adjusted EBITDA(6)	30,893	41,545	41,991	49,940	54,515	(106)	54,409	40,618	39,326
Cash provided by (used in):
Operating activities	$27,448	$24,020	$34,636	$27,201	$43,800	$(14,721)	$29,079	$29,670	$28,487
Investing activities(7)	(106,693)	(11,304)	(29,855)	(42,325)	123,118	(260,207)	(137,089)	(36,969)	(34,327)
Financing activities	81,461	(7,112)	3,195	8,664	(202,171)	301,141	(98,970)	2,325	3,668
Capital expenditures, net(7)	106,693	11,304	29,855	42,325	46,882	—	46,882	40,847	39,462

Store Operating Data:
Number of retail stores (end of period)	334	306	305	306			319	318	323
Number of wholesale dealer locations supplied (end of period)	291	334	332	333			346	349	364
Average per retail store:
Merchandise revenue	$823	$887	$916	$998			$1,055	$802	$866
Motor fuel gallons	1,003	1,028	1,077	1,125			1,186	888	947
Merchandise same store sales growth(8)	4.2%	8.3%	4.1%	4.8%			3.6%	4.0%	6.0%

Other Operating Data:
Merchandise margin, net of shortages	33.9%	31.3%	32.0%	32.2%			32.3%	32.5%	32.7%
Motor fuel gallons sold—retail	236,503	313,280	326,958	343,869			367,941	273,713	300,568
Motor fuel gallons sold—wholesale(9)	296,100	367,949	393,765	427,255			441,543	326,512	340,618
Average retail motor fuel price per gallon	$1.26	$1.26	$1.41	$1.70			$2.12	$2.09	$2.50
Retail motor fuel gross profit cents per gallon	11.8 ¢	12.4 ¢	11.9 ¢	12.7 ¢			13.6 ¢	13.2 ¢	15.1 ¢
Wholesale motor fuel gross profit cents per gallon	4.8 ¢	4.1 ¢	4.3 ¢	4.1 ¢			5.5 ¢	4.9 ¢	5.9 ¢

	Predecessor				Company
	December 30, 2001 (unaudited)	December 29, 2002 (unaudited)	December 28, 2003	January 2, 2005	January 1, 2006	October 1, 2006
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,036	$11,620	$19,616	$13,156	$4,116	$1,944
Working capital (deficit)(10)	(9,960)	(7,277)	(791)	75	(526)	(3,716)
Total assets	291,834	294,106	312,014	323,322	361,134	377,706
Total debt	200,668	192,081	195,207	194,327	176,220	180,100
Members’ interest	20,621	34,066	34,792	42,543	57,581	65,094

(1)	The fiscal year ended January 2, 2005 contained 53 weeks of retail operations, while all other fiscal years reported and referenced contained 52 weeks.
(2)	The statement of operations data for fiscal 2005 reflects the combined results of 352 days of our predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC. Historical results are not necessarily indicative of the results to be expected in the future.
(3)	Includes non-cash stock based compensation expense. For the fiscal year ended January 1, 2006, includes $17.3 million compensation expense related to the December 2005 transactions. This compensation cost has not been eliminated in the pro forma adjustments for the fiscal year ended January 1, 2006.
(4)	Other miscellaneous represents income from a non-consolidated joint venture, minority interest income of our consolidated subsidiary and other non-operating income. For the fiscal year ended January 1, 2006, it includes (A) $9.8 million of expenses related to the December 2005 transactions charged to miscellaneous expense (see Note 3 in our consolidated financial statements included in this prospectus) and (B) the realization of a $1.4 million gain on the sale of certain warrants.
(5)	Includes partial year results and gain on disposal of our Fleet Card operations in September 2002. For more information, see Note 16 in our consolidated financial statements included in this prospectus.

(footnotes continued on following page)

(6)	We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA (along with our royalty expenses, marketing expenses and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our notes.

We believe that Adjusted EBITDA is useful to investors in evaluating our operating performance because

•	it is used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•	it facilitates management’s ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis since it removes the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•	it is used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	it is used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or notes;

•	they do not reflect payments made or future requirements for income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(footnotes continued on following page)

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Predecessor					Company	Predecessor & Company Combined	Company
	Fiscal Year Ended				352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Fiscal Year Ended January 1, 2006	Unaudited Nine Months Ended
	December 30 2001 (unaudited)	December 29, 2002	December 28, 2003	January 2, 2005				October 2, 2005	October 1, 2006
	(dollars in thousands)
Net income (loss)	$1,431	$12,609	$678	$6,047	$(18,992)	$(1,650)	$(20,642)	$10,507	$7,173
Depreciation, amortization & accretion	18,482	21,942	22,734	26,257	29,269	936	30,205	19,704	17,672
Interest expense, net	13,547	15,674	14,205	14,605	17,527	608	18,135	10,797	14,088
Income tax	—	—	—	—	—	—	—	—	—

EBITDA	$33,460	$50,225	$37,617	$46,909	$27,804	$(106)	$27,698	$41,008	$38,933
Cumulative effect of changes in accounting principles	—	—	2,079	—	—	—	—	—	—
Discontinued operations	(2,847)	(10,106)	(90)	—	—	—	—	—	—
Non-cash stock based compensation expense	—	837	47	1,705	1,188	—	1,188	1,188	339
Management Fee	—	—	—	—	—	—	—	—	547
Loss (gain) on disposal of assets and impairment charge(a)	280	668	2,446	1,383	(641)	—	(641)	(429)	(277)
Other miscellaneous(b)	—	(79)	(108)	(57)	26,164	—	26,164	(1,149)	(216)

Adjusted EBITDA	$30,893	$41,545	$41,991	$49,940	$54,515	$(106)	$54,409 (c)	$40,618	$39,326

(a)	Fiscal 2003 includes a loss of $1.5 million recorded on disposal of assets and $0.9 million impairment charges on assets held for sale. Fiscal 2004 includes a loss of $0.8 million on disposal of assets and $0.6 million impairment charges on assets held for sale. Fiscal 2005 includes a net gain of $0.6 million on disposal of assets held for sale.
(b)	Other miscellaneous charges represent income from a non-consolidated joint venture and other non- operating income. In addition, fiscal year ended 2005 included transaction costs associated with the December 2005 transactions of $27.1 million, offset by a gain of $1.4 million on the sale of certain warrants.
(c)	Includes a royalty fee for licensing the Circle K trade name under a license agreement that expired in November 2006. We began rebranding our stores to the Stripes brand during the third quarter of 2006. The royalty payment was $3.4 million for the fiscal year ended January 1, 2006, and $2.8 million and $2.6 million for the nine months ended October 1, 2006 and October 2, 2005, respectively. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by approximately $0.8 million per year.

(footnotes continued on following page)

The following table presents a reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA:

	Predecessor					Company	Predecessor & Company Combined	Company
	Fiscal Year Ended				352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	January 1, 2006	Unaudited Nine Months Ended
	December 30, 2001 (unaudited)	December 29, 2002	December 28, 2003	January 2, 2005				October 2, 2005	October 1, 2006
Net cash provided by (used in) operating activities	$27,448	$24,020	$34,636	$27,201	$43,800	$(14,721)	$29,079	$29,670	$28,487
Changes in operating assets & liabilities	(7,196)	4,226	(6,830)	8,612	(15,376)	14,013	(1,363)	1,657	(3,649)
Gain (loss) on disposal of assets	(280)	7,197	(2,446)	(1,391)	641	—	641	429	277
Non-cash stock based compensation expense	—	(837)	(47)	(1,705)	(18,495)	—	(18,495)	(1,188)	(339)
Minority interest	(59)	(55)	(65)	(63)	(70)	(6)	(76)	(57))	(37)
Fair market value in nonqualifying derivatives	—	—	243	(350)	(223)	—	(223)	(300)	106
Interest expense, net	13,547	15,674	14,205	14,605	17,527	608	18,135	10,797	14,088
Cumulative effect of changes in accounting principles	—	—	(2,079)	—	—	—	—	—	—

EBITDA	$33,460	$50,225	$37,617	$46,909	$27,804	$(106)	$27,698	$41,008	$38,933
Cumulative effects of changes in accounting principles	—	—	2,079	—	—	—	—	—	—
Discontinued operations	(2,847)	(10,106)	(90)	—	—	—	—	—	—
Non-cash stock based compensation expense	—	837	47	1,705	1,188	—	1,188	1,188	339
Management fee	—	—	—	—	—	—	—	—	547
Gain (loss) on disposal of assets	280	668	2,446	1,383	(641)	—	(641)	(429)	(277)
Other miscellaneous	—	(79)	(108)	(57)	26,164	—	26,164	(1,149)	(216)

Adjusted EBITDA	$30,893	$41,545	$41,991	$49,940	$54,515	$(106)	$54,409	$40,618	$39,326

(7)	Gross capital expenditures less proceeds from sale/leaseback transactions and asset disposals, including the December 2005 sale-leaseback transaction resulting in $170 million in gross proceeds. Capital expenditures, net excludes $170 million sale-leaseback transactions in December 2005.
(8)	We include a store in the same store sales base in its thirteenth full month of operation.
(9)	Excludes intercompany sales to our retail segment.
(10)	Working capital (deficit) is defined as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current maturities of long term debt).

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements of Susser Holdings Corporation give effect to the December 2005 transactions and the IPO described elsewhere in this prospectus. The December 2005 transactions occurred on December 21, 2005, and are therefore reflected in the condensed consolidated balance sheet as of October 1, 2006, but are not fully reflected in the statement of operations for the year ended January 1, 2006 or for the nine months ended October 2, 2005. The IPO was completed on October 24, 2006, and the subsequent redemption of $50.0 million of the notes with a portion of the net proceeds therefrom was completed on November 24, 2006. Therefore, the effects of the IPO were not reflected in the balance sheet as of October 1, 2006, or the statement of operations for the year ended January 1, 2006 or for the nine months ended October 2, 2006. The unaudited pro forma statements of operations for the year ended January 1, 2006 and the nine month period ended October 2, 2005 give effect to the December 2005 transactions and the IPO (including the use of net proceeds therefrom) as if they had occurred on January 3, 2005. The unaudited pro forma consolidated condensed balance sheet as of October 1, 2006, and the unaudited pro forma statement of operations for the nine months ended October 1, 2006 give effect to the IPO (including the use of net proceeds therefrom) as if it occurred on January 2, 2006.

The unaudited pro forma consolidated statement of operations for the year ended January 1, 2006 was derived from the audited consolidated financial statements of Stripes Holdings LLC included elsewhere herein. The Stripes Holdings LLC statement of operations for the fiscal year ended January 1, 2006 reflects the combined results of 352 days of its predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC. The unaudited pro forma consolidated statement of operations for the nine month period ended October 2, 2005 was derived from our unaudited interim consolidated financial statements included elsewhere herein.

The unaudited pro forma consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the December 2005 transactions and the IPO been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma consolidated financial statements, and the accompanying notes thereto, should be read in conjunction with the historical audited financial statements, and accompanying notes thereto, all of which are included elsewhere herein.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

AS OF OCTOBER 1, 2006

(dollars in thousands)

	Actual	IPO Adjustments		Pro Forma
Assets
Cash	$1,944	$42,396	(1)	$44,340
Accounts and notes receivable, net	45,684	—		45,684
Inventories, net	37,170	—		37,170
Other current assets	8,549	6,202	(2)	14,751

Total current assets	93,347	48,598		141,945

Property, plant, & equipment, net	233,855	—		233,855
Goodwill	20,224			20,224
Other intangible assets, net	25,024	(1,791	)(3)	23,233
Other assets	5,256	7,232	(4)	12,488

Total Assets	$377,706	$54,039		$431,745

Liabilities and Members’ Interest/Stockholders’ Equity
Current liabilities	$95,119	$(1,609	)(5)	$93,510

Revolving line of credit	10,100	(10,100	)(6)	—
Senior unsecured notes	170,000	(50,000	)(7)	120,000
Other long term liabilities	36,778	—		36,778

Total long term liabilities	216,878	(60,100)		156,778

Minority interests in consolidated subsidiaries	615	—		615
Members’ interest	65,094	(65,094	)(8)	—
Stockholders equity	—	180,842	(9)	180,842

Total Liabilities and Members’ Interest/Stockholders’ Equity	$377,706	$54,039		$431,745

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1)	Represents an increase from the estimated net proceeds of the IPO of $113.0 million, less the assumed redemption of $50.0 million of the 10 5/8% senior notes, the repayment of $10.1 million revolving line of credit and the payment of $7.7 million in related prepayment penalties and accrued interest and the payment of a tax distribution of $3.6 million to Stripes Holdings LLC members.

(2)	Represents the estimated net short-term deferred tax asset to be recorded on the opening balance sheet of Susser Holdings Corporation resulting from timing differences related to accrued expenses ($5.3 million), bad debt reserves ($0.7 million) and other short-term asset differences ($0.1 million), net of $0.1 million deferred tax liability resulting from prepaid expenses. An effective tax rate of 35% was applied to the timing differences.

(3)	Represents a write-off of unamortized debt issuance costs related to the redemption of $50.0 million of the 10 5/8% senior notes.

(4)	Represents the estimated deferred tax asset (long-term) to be recorded on the opening balance sheet of Susser Holdings Corporation related to fixed assets ($9.8 million) and deferred revenue ($0.7 million), net of long-term timing differences related to intangible assets ($3.3 million).

(5)	Reflects the reduction of accrued interest related to debt repayment.

(6)	Reflects repayment of revolving line of credit.

(7)	Reflects the redemption of $50.0 million of the 10 5/8% senior notes.

(8)	Reflects the exchange of Stripes Holdings LLC member units for shares of Susser Holdings Corporation common stock.

(9)	Reflects the exchange of Stripes Holdings LLC membership units for shares of Susser Holdings Corporation common stock of $65.1 million, the net proceeds of $113.0 million from the IPO, net of $7.1 million of penalties and write-off of amortized loan costs related to debt repaid, and plus $13.4 million effect of recording the opening balances of deferred income taxes. Also reflects an estimated $3.6 million tax distribution to members of Stripes Holdings LLC, based on estimated taxable income of $10.2 million allocated to members for 2006 up to the time of the corporate formation transactions in connection with the IPO.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 1, 2006

(dollars in thousands)

	Actual(1)	December 2005 Transactions Adjustments		IPO Adjustments		Pro Forma
Revenues:
Merchandise sales	$329,530	$—		$—		$329,530
Motor fuel sales	1,545,200	—		—		1,545,200
Other	21,534	—		—		21,534

Total revenues	1,896,264	—		—		1,896,264

Cost of sales:
Merchandise	223,080	—		—		223,080
Motor fuel	1,470,992	—		—		1,470,992
Other	617	—		—		617

Total cost of sales	1,694,689	—		—		1,694,689

Total gross profit	201,575	—		—		201,575

Operating expenses:
Personnel	62,237	—		—		62,237
General and administrative	36,611	(319	)(2)	(699	)(7)	35,593
Operating	53,602	—		—		53,602
Rent	9,739	12,670	(3)	—		22,409
Royalties	3,396	—		—		3,396
Loss (gain) on disposal of assets and impairment charge	(641)	—		—		(641)
Depreciation, amortization, and accretion	30,205	(4,712	)(4)	(250	)(8)	25,243

Total operating expenses	195,149	7,639		(949)		201,839

Income (loss) from operations	6,426	(7,639)		949		(264)

Other income (expense):
Interest expense, net	(18,135)	(108	)(5)	5,313	(9)	(12,930)
Other miscellaneous	(8,857)	9,838	(6)	—		981

Total other income (expense)	(26,992)	9,730		5,313		(11,949)

Minority interest in income of consolidated subsidiaries	(76)	—		—		(76)

Net income (loss) before income taxes	(20,642)	2,091		6,262		(12,289)
Income taxes	—	—		4,301	(10)	4,301

Net Income (loss)	$(20,642)	$2,091		$10,563		$(7,988)

Pro forma income (loss) per share outstanding (11):
Basic	$(9.40)					$(0.58)
Diluted	$(9.40)					$(0.58)

Weighted average number of shares (11):
Basic	2,679,438					13,875,644
Diluted	2,679,438					13,875,644

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 1, 2006

(1)	Reflects the combined results of 352 days of our predecessor, Susser Holdings, L.L.C., and 12 days of Stripes Holdings LLC.

Related to the December 2005 transactions:

(2)	Eliminates $1.0 million expense in connection with payout of consulting agreements related to prior acquisitions that were terminated concurrent with the December 2005 transactions. Reflects annual management fee of $0.7 million. Included in general and administrative expenses for the year ended January 1, 2006 is $17.3 million of compensation expense recognized in connection with redemption of options related to the December 2005 transactions. This compensation cost has not been eliminated in the pro forma adjustments.

(3)	Reflects $12.7 million of additional rent expense resulting from the sale/leaseback transaction.

(4)	Reflects the elimination of $3.8 million of amortization of debt issuance costs on debt repaid (including write-offs during the period related to refinanced debt), the recording of $1.0 million in amortization of debt issuance costs related to the new debt, the elimination of $4.9 million in depreciation expense on assets sold in the concurrent sale/leaseback transaction, the recording of $0.6 million in annual depreciation expense related to the step-up in basis of fixed assets and an increase in amortization expense of $2.4 million related to allocation of purchase price to intangible assets. Depreciation and amortization expense were calculated by asset class based on fair values and determined by our purchase price allocation study. Each asset class was stratified by in-service date to develop estimated remaining lives over which to depreciate on a straight-line basis, the fair value.

(5)	Reflects the elimination of $17.4 million interest expense on existing debt (including that related to refinancing fees charged to interest during the period and non-cash interest accrued on severance agreements), net of the recording of $17.5 million of additional interest expense on the new debt ($18.1 million annual expense, less $0.6 million recorded in the 12-day period ending January 2, 2006).

(6)	Eliminate costs of the December 2005 transactions of $1.5 million buyout of consulting agreements and $8.3 million of advisory, accounting, legal and other transaction-related expenses.

Related	to the initial public offering:

(7)	Eliminates annual management fee upon completion of IPO.

(8)	Eliminates amortization of loan costs related to the redemption of $50.0 million of 10 5/8% senior notes.

(9)	Eliminates interest expense related to the redemption of $50.0 million of 10 5/8% senior notes.

(10)	Reflects the recording of an income tax expense in connection with our corporate formation transactions at an effective rate of 35%. This reflects the Federal tax rate as we are not currently subject to any material state income taxes, and we do not have any material amount of permanent differences or credits.

(11)	Earnings per share data is being provided for the partnership units for the year ended January 1, 2006, in the actual column. Pro forma earnings per share is calculated by dividing the net income (loss) by the basic and diluted shares outstanding. Basic and diluted shares outstanding reflect the number of shares of common stock outstanding after the IPO, less 2,948,518 shares outstanding for which the net proceeds are being used for general corporate purposes. If the shares that were allocated to general corporate purposes were included in such calculations, basic and diluted earnings per share would have been $(0.47) and $(0.47), respectively. Diluted earnings per share also includes in-the-money stock options using the treasury stock method.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 2, 2005

(dollars in thousands)

	Actual	December 2005 Transactions Adjustments		IPO Adjustments		Pro Forma
Revenues:
Merchandise sales	$248,810	$—		$—		$248,810
Motor fuel sales	1,122,343	—		—		1,122,343
Other	16,026	—		—		16,026

Total revenues	1,387,179	—		—		1,387,179

Cost of sales:
Merchandise	168,027	—		—		168,027
Motor fuel	1,070,353	—		—		1,070,353
Other	382	—		—		382

Total cost of sales	1,238,762	—		—		1,238,762

Total gross profit	148,417	—		—		148,417

Operating expenses:
Personnel	46,501	—		—		46,501
General and administrative	14,530	(252	)(1)	(524	)(5)	13,754
Operating	38,509	—		—		38,509
Rent	6,820	9,810	(2)	—		16,630
Royalties	2,567	—		—		2,567
Loss (gain) on disposal of assets and impairment charge	(429)	—		—		(429)
Depreciation, amortization, and accretion	19,704	(994	)(3)	(187	)(6)	18,523

Total operating expenses	128,202	8,564		(711)		136,055

Income (loss) from operations	20,215	(8,564)		711		12,362

Other income (expense):
Interest expense, net	(10,797)	(3,141	)(4)	3,984	(7)	(9,954)
Other miscellaneous	1,149	—		—		1,149

Total other income (expense)	(9,648)	(3,141)		3,984		(8,805)

Minority interest in income of consolidated subsidiaries	(60)	—		—		(60)

Net income before income taxes	10,507	(11,705)		4,695		3,497
Income taxes	—	—		(1,224	)(8)	(1,224)

Net Income	$10,507	$(11,705)		$3,471		$2,273

Pro forma income per share outstanding (9):
Basic	$2.98					$0.16
Diluted	$2.91					$0.16

Weighted average number of shares (9):
Basic	2,332,726					13,875,644
Diluted	2,390,484					13,907,731

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 2, 2005

Related	to the December 2005 transactions:

(1)	Eliminates $0.8 million expense in connection with certain consulting agreements related to prior acquisition that were terminated concurrent with the December 2005 transactions. Reflects management fee of $0.5 million.

(2)	Reflects additional rent expense resulting from the sale/leaseback transaction.

(3)	Reflects the elimination of $0.3 million of amortization of debt issuance costs on debt repaid, the recording of $0.8 million in amortization of debt issuance costs related to the new debt, the elimination of $3.7 million in depreciation expense on assets sold in the concurrent sale/leaseback transaction and the recording of $2.2 million in estimated annual depreciation and amortization expense related to the step-up in basis of fixed assets.

(4)	Reflects the elimination of $10.4 million interest expense on existing debt, net of recording $13.5 million additional interest expense on the new debt.

Related to the initial public offering:

(5)	Eliminates annual management fee upon completion of IPO.

(6)	Eliminates amortization of loan costs related to the redemption of $50.0 million of 10 5/8% senior notes.

(7)	Eliminates interest expense related to the redemption of $50.0 million of 10 5/8% senior notes.

(8)	Reflects the recording of income tax expense in connection with our corporate formation transactions.

(9)	Earnings per share data is being provided for the partnership units for the nine months ended October 2, 2005, in the actual column. Pro forma earnings per share is calculated by dividing the net income by the basic and diluted shares outstanding. Basic and diluted shares outstanding reflect the number of shares of common stock outstanding after the IPO, less 2,948,518 shares outstanding for which the net proceeds are being used for general corporate purposes. If the shares that were allocated to general corporate purposes were included in such calculations, basic and diluted earnings per share would have been $0.14 and $0.13, respectively. Diluted earnings per share also includes in-the-money stock options using the treasury stock method.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 1, 2006

(dollars in thousands)

	Actual (1)	IPO Adjustments		Pro Forma
Revenues:
Merchandise sales	$276,653	$—		$276,653
Motor fuel sales	1,483,537	—		1,483,537
Other	17,383	—		17,383

Total revenues	1,777,573	—		1,777,573

Cost of sales:
Merchandise	186,130	—		186,130
Motor fuel	1,418,294	—		1,418,294
Other	471	—		471

Total cost of sales	1,604,895	—		1,604,895

Total gross profit	172,678	—		172,678

Operating expenses:
Personnel	51,746	—		51,746
General and administrative	14,535	(547	)(1)	13,988
Operating	48,413	—		48,413
Rent	16,651	—		16,651
Royalties	2,847	—		2,847
Loss (gain) on disposal of assets and impairment charge	(277)	—		(277)
Depreciation, amortization, and accretion	17,672	(187	)(2)	17,485

Total operating expenses	151,587	(734)		150,853

Income from operations	21,091	734		21,825

Other income (expense):
Interest expense, net	(14,088)	3,984	(3)	(10,104)
Other miscellaneous	217	—		217

Total other income (expense)	(13,871)	3,984		(9,887)

Minority Interest in income of consolidated subsidiaries	(47)	—		(47)

Net income before income taxes	7,173	4,718		11,891
Income taxes	—	(4,162	)(4)	(4,162)

Net income	$7,173	$556		$7,729

Pro forma income per share outstanding (5):
Basic	$0.56			$0.56
Diluted	$0.52			$0.56

Weighted average number of shares (5):
Basic	12,849,660			13,875,644
Diluted	13,814,211			13,907,731

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED OCTOBER 1, 2006

Related to the initial public offering:

(1)	Eliminates the annual management fee upon completion of the IPO.

(2)	Eliminates amortization of loan costs related to the redemption of $50.0 million of 10 5/8% senior notes.

(3)	Eliminates interest expense related to the redemption of $50.0 million of 10 5/8% senior notes.

(4)	Reflects the recording of an income tax expense in connection with our corporate formation transactions.

(5)	Earnings per share data is being provided for the partnership units for the nine months ended October 1, 2006, in the actual column. Pro forma earnings per share is calculated by dividing the net income by the basic and diluted shares outstanding. Basic and diluted shares outstanding reflect the number of shares of common stock outstanding after the IPO, less 2,948,518 shares outstanding for which the net proceeds are being used for general corporate purposes. If the shares that were allocated to general corporate purposes were included in such calculations, basic and diluted earnings per share would have been $0.46 and $0.46, respectively. Diluted earnings per share also includes in-the-money stock options using the treasury stock method.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. In evaluating such statements, you should specifically consider the various factors identified in this prospectus that could cause results to differ materially from those expressed in such forward-looking statements, including matters set forth in the section entitled “Risk Factors.” Our fiscal year contains either 52 or 53 weeks and ends on the Sunday closest to December 31. All references to 2005 refer to the 52 week period ended January 1, 2006. All references to 2004 refer to the 53 week period ended January 2, 2005. All references to 2003 refer to the 52 week period ended December 29, 2003. All references to the first nine months of 2005 and 2006 refer to the nine months ended October 2, 2005 and October 1, 2006, respectively, both of which included 39 weeks. Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities—please see footnote 6 under “Selected Historical Financial and Operating Data” for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus and a reconciliation to net income and for cash provided by (used in) operation activities for the periods presented.

Overview

We are the largest non-refining operator in Texas of convenience stores based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. As of October 1, 2006, our retail segment operated 323 convenience stores in Texas and Oklahoma, offering merchandise, foodservice, motor fuel and other services. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, our wholesale motor fuel segment purchased 850.4 million gallons and 809.5 million gallons, respectively, of branded and unbranded motor fuel from refiners and distributed it to our retail convenience stores, contracted independent operators of convenience stores, unbranded convenience stores and commercial users. We believe our unique retail/wholesale business model, scale, market share and foodservice and merchandise offerings, combined with our highly productive new store model and selected acquisition opportunities, position us for ongoing growth in sales and profitability. Our total revenues and Adjusted EBITDA for the twelve months ended October 1, 2006 and for the fiscal year ended January 1, 2006, were $2.3 billion and $53.1 million, and $1.9 billion and $54.4 million respectively. This represents a compounded annual growth rate, or CAGR, of 25.9% and 12.1%, and 25.4% and 15.2%, for sales and Adjusted EBITDA since the fiscal year ended December 30, 2001.

We substantially changed our capital structure in December 2005 through a series of recapitalization and financial transactions as follows (referred to herein as the “December 2005 transactions”):

•	Wellspring Capital Partners III, L.P. invested approximately $92 million in cash equity in Stripes Holdings LLC. Sam L. Susser, our CEO, and certain members of our management and board of directors rolled over approximately $37 million in equity interests in Susser Holdings, L.L.C. pursuant to exchange agreements. Stripes Acquisition LLC, an affiliate of Wellspring Capital Partners III, L.P., merged with and into Susser Holdings, L.L.C., with Susser Holdings, L.L.C. surviving the merger, and Susser Holdings, L.L.C. became a wholly owned subsidiary of Stripes Holdings LLC.

•	The existing common and preferred unit holders of Susser Holdings, L.L.C. received $276.8 million in aggregate merger consideration.

•	Susser Holdings, L.L.C. and a subsidiary, Susser Finance Corporation, issued $170 million aggregate principal amount of 10 5/8 % senior notes due 2013 (and which are the subject of this exchange offer)

•	SSP Partners, a subsidiary of Susser Holdings, L.L.C., sold 74 of our retail stores to affiliates of National Retail Properties, Inc. for $170 million, and entered into leaseback agreements for each of the stores.

•	Susser Holdings, L.L.C. and SSP Partners entered into a new $50 million revolving credit facility.

•	All existing indebtedness of Susser Holdings, L.L.C. and its subsidiaries was repaid.

The December 2005 transactions allowed us to provide liquidity to our three existing private equity firms, who had invested in Susser Holdings, L.L.C. in 2000, and other equity holders. It also provided us with an appropriate capital structure to continue our strategy of growing through new store construction, new dealer openings, and strategic acquisitions. However, it did not change the core operations of our business, which is retail convenience store operations and wholesale fuel distribution.

On May 12, 2006, Susser Holdings Corporation filed a Registration Statement on Form S-1 with the Commission, for the purpose of registering its common stock. On October 24, 2006, Susser Holdings Corporation completed the initial public offering, the IPO, of 7,475,000 shares of its common stock at a price of $16.50 per share for an aggregate offering price of $123.3 million, and approximately $113.0 million in net proceeds after payment of fees, expenses and underwriting discounts of approximately $10.3 million. The net proceeds were used to redeem $50.0 million of the original notes, plus accrued interest and premium thereon, and to repay outstanding borrowings under the revolving credit facility, with the remaining net proceeds to be used for general corporate purposes, including growth capital. Susser Holdings Corporation became, immediately prior to the IPO, the holding company of Stripes Holdings LLC, which together with each of its direct and indirect subsidiaries, comprise all of our operations.

On July 28, 2006, we entered into a new long-term supply agreement with Valero Marketing and Supply Company to supply all of our retail stores with motor fuel that are currently supplied by CITGO as well as selected wholesale locations, which expires July 13, 2018. In connection with this new supply agreement, we are rebranding all of our existing stores that are currently supplied by CITGO to the Valero or Shamrock brand or the Stripes brand. We currently estimate our cost to remove the CITGO brand and rebrand to Valero, Shamrock or Stripes brand to be approximately $11 million to $13 million.

Market and Industry Trends

During the past twelve months domestic crude oil and wholesale motor fuel costs have continued to be extremely volatile due to general instability in oil producing regions, especially the Middle East, Russia, Africa and South America, as well as severe weather conditions affecting the U.S. domestic oil production and refining operations. If this volatility continues and we are not able to pass on the cost increases to retail motor fuel customers, our fuel margins may decline. Nevertheless, when prices increase quickly and then subsequently fall our margins tend to be higher. The higher motor fuel costs have resulted in an increase in our credit card expenses, since these fees are calculated as a percentage of the transaction amount rather than a percentage of gallons sold. In addition, higher natural gas prices have resulted in significantly higher electricity costs.

The other significant trends in the retail convenience store industry continue to be the expansion of food service categories as an increased percentage of merchandise sales and the continued increased competition from hypermarkets. As discussed elsewhere in this prospectus, we believe that our larger format stores, more efficient motor fueling facilities and Laredo Taco Company offerings have positioned us strongly to competitively address these industry trends in our retail segment.

Description of Revenues and Expenses

Revenues and Cost of Sales.    Our revenues and cost of sales consist primarily of the following:

•	Retail. Retail revenues are primarily derived from sales of merchandise, motor fuel and services through our company operated convenience stores. Restaurant sales from our proprietary Laredo Taco

Company and other foodservice items are included in merchandise sales. Merchandise and motor fuel revenue is recorded at gross selling price, including any excise taxes, but excluding sales taxes. Cost of sales for merchandise and motor fuel includes excise taxes, which are paid to the vendors as part of the cost of product, and any delivery fees.

We also offer a number of ancillary products and services to our customers including lottery tickets, ATM services, car washes at 26 locations, proprietary money orders, prepaid phone cards and wireless services and pay phones. The income for these ancillary products and services is recorded in other revenues in our consolidated statements of operations. There is minimal cost of sales associated with other revenue.

•	Wholesale. Wholesale revenues are derived primarily from sales of motor fuel to branded dealers, unbranded convenience stores and other commercial users. Sales of motor fuel to our retail operations are at cost, and, with respect to management’s discussion and analysis, all wholesale operations data presented represents third party transactions only. The wholesale cost of motor fuel includes delivery costs, purchase discounts and other related costs, but excludes excise taxes, which are billed on a pass-through basis to the retailer/consumer.

The wholesale business also receives rental income from convenience store properties it leases to third parties, and nominal commission income on various programs we offer to our branded dealers. These programs allow dealers to take advantage of products and services that they would not likely be able to obtain on their own, or at discounted rates. The income for rents and program income is recorded in other revenues in our consolidated statements of operations. There is minimal cost of sales associated with other revenue.

•	Other. Applied Petroleum Technologies, Ltd., or APT, derives revenues from environmental remediation, environmental compliance, and motor fuel construction services it provides to our retail stores and wholesale locations, as well as to third parties. Cost of sales includes the direct labor, materials and supplies required to provide the services and indirect costs, such as supervision.

Operating expenses.    Our operating expenses consist primarily of the following:

•	Selling, general and administrative expenses consist primarily of store personnel costs, benefits, utilities, property maintenance, credit card fees, advertising, environmental compliance and remediation, rent, insurance, property taxes, administrative costs, and non-cash stock based compensation charges.

•	Other operating expenses include depreciation, amortization, loss (gain) on disposal of assets and impairment charges.

Key Measures Used to Evaluate and Assess Business

Key measures we use to evaluate and assess our business include the following:

•	Merchandise same store sales. This reflects the change in year-over-year merchandise sales for comparable stores. We include a store in the same store sales base in its thirteenth full month of operations. A store that is closed is removed from the same store calculation base, including its historical sales. A store that is razed and rebuilt is treated as a closed store when it is razed, and then as a new store when it is rebuilt. Remodeled stores are included on our same store sales base.

•	Merchandise gross profit and margin. Merchandise gross profit represents gross sales price of merchandise sold less the direct cost of goods and shortages. Included in shortages are bad merchandise and theft. Merchandise margin represents merchandise gross profit as a percentage of merchandise sales.

•	Average gallons per store. This reflects the average motor fuel gallons sold per location for a specific period.

•	Gross profit cents per gallon. Our retail gross profit cents per gallon reflects the gross profit on motor fuel before credit card expenses divided by the number of retail gallons sold. Our wholesale gross profit cents per gallon reflects the gross profit on motor fuel after credit card expenses divided by the number of wholesale gallons sold.

•	EBITDA and Adjusted EBITDA. We monitor EBITDA and Adjusted EBITDA on a site, segment and consolidated basis as a key performance measure.

We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock based compensation expense, and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA (along with our royalty expenses, marketing expenses and other items) in this prospectus are also excluded in measuring our covenants under our revolving credit facility and the indenture governing the notes.

EBITDA and Adjusted EBITDA are important measures used by management in evaluating our business because:

•	Adjusted EBITDA is used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	Adjusted EBITDA facilitates management’s ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis since it removes the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•	Adjusted EBITDA is used by our management for internal planning purposes, including aspects of our consolidated operating budget, as well as for segment and individual site operating targets;

•	management uses Adjusted EBITDA for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures, as well as for segment and individual site operating targets; and

•	Adjusted EBITDA is used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or notes;

•	they do not reflect payments made or future requirements for income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Results of Operations

The following table sets forth our revenues, cost of sales, gross profit, operating expenses and operating income as a percentage of total revenues for the period indicated:

	Fiscal Year Ended			Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005	January 1, 2006(1)	October 2, 2005	October 1, 2006
Revenues:
Merchandise sales	24.4%	21.1%	17.4%	17.9%	15.5%
Fuel sales	73.9%	77.5%	81.5%	80.9%	83.5%
Service and other revenue	1.7%	1.4%	1.1%	1.2%	1.0%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	85.8%	87.6%	89.4%	89.3%	90.3%
Gross profit:
Merchandise	7.8%	6.8%	5.6%	5.8%	5.1%
Fuel	4.9%	4.2%	3.9%	3.8%	3.7%
Service and other gross profit	1.5%	1.4%	1.1%	1.1%	0.9%

Total gross profit	14.2%	12.4%	10.6%	10.7%	9.7%
Selling, general and administrative expenses	10.5%	9.0%	8.7%	7.9%	7.5%
Depreciation, amortization and accretion	2.0%	1.8%	1.6%	1.4%	1.0%
Other operating expenses	0.2%	0.2%	0.0%	(0.1)%	0.0%

Income (loss) from operations	1.5%	1.4%	0.3%	1.5%	1.2%
Interest and other	1.4%	1.0%	1.4%	0.7%	0.8%

Net income (loss)	0.1%	0.4%	(1.1)%	0.8%	0.4%

(1)	The results of operations for the year ended January 1, 2006, represents the combined operations of Susser Holdings, L.L.C., for the 352-day period ended December 20, 2005, and Stripes Holdings LLC, successor, for the 12-day period ended January 1, 2006.

Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Fiscal Year Ended			Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005	January 1, 2006(1)	October 2, 2005	October 1, 2006
	(dollars and gallons in thousands)
Revenue:
Merchandise sales	$280,799	$306,990	$329,530	$248,810	$276,653
Motor fuel—retail	460,022	585,966	780,441	572,253	752,619
Motor fuel—wholesale	389,074	540,482	764,759	550,090	730,918
Service and other revenue	19,005	20,737	21,534	16,026	17,383

Total revenue	$1,148,900	$1,454,175	$1,896,264	1,387,179	1,777,573
Gross profit:
Merchandise	$89,879	$98,865	$106,450	$80,783	$90,523
Motor fuel—retail	38,926	43,629	49,922	36,026	45,233
Motor fuel—wholesale	16,944	17,530	24,286	15,964	20,010
Service and other gross profit	17,782	20,491	20,917	15,644	16,912

Total gross profit	$163,531	$180,515	$201,575	$148,417	$172,678
Adjusted EBITDA(2):
Retail	$31,433	$39,475	$40,290	$31,220	$25,763
Wholesale	12,275	12,968	17,231	11,422	15,217
Other	(1,717)	(2,503)	(3,112)	(2,024)	(1,654)

Total Adjusted EBITDA	$41,991	$49,940	$54,409	$40,618	$39,326
Retail merchandise margin	32.0%	32.2%	32.3%	32.5%	32.7%
Merchandise same store sales growth	4.1%	4.8%	3.6%	4.0%	6.0%
Average retail motor fuel gallons per store	1,077	1,125	1,186	888	947
Motor fuel gallons sold:
Retail	326,958	343,869	367,941	273,713	300,568
Wholesale	393,765	427,255	441,543	326,512	340,618
Average retail price of motor fuel	$1.41	$1.70	$2.12	$2.09	$2.50
Motor fuel gross profit cents per gallon:
Retail	11.9 ¢	12.7 ¢	13.6 ¢	13.16 ¢	15.05 ¢
Wholesale	4.3 ¢	4.1 ¢	5.5 ¢	4.89 ¢	5.87 ¢

(1)	The results of operations for the year ended January 1, 2006, represents the combined operations of Susser Holdings, L.L.C., predecessor, for the 352-day period ended December 20, 2005, and Stripes Holdings LLC, successor, for the 12-day period ended January 1, 2006.
(2)	We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. EBITDA and Adjusted EBITDA are not presented in accordance with GAAP. Please refer to the discussion above in the subsection entitled “—Key Measures Used to Evaluate and Assess Business.”

(footnotes continued on following page)

The following table presents a reconciliation of our segment operating income to EBITDA and Adjusted EBITDA:

	Retail Segment			Wholesale Segment			All Other (b)			Total (c)
	Fiscal Year Ended			Fiscal Year Ended			Fiscal Year Ended			Fiscal Year Ended
	December 28, 2003	January 2, 2005	January 1, 2006	December 28, 2003	January 2, 2005	January 1, 2006	December 28, 2003	January 2, 2005	January 1, 2006	December 28, 2003	January 2, 2005	January 1, 2006
Operating income (loss)	$10,946	$17,111	$15,858	$7,715	$7,806	$11,908	$(1,832)	$(4,258)	$(21,339)	$16,829	$20,659	$6,427
Depreciation, amortization and accretion	18,131	21,924	24,306	4,477	4,219	5,704	126	114	195	22,734	26,257	30,205
Other miscellaneous	—	—	—	—	—	—	108	57	(8,858)	108	57	(8,858)
Minority interest	—	—	—	—	—	—	(65)	(64)	(76)	(65)	(64)	(76)
Cumulative effect of changes in accounting principles	—	—	—	—	—	—	(2,079)	—	—	(2,079)	—	—
Discontinued operations	—	—	—	90	—	—	—	—	—	90	—	—

EBITDA	$29,077	$39,035	$40,164	$12,282	$12,025	$17,612	$(3,742)	$(4,151)	$(30,078)	$37,617	$46,909	$27,698
Cumulative effect of changes in accounting principles	—	—	—	—	—	—	2,079	—	—	2,079	—	—
Discontinued operations	—	—	—	(90)	—	—	—	—	—	(90)	—	—
Non-cash stock based compensation expense	—	—	—	—	—	—	47	1,705	1,188	47	1,705	1,188
Loss (gain) on disposal of assets and impairment	2,356	440	126	83	943	(381)	7	—	(386)	2,446	1,383	(641)
Other operating expenses (a)	—	—	—	—	—	—	(108)	(57)	26,164	(108)	(57)	26,164

Adjusted EBITDA	$31,433	$39,475	$40,290	$12,275	$12,968	$17,231	$(1,717)	$(2,503)	$(3,112)	$41,991	$49,940	$54,409

	Retail Segment		Wholesale Segment		All Other (b)		Total (c)
	Unaudited Nine Months Ended		Unaudited Nine Months Ended		Unaudited Nine Months Ended		Unaudited Nine Months Ended
	October 2, 2005	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005	October 1, 2006
Operating income (loss)	$15,855	$13,078	$7,945	$11,350	$(3,585)	$(3,337)	$20,215	$21,091
Depreciation, amortization and accretion	15,408	12,932	3,477	3,898	819	843	19,704	17,673
Other miscellaneous	—	—	—	—	1,149	216	1,149	216
Minority interest	—	—	—	—	(60)	(47)	(60)	(47)

EBITDA	31,263	26,010	11,422	15,248	(1,677)	(2,325)	41,008	38,933
Non-cash stock based compensation	—	—	—	—	1,188	339	1,188	339
Management fee	—	—	—	—	—	547	—	547
Loss (gain) on disposal of assets and impairment charge	(43)	(247)	—	(31)	(386)	1	(429)	(277)
Other operating expenses (a)	—	—	—	—	(1,149)	(216)	(1,149)	(216)

Adjusted EBITDA	$31,220	$25,763	$11,422	$15,217	$(2,024)	$(1,654)	$40,618	$39,326

(a)	Represents income from a non-consolidated joint venture and other non-operating income. Fiscal 2005 includes $27.1 million of costs related to the December 2005 transactions.
(b)	Other includes APT, corporate overhead and other costs not allocated to the two primary segments.
(c)	Reference is made to footnote 7 beginning on page 18 for a reconciliation of total EBITDA and Adjusted EBITDA to net income and cash flow from operating activities.

Nine Months Ended October 1, 2006 Compared to Nine Months ended October 2, 2005

The following discussion of results for the first nine months of 2006 compared to the first nine months of 2005 compares the 39-week period of operations ended October 1, 2006, of Stripes Holdings LLC, to the 39-week period of operations ended October 2, 2005, of Susser Holdings, L.L.C. as predecessor company. The December 2005 transactions did not have a material impact on our core retail and wholesale operations, and therefore the results of operations of the company and predecessor are comparable, with the exception of lease expense and interest expense which were impacted by the financing transactions.

Total Revenue.    Total revenue for the first nine months of 2006 was $1,777.6 million, an increase of $390.4 million, or 28.1%, over 2005. The increase in total revenue was driven by a 23.7% increase in the average sales price of motor fuel, an 11.2% increase in merchandise sales and a 6.8% increase in motor fuel gallons sold, each as further described below.

Total Gross Profit.    Total gross profit for the first nine months of 2006 was $172.7 million, an increase of $24.3 million, or 16.3%, over 2005. The increase was primarily attributable to increases in merchandise sales, merchandise margins, motor fuel margins and motor fuel volumes as further discussed below.

Merchandise Sales and Gross Profit.    Merchandise sales were $276.7 million for 2006, a $27.8 million, or 11.2%, increase over 2005. Our performance was due to a 6.0% merchandise same store sales increase, accounting for $14.7 million of the increase, with the balance due to the addition of 8 new retail stores. Key categories contributing to the same store sales increase were Laredo Taco Company, beer, packaged and fountain beverages, and snacks. Merchandise gross profit was $90.5 million for 2006, a $9.7 million, or 12.1%, increase over 2005, which was driven by the increase in merchandise sales and margins. Merchandise margins were 32.7%, up from 32.5% in 2005. Merchandise margin improvements were due to a more favorable product mix emphasizing Laredo Taco Company and dispensed and packaged beverages as well as improvements to shortages.

Retail Motor Fuel Sales, Gallons and Gross Profit.    Retail sales of motor fuel for 2006 were $752.6 million, an increase of 31.5% over 2005, driven by a 19.8% increase in the average retail price of motor fuel and a 9.8% increase in retail gallons sold. The increase in gallons was attributable to a 6.6% increase in average gallons per site and the opening of 8 new retail stores. Retail motor fuel gross profit increased by 25.6% over 2005, due to the increased gallons and an increase in the gross profit per gallon. Gross profit cents per gallon of 15.1 cents was 14.3% higher than 2005.

Wholesale Motor Fuel Sales, Gallons and Gross Profit.    Wholesale motor fuel revenues to third parties for 2006 were $730.9 million, a 32.9% increase over 2005. This increase was attributable to a 27.4% increase in average wholesale motor fuel prices and a 4.3% increase in gallons sold. Wholesale motor fuel gross profit of $20.0 million increased 25.3% over 2005 as gross profit cents per gallon increased to 5.9 cents for 2006 compared to 4.9 cents for 2005. The increase in gross profit cents per gallon was attained across all categories of gallons sold with the highest increases attributed to consignment motor fuel sales and unbranded motor fuel sales.

Other Revenue and Gross Profit.    Other revenue of $17.4 million for the first nine months of 2006 increased by 8.5% over 2005. Gross profit associated with other revenue was $16.9 million, an increase of 8.1% over 2005. The retail segment had other revenue of $14.2 million in 2006 compared to $12.9 million in 2005. Retail segment other gross profit was $14.2 million and $12.9 million, respectively, as we record these service revenues on a net basis. The increase over last year was partially driven by an increase in income from prepaid services and lottery due to the introduction of a state lottery in Oklahoma in October 2005. The prepaid services and lottery increases were partly offset by the continuing decline in payphone and money order income. Other revenues and related gross profit for the wholesale segment were $2.9 million in 2006 and $2.8 million in 2005.

Personnel Expense.    The largest component of our operating expense is retail store personnel expense. For the first nine months of 2006, personnel expense was $51.7 million, an increase of $5.2 million, or 11.3%, over

2005. The increase in personnel expense was primarily attributable to increases in our group health insurance expense and our new store openings, which all have restaurants requiring incremental labor. Additionally, our restaurant sales, which require more labor, are growing at a much higher rate than our other merchandise sales and therefore are contributing to the increase in personnel expense.

General and Administrative Expenses.    For the first nine months of 2006, general and administrative expenses of $14.5 million were the same as the first nine months of 2005.

Other Operating Expenses.    Other operating expenses increased by $9.9 million, or 25.7% over 2005, which was largely driven by increased utility expense from higher energy costs ($2.5 million), credit card fees from the increase in the average retail price of motor fuel ($3.9 million), maintenance expense ($1.2 million) and advertising expense ($0.8 million).

Rent Expense.    Rent expense for the first nine months of 2006 of $16.7 million was $9.8 million or 144.1% higher than 2005, due to the December 2005 sale-leaseback transaction.

Royalty Expense.    Royalty expense for the first nine months of 2006 of $2.8 million, was up $0.3 million or 10.9% over 2005 due to the increase in merchandise sales. We began rebranding our stores to the Stripes brand during the third quarter of 2006. As of October 1, 2006, in addition to the 5 existing Stripes stores in Houston, we have opened 4 new stores under the Stripes banner and have converted another 48, for a total of 57 Stripes branded retail stores. We expect that substantially all retail stores will be converted to the Stripes brand by the end of 2006. Upon the completion of our rebranding, royalty expense will be eliminated for all stores previously branded Circle K. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by approximately $0.8 million per year.

Loss (Gain) on Disposal of Assets and Impairment Charges.    Gain on disposal of assets for the first nine months of 2006 of $0.3 million decreased by $0.2 million from 2005 due to fewer sales of property with a gain over net book value.

Depreciation, Amortization and Accretion.    Depreciation and amortization expense for the first nine months of 2006 of $17.7 million decreased $2.0 million or 10.3% from 2005 due to the December 2005 transactions.

Income from Operations.    Income from operations for the first nine months of 2006 was $21.1 million, compared to $20.2 million for 2005. The increase was attributable to the increase in sales and gross profit, offset in part by higher rent expense and operating expenses as discussed above.

Interest Expense, Net.    Net interest expense for the first nine months of 2006 was $14.1 million, an increase of $3.3 million from 2005. The increase was due to the issuance of the 10 5/8% senior notes in December 2005, net of the repayment of all prior indebtedness.

Other Miscellaneous Income and Expense.    Other miscellaneous income for the first nine months of 2006 is $0.2 million compared to $1.1 million in 2005. The decrease was primarily due to the realization of a $1.4 million gain in the third quarter of 2005 on the sale of certain warrants that were granted to Susser Holdings LLC.

Net Income or Loss.    We recorded net income for the first nine months of 2006 of $7.2 million, compared to net income of $10.5 million for 2005. The decrease is primarily due to increased rent expense of $9.8 million related to the December 2005 transactions and other operating expenses offsetting increases in sales and gross profit as discussed above.

Adjusted EBITDA.    Adjusted EBITDA for the first nine months of 2006 was $39.3 million, a decrease of $1.3 million, or 3.2%, compared to 2005. The decrease is primarily due to the additional $9.8 million of rent expense related to the December 2005 sale-leaseback, and to the increases in energy-related costs described above. Retail segment Adjusted EBITDA of $25.8 million decreased by $5.5 million, or 17.5% compared to 2005, primarily due to the $9.8 million additional rent and utility and credit card expenses. Wholesale segment Adjusted EBITDA of $15.2 million increased by $3.8 million, or 33.2%, over 2005 primarily due to the increased motor fuel gross profit.

Fiscal 2005 Compared to Fiscal 2004

The following discussion of results for fiscal 2005 consolidates the 352-day period of operations by Susser Holdings, L.L.C. as predecessor company, and the 12-day period of operations by Stripes Holdings LLC, following the December 2005 transactions. Fiscal 2005 was a 52-week period for the retail segment, while fiscal 2004 was a 53-week period.

Total Revenue.    Total revenue for 2005 was $1,896.3 million, an increase of $442.1 million, or 30.4%, over 2004. The increase in total revenue was driven by a 30.7% increase in the average sales price of motor fuel, a 7.3% increase in merchandise sales and a 5.0% increase in motor fuel gallons sold, as further described below. Fiscal 2004 included approximately $16.7 million of revenue related to the 53rd week.

Total Gross Profit.    Total gross profit for 2005 was $201.6 million, an increase of $21.1 million, or 11.7%, over 2004. The increase was primarily attributable to increases in merchandise sales, motor fuel volumes and motor fuel margins, as further described below. Fiscal 2004 included approximately $2.5 million of gross profit related to the 53rd week.

Merchandise Sales and Gross Profit.    Merchandise sales were $329.5 million for 2005, a $22.5 million, or 7.3%, increase over 2004. Our performance was due to a 3.6% merchandise same store sales increase, accounting for $10.7 million of the increase, with the balance attributable to the addition of 16 new retail stores. Key categories contributing to the same store sales increase were Laredo Taco Company restaurant sales ($3.5 million), packaged beverages ($2.2 million) and beer ($1.9 million). Our results were achieved despite the sales fluctuations related to three hurricanes during the third quarter. Merchandise gross profit was $106.5 million for 2005, a $7.6 million, or 7.7%, increase over 2004, which was driven primarily by the increase in merchandise sales. Merchandise margins were 32.3%, up slightly from 32.2% in 2004. Merchandise margin improvements due to a more favorable product mix emphasizing Laredo Taco Company and dispensed and packaged beverages were offset by declines in cigarette margins.

Retail Motor Fuel Sales, Gallons and Gross Profit.    Retail sales of motor fuel for 2005 were $780.4 million, an increase of 33.2% over 2004, driven by a 24.5% increase in the average retail price of motor fuel ($153.5 million) and a 7.0% increase in retail gallons sold ($41.0 million). The increase in gallons is attributable to a 5.4% increase in average gallons per site and the opening of 16 new retail stores. These volume increases are not adjusted for approximately 6.6 million gallons attributed to the extra week in 2004. Retail motor fuel gross profit increased by 14.4% over 2004, due to the increased gallons ($3.3 million) and an increase in the gross profit per gallon ($3.0 million). Gross profit cents per gallon of 13.6 cents was 6.9% higher than 2004. This increase in gross profit cents per gallon was partially due to the increased volatility in fuel prices during the third quarter of 2005 related to the hurricanes.

Wholesale Motor Fuel Sales, Gallons and Gross Profit.    Wholesale motor fuel revenues for 2005 were $764.8 million, a 41.5% increase over 2004. This increase is attributable to a 36.9% increase in average wholesale motor fuel prices ($200.0 million) and a 3.3% increase in gallons sold ($24.7 million). Wholesale motor fuel gross profit of $24.3 million increased 38.5% over 2004 as gross profit cents per gallon increased to 5.5 cents for 2005 compared to 4.1 cents for 2004. The increase in gross profit cents per gallon was primarily attributed to higher margins on consignment motor fuel sales (3.9 cents) and a slight increase in our margins related to unbranded motor fuel (1.7 cents).

Service Revenue and Gross Profit.    Other revenue of $21.5 million for 2005 was up 3.8% over 2004. Gross profit associated with other revenue was $20.9 million, up 2.1% over 2004. The retail segment had other revenue of $17.3 million in 2005 compared to $17.0 million in 2004. Related gross profit was also $17.3 million and $17.0 million, respectively, as we record these service revenues on a net basis. The increase over last year was partially driven by an increase in income from our car wash ($0.2 million) and ATM services ($0.2 million) and from our 16 new retail stores. The wholesale segment had other revenue and related gross profit of $3.8 million in 2005 compared to $3.5 million in 2004. The increase is primarily due to additional rental income.

Personnel Expense.    The largest component of our operating expenses is retail store personnel expense. For 2005, personnel expense was $62.2 million, an increase of $4.9 million, or 8.6%, over 2004. The increase is primarily attributable to our new store openings ($3.6 million), which all have restaurants requiring incremental labor. Additionally, our restaurant sales, which require more labor, are growing much faster than our other merchandise sales and therefore are contributing to the increase in personnel expense.

General and Administrative Expense.    General and administrative expense was $36.6 million in 2005, an increase of $19.1 million or 108.9% over 2004. Included in G&A expense are non-cash stock compensation charges of $1.2 million for 2005 and $1.7 million for 2004. Additionally, we recognized $17.3 million compensation expense for redemption of management options in connection with the December 2005 transactions. We terminated our existing option plans and redeemed all options at the acquisition value, resulting in a cost of $21.1 million. We had previously recognized compensation costs for our option plans of $3.8 million, resulting in a current charge of $17.3 million. We also had increases in salaries and bonuses of $1.2 million and increased professional fees of $0.6 million. In addition, we paid consulting fees of $1.0 million for both 2005 and 2004 to the previous owners of certain acquired properties. The consulting contracts required that they be paid out upon change of control, which was done concurrently with the closing of the December 2005 transactions, and therefore we will not incur these consulting expenses beginning in 2006.

Operating Expenses.    Operating expenses were $53.6 million in 2005, an increase of $8.1 million or 17.7% over 2004. The increase was largely driven by increased utility expense from higher energy costs ($3.2 million) and credit card fees ($1.8 million) from the increase in the average retail price of motor fuel. The remaining increase is primarily related to our new stores.

Rent Expense.    Rent expense of $9.7 million increased by $1.1 million or 12.6% over 2004. Twelve days of rent related to the December 2005 sale/leaseback transaction of $0.4 million was recorded in 2005.

Royalty Expense.    Royalty expense for the use of the Circle K trade name was $3.4 million in 2005, an increase of $0.2 million or 6.6% over 2004. We plan to rebrand our stores to the Stripes brand during the second half of 2006, after which this royalty payment will be eliminated. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by approximately $0.8 million per year.

Loss (Gain) on Disposal of Assets and Impairment Charges.    We recorded a gain on disposal of assets, net of impairment charges, of $0.6 million, compared to a loss of $1.4 million in 2004. During 2005 we sold assets with a net book value of $0.9 million and recognized a gain on disposition of these assets of $0.7 million. During 2005, impairment charges of $25 thousand were recorded.

Depreciation, Amortization and Accretion.    Depreciation, amortization and accretion expense of $30.2 million increased $3.9 million or 15.0% over 2004 primarily due to the 16 new stores. Amortization expense included a $3.3 million write-off of unamortized loan costs related to the debt repaid in December 2005.

Income from Operations.    Income from operations for 2005 was $6.4 million, compared to $20.7 million for 2004. The $14.2 million or 68.9% decrease was primarily attributable to the $17.3 million compensation expense recognized for redemption of management options. An offsetting $3.1 million improvement was attributable to improvements in merchandise and motor fuel gallons and gross profit, which were partly offset by the other increases in selling, general and administrative expense discussed above. The estimated increase income from operations attributable to the 53rd week in 2004 was approximately $0.8 million.

Interest Expense, Net.    Net interest expense for 2005 was $18.1 million, an increase of $3.5 million or 24.2% from 2004. Included in interest expense was $2.9 million in debt prepayment penalties in 2005, compared to $1.4 million in 2004. The remaining increase is due to a reduction of interest income of $0.7 million primarily related to a $9.6 million note receivable paid off in April 2004.

Other Miscellaneous Income and Expense.    We recorded several charges in connection with the December 2005 transactions. Due to change of control provisions in four long-term consulting agreements, we paid off the contracts for a total of $1.5 million. We also expensed $8.3 million in various other costs related to the December 2005 transactions, including advisory, legal and accounting charges. We recorded $1.4 million in miscellaneous income during 2005 related to the exercise of warrants that we had received in connection with the 2002 sale of our Fleet Card operations.

Net Income or Loss.    We recorded a net loss for 2005 of $20.6 million, compared to net income of $6.0 million for 2004. The $26.6 million or 441.3% decrease is due to $33.4 million of expenses related to the December 2005 transactions.

Adjusted EBITDA.    Adjusted EBITDA for 2005 was $54.4 million, an increase of $4.5 million, or 8.9%, compared to 2004. Retail segment Adjusted EBITDA of $40.3 million increased by $0.8 million, or 2.1%, over 2004 due to the increases in gross profit described above, although partly offset by the increased selling, general and administrative expenses. The retail segment’s increase in Adjusted EBITDA is also negatively impacted by the extra week included in the 2004 fiscal year, which added approximately $0.8 million to Adjusted EBITDA in 2004. Wholesale segment Adjusted EBITDA of $17.2 million increased by $4.3 million, or 32.9%, over 2004 primarily due to the increased motor fuel gross profit.

Impact of Hurricanes Emily, Katrina and Rita.    Hurricanes Emily, Katrina and Rita struck the Gulf Coast region during the third quarter of 2005, causing widespread damage. In certain of our markets, such as Corpus Christi, Victoria and the southern portions of the greater Houston area, mandatory evacuation orders were issued as a result of Hurricane Rita. At the peak of Hurricane Rita, 72 of our convenience stores and approximately 280 of our wholesale dealer locations in the Houston area were temporarily closed. Similarly, 16 sites were briefly closed as a result of Hurricane Emily. All locations were reopened shortly after Hurricanes Rita and Emily passed and we did not experience any significant damage to any of our properties. Although we did not close any sites as a result of Hurricane Katrina, we experienced similar temporary fluctuations in sales and profitability as a result of all three hurricanes. However, the net effect of the hurricanes on our operating results for 2005 was not material.

Fiscal 2004 Compared to Fiscal 2003

Total Revenue.    Total revenue for 2004 of $1,454.2 million was $305.3 million, or 26.6%, higher than in 2003. The increase in total revenue was primarily driven by a 24.0% increase in the average sales price of motor fuel, a 9.3% increase in merchandise sales and a 7.0% increase in motor fuel gallons sold, as further described below. 2004 was a 53-week year and 2003 was a 52-week year. The estimated increase in revenues attributable to the 53rd week was approximately $16.7 million.

Total Gross Profit.    Total gross profit for 2004 was $180.5 million, an increase of $17.0 million, or 10.4%, over 2003. The increase is primarily attributable to increases in merchandise sales, motor fuel volumes and retail motor fuel margins, as further described below. Approximately $2.1 million of the increase in gross profit is attributable to the 53rd week.

Merchandise Sales and Gross Profit.    Merchandise sales were $307.0 million in 2004, a $26.2 million, or 9.3%, increase over 2003. Our strong performance was due to a 4.8% merchandise same store sales increase, accounting for $13.3 million of the increase, with the balance attributable to the addition of 12 new retail stores. Key categories contributing to the same store sales increase were Laredo Taco Company restaurant sales ($2.8 million), beer ($3.3 million) and fountain drinks ($2.0 million). Merchandise gross profit was $98.9 million in 2004, a $9.0 million, or 10.0%, increase over 2003. The increase was driven primarily by the increased merchandise sales. Merchandise margin was 32.2% compared to 32.0% in 2003. The increase was driven by an improvement in employee turnover and shortage controls (13 basis points).

Retail Motor Fuel Sales, Gallons and Gross Profit.    Retail sales of motor fuel were $586.0 million in 2004, a $125.9 million, or 27.4%, increase over 2003. This increase was largely driven by a 20.6% increase in the average retail price of motor fuel. Retail motor fuel gallons of 343.9 million were up 5.2% over 2003. This increase in gallons was primarily attributable to the 12 new stores opened in 2004. Average gallons per site in 2004 increased by 4.5% over 2003. Retail motor fuel gross profit increased by $4.7 million, or 12.1%, over 2003 due partly to the increased volumes ($2.1 million) and improved margins ($2.6 million). Gross profit cents per gallon also improved by 6.7% to 12.7 cents.

Wholesale Motor Fuel Sales, Gallons and Gross Profit.    Wholesale motor fuel sales for 2004 were $540.5 million, an increase of $151.4 million, or 38.9%, over 2003. This increase is attributable to a 28.3% increase in average wholesale motor fuel prices ($109.0 million) and an 8.5% increase in volumes sold ($42.4 million). The increased volume was primarily in the unbranded commercial business, which carries lower margins than the branded dealer business. Wholesale motor fuel gross profit were $17.5 million in 2004, an increase of $0.6 million, or 3.5%, from 2003, due to the increased volumes. The gross profit cents per gallon decreased by 4.6% due primarily to the shift in mix.

Service Revenue and Gross Profit.    Other revenue of $20.7 million for 2004 increased $1.7 million, or 9.1%, over 2003. Gross profit related to other revenue was $20.5 million, an increase of 15.2% over 2003. The retail segment had other revenue and related gross profit of $17.0 million in 2004 compared to $14.6 million in 2003. The increase was primarily driven by prepaid phone cards and wireless services ($0.7 million), lottery ($0.6 million) and ATM services ($0.6 million) at our existing and the 12 new stores. The wholesale segment had other revenue and related gross profit of $3.5 million in 2004, which was flat with 2003.

Personnel Expense.    Retail store personnel expense was $57.3 million for 2004, which increased $6.3 million, or 12.4%, over the comparable period in 2003. The increase in personnel expense is largely attributable to the increase in our number of stores, which all have restaurants requiring incremental labor.

General and Administrative Expense.    General and administrative expenses increased by $1.5 million or 9.6% over 2003. Included in general and administrative expenses for 2004 is $1.7 million in non-cash stock based compensation expense related to management options, compared to $47 thousand in 2003.

Operating Expenses.    Operating expenses increased by $2.6 million, or 6.1%, over 2003, which was largely driven by increased utility expense ($1.5 million) and credit card fees ($1.6 million) resulting from higher energy costs.

Rent Expense.    Rent expense of $8.7 million for 2004 did not increase materially from 2003.

Royalty Expense.    Royalty expense for the use of the Circle K trade name was $3.2 million, an increase of $0.2 million or 5.9% over 2003 due to the increase in merchandise sales.

Loss (Gain) on Disposal of Assets and Impairment Charges.    Loss on disposal of assets and impairment charges of $1.4 million decreased by $1.1 million or 43.5% from 2003. During 2004, we sold assets with a book value of $2.3 million and recognized a loss on disposition of these assets of $0.8 million. We recorded impairment charges against assets held for sale of $0.6 million.

Depreciation, Amortization and Accretion.    Depreciation, amortization and accretion expense of $26.3 million increased $3.5 million or 15.5% over 2003, primarily due to the addition of 12 new stores. Amortization expense included $1.3 million write-off of unamortized loan costs related to the debt refinanced during 2004.

Income from Operations.    Income from operations for 2004 was $20.7 million, compared to $16.8 million for 2003. The 22.8% increase is attributable to the improvements in merchandise and motor fuel gross profit, which were partly offset by increased selling, general and administrative expenses. The estimated increase in income from operations attributable to the 53rd week in 2004 was approximately $0.8 million.

Interest Expense, Net.    Net interest expense for 2004 was $14.6 million, an increase of $0.4 million or 2.8% over 2003. This increase was primarily attributable to $1.4 million in prepayment penalties we incurred on $59.0 million of debt we refinanced.

Net Income.    Net income for 2004 of $6.0 million increased $5.4 million or 793.2%, primarily due to the increase in income from operations.

Adjusted EBITDA.    Adjusted EBITDA for 2004 was $49.9 million, an increase of $7.9 million, or 18.9%, compared to 2003. Retail segment Adjusted EBITDA of $39.5 million increased by $8.0 million, or 25.6%, over 2003 due to increases in merchandise and motor fuel gross profit described above. Additionally, the retail segment had an extra week during 2004 compared to 2003, which added approximately $0.8 million to Adjusted EBITDA in 2004. Wholesale segment Adjusted EBITDA of $13.0 million increased by $0.7 million, or 5.6%, over 2003 primarily due to the increased motor fuel gross profit.

Liquidity and Capital Resources

Cash Flows from Operations.    Cash flows from operations are our main source of liquidity. We rely primarily on cash provided by operating activities, supplemented as necessary from time to time by borrowings under our revolving credit facility and other financing transactions, to finance our operations, to service our debt obligations, and to fund our capital expenditures. Due to the seasonal nature of our business, our operating cash flow is typically the lowest during the first quarter of the year since (i) sales tend to be lower during the winter months; (ii) we are building inventory in preparation for spring break; and (iii) we pay certain annual operating expenses during the first quarter. The summer months are our peak sales months, and therefore our operating cash flow tends to be the highest during the third quarter.

Cash flows from operations were $34.6 million, $27.2 million and $29.1 million for 2003, 2004 and 2005, respectively. Excluding the December 2005 transaction expenses, our cash flows from operations for 2005 would have been $24.5 million. Cash flows from operations were $29.7 million and $28.5 million for the nine months ended October 2, 2005 and October 1, 2006, respectively. The change in our cash provided from operating activities for the respective periods was primarily attributable to changes in earnings and working capital. Our daily working capital requirements fluctuate within each month, primarily related to the timing of motor fuel and sales tax payments. Based on our typical working capital fluctuations, borrowings under our revolving credit facility have ranged from $0 to $24 million in any given month.

Capital Expenditures.    Capital expenditures, before sale/leasebacks and asset dispositions, were approximately $35.2 million, $44.2 million and $51.1 million in 2003, 2004 and 2005, respectively. The majority of these expenditures related to increasing the number of our retail stores by five, 12 and 16 in 2003, 2004 and 2005, respectively. Our wholesale segment remodeled or converted a number of locations we acquired from a major oil company in 2002, six of which were sold or leased to independent dealers with long-term motor fuel supply agreements. Capital expenditures were $40.8 million and $39.5 million, for the first nine months of 2005 and 2006, respectively. During the first nine months of 2006 we acquired two new retail stores and completed construction of 6 new stores. We also closed 4 stores, bringing our store count at October 1, 2006 to 323.

In June 2006, we sold our 25 unattended fueling sites for proceeds of $3.0 million.

We typically spend approximately $10 million to $12 million per year in maintenance and discretionary revenue enhancing capital expenditures. Of this, we estimate that we need to spend approximately $4 million to $6 million per year to maintain our existing stores. In 2006, we plan to invest approximately $38 to $42 million (net of approximately $16 to $18 million of lease financing) in 16 to 18 new retail stores, new dealer projects and maintenance and upgrades of our existing facilities. We plan to finance our capital spending plan with cash flow from operations, a portion of the net proceeds of Susser Holdings Corporation’s IPO, borrowings under the revolving credit facility and additional lease financing.

We have begun our rebranding initiative under which we are converting our stores from the Circle K brand to the Stripes brand and expect to have all stores rebranded by year-end. We estimate this initiative will require a one-time capital investment of approximately $7.5 million in 2006. To support our Stripes brand, we also intend to increase our annual marketing expense by $0.8 million. We paid $3.7 million for the use of the Circle K brand for the twelve months ended October 1, 2006.

We have recently entered into a long-term fuel supply arrangement with Valero Marketing and Supply Company that expires July 13, 2018, and will replace our CITGO supply of motor fuel to approximately 300 retail stores, in addition to some of our wholesale supply sites. We will be responsible for the capital cost of rebranding each location. We currently estimate this cost to be approximately $11 million to $13 million and expect it to occur over the 9-month period beginning in September 2006.

Cash Flows from Financing Activities.    At October 1, 2006, our outstanding long-term debt was $180.1 million, including $10.1 million drawn on our revolving line of credit. During 2003 and 2004, we incurred $24.5 million of mortgage debt, secured by 13 convenience store properties. During 2004, we refinanced approximately $59 million of debt and incurred two new mortgage debt facilities.

In December 2005, we issued $170 million aggregate principal amount of the 10 5/8% senior notes due 2013, which are further described below and are the subject of this offering. We also executed sale/leaseback transactions for 74 of our retail convenience store properties for proceeds of $170 million. The properties are being leased back pursuant to triple-net leases for an initial 20-year term with five 5-year options. The annual cash rent for these properties in 2006 is $13.6 million and escalates annually based on either a stated escalation rate or on the increase in the Consumer Price Index. The proceeds of the debt and the concurrent sale/leaseback transaction, cash on balance sheet and new equity contributions were used to fund the aggregate merger consideration related to the December 2005 transactions, refinance our existing debt and pay related fees and expenses.

On October 24, 2006, we completed an initial public offering of Susser Holdings Corporation’s common stock. Immediately prior to the offering, Stripes Holdings LLC and Susser Holdings Corporation completed corporate formation transactions such that Stripes Holdings LLC and its subsidiaries became wholly-owned subsidiaries of Susser Holdings Corporation. We are using the net proceeds of the IPO to redeem $50.0 million of our senior notes, repay the outstanding borrowing under our revolving credit facility, pay fees and expenses related to the offering and for general corporate purposes, including growth capital.

Long Term Liquidity.    In addition to the financings completed in the December 2005 transactions and our IPO, we expect that our cash flows from operations, lease financing and revolving credit facility will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as the cost of potential acquisitions, new store openings, and our store rebranding initiative, will depend on our future performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we from time to time consider opportunities to refinance our existing indebtedness, and although we may refinance all or part of our existing indebtedness in the future, there can be no assurances that we will do so. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to need to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under “Risk Factors” may also significantly impact our liquidity.

Contractual Obligations and Commercial Commitments

Contractual Obligations.    The following table summarizes by fiscal year our expected payments on the notes and future operating lease commitments as of January 1, 2006:

	Payments Due by Period
	2006	2007	2008	2009	2010	Thereafter	Total
	(dollars in thousands)
Long term debt obligations(1)	$—	$—	$—	$—	$6,220	$170,000	$176,220
Interest(2)	18,717	18,717	18,717	18,717	18,717	53,595	147,180
Operating lease obligations(3)	22,275	21,437	20,471	20,096	19,420	257,457	361,156

Total	$40,992	$40,154	$39,188	$38,813	$44,357	$481,052	$684,556

(1)	No principal amounts are due on the notes until December 2013. Assumes notes are outstanding until maturity. Does not reflect $50.0 million redemption of original notes on November 24, 2006.
(2)	Includes interest on notes, interest on the outstanding balance of our revolving credit facility as of January 1, 2006 as if such balance remained outstanding until maturity (using an assumed variable interest rate of 7.25%, the rate in effect on such facility as of January 1, 2006), and unused revolver commitment fees for the balance of our revolving credit facility for each period. Does not reflect redemption of $50.0 million of original notes on November 24, 2006.
(3)	Some of our retail store leases require percentage rentals on sales and contain escalation clauses. The minimum future operating lease payments shown above do not include contingent rental expense, which historically have been insignificant. Some lease agreements provide us with an option to renew. Our future operating lease obligations will change if we exercise these renewal options and if we enter into additional operating lease agreements.

Letter of Credit Commitments.    The following table summarizes by fiscal year the expiration dates of our standby letters of credit issued under our revolving credit facility as of January 1, 2006 (in thousands):

	2006	Thereafter	Total
	(dollars in thousands)
Standby letters of credit	$2,991	$—	$2,991

At maturity, we expect to renew a significant number of our standby letters of credit.

Other Commitments.    From time to time, we enter into forward purchase contracts for our energy consumption needs at our operating and office locations. In these transactions, we enter into agreements for certain amount of our electricity requirements through a future date at a fixed price. As of October 1, 2006, we had outstanding commitments of approximately $2.5 million for approximately 63% of our estimated electricity requirements for October through December 2006 and 31% for the first six months of 2007. We also make various other commitments and become subject to various other contractual obligations that we believe to be routine in nature and incidental to the operation of our business. We believe that such routine commitments and contractual obligations do not have a material impact on our business, financial condition or results of operations.

Quarterly Results of Operations and Seasonality

Our business exhibits substantial seasonality due to the geographic area our stores are concentrated in, as well as customer activity behaviors during different seasons. In general, sales and operating income are highest in the second and third quarters during the summer activity months, and lowest during the winter months.

The following table sets forth certain unaudited financial and operating data for each quarter during 2003, 2004, 2005 and 2006. Each quarter consists of 13 weeks, unless noted otherwise. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown. This information should be read in conjunction with our audited consolidated financial statements appearing elsewhere in this prospectus.

	Unaudited Quarterly Results
	2003							2004							2005						2006
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter	First Quarter	Second Quarter		Third Quarter		Fourth Quarter(1)		First Quarter	Second Quarter		Third Quarter		Fourth Quarter	First Quarter	Second Quarter		Third Quarter
	(dollars and gallons in thousands)
Merchandise sales	$63,117		$73,732		$75,360		$68,590	$68,691	$77,088		$81,437		$79,774		$76,206	$85,918		$86,686		$80,720	$85,799	$94,713		$96,141
Motor fuel sales:
Retail	116,045		115,602		118,197		110,178	123,845	144,559		149,377		168,185		165,983	191,012		215,257		208,189	228,295	271,024		253,300
Wholesale	100,093		95,394		99,984		93,603	111,411	133,592		145,346		150,133		149,662	179,274		221,155		214,668	203,281	277,453		250,184
Other income	4,698		4,989		4,658		4,660	5,087	5,175		4,964		5,511		5,498	5,495		5,033		5,508	5,936	5,968		5,479

Total revenue	283,953		289,717		298,199		277,031	309,034	360,414		381,124		403,603		397,349	461,699		528,131		509,085	523,311	649,158		605,104

Merchandise gross profit	20,818		24,625		23,394		21,042	22,316	25,307		26,092		25,150		24,190	28,659		27,934		25,667	28,130	31,417		30,976

Merchandise gross profit percentage	33.0%		33.4%		31.0%		30.7%	32.5%	32.8%		32.0%		31.5%		31.7%	33.4%		32.2%		31.8%	32.8%	33.2%		32.2%
Motor fuel gross profit:
Retail	$9,756		$9,888		$11,543		$7,739	$9,055	$11,157		$11,012		$12,407		$7,897	$12,330		$15,781		$13,915	$9,487	$15,520		$20,226
Wholesale	4,195		4,263		4,455		4,031	3,617	4,458		4,154		5,299		3,877	5,301		6,804		8,303	5,238	6,989		7,783
Other gross profit	4,337		4,517		4,466		4,462	4,931	5,034		5,097		5,429		5,365	5,362		4,917		5,273	5,818	5,755		5,339

Total gross profit	39,106		43,293		43,858		37,274	39,919	45,956		46,355		48,285		41,329	51,652		55,436		53,158	48,673	59,681		64,324
Income (loss) from operations(2)	4,051		7,575		6,257		(1,054)	3,288	8,294		5,305		3,772		1,648	9,532		9,035		(13,788)	638	8,515		11,938
Income (loss) before extraordinary items and cumulative effect of accounting change	446		3,949		2,687		(4,415)	(1,228)	4,997		1,835		443		(1,801)	5,789		6,520		(31,150)	(3,947)	3,760		7,360
Net income (loss)(2)	$446		$3,949		$2,687		$(6,404)	$(1,228)	$4,997		$1,835		$443		$(1,801)	$5,789		$6,520		$(31,150)	$(3,947)	$3,760		$7,360

Fuel gallons:
Retail	77,096		85,684		82,237		81,941	79,823	83,325		85,991		94,730		90,680	94,304		88,728		94,229	103,210	101,109		96,249
Wholesale	93,158		101,801		100,377		98,429	100,623	104,846		111,125		110,661		105,561	110,018		110,934		115,030	109,810	117,863		112,944

Motor fuel margin (cents per gallon)
Retail	12.65	¢	11.54	¢	14.04	¢	9.44 ¢	11.34 ¢	13.39	¢	12.81	¢	13.10	¢	8.71 ¢	13.08	¢	17.79	¢	14.77 ¢	9.19 ¢	15.35	¢	21.01	¢
Wholesale	4.50	¢	4.19	¢	4.44	¢	4.10 ¢	3.59 ¢	4.25	¢	3.74	¢	4.79	¢	3.67 ¢	4.82	¢	6.13	¢	7.22 ¢	4.77 ¢	5.93	¢	6.89	¢

(1)	2004 fourth quarter included 14 weeks.
(2)	2005 fourth quarter included $33.4 million of expenses related to the December 2005 transactions, including $17.3 million recognized as compensation expense.

Impact of Inflation

The impact of inflation on our costs, and the ability to pass cost increases in the form of increased sale prices, is dependent upon market conditions. During 2004, 2005 and through the third quarter of 2006, motor fuel prices remained volatile. Although we believe we have historically been able to pass on increased costs through price increases, there can be no assurance that we will be able to do so in the future. In 2005 and 2006 to date, we experienced meaningful inflation in the price of natural gas, which is a key component of our utility expense.

Off-Balance Sheet Arrangements

We are not currently engaged in the use of off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor do we maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risk from exposure to changes in interest rates based on our financing, investing, and cash management activities. We have a $50.0 million revolving credit facility which bears interest at variable rates. At October 1, 2006, we had variable rate debt of $10.1 million outstanding. Holding other variables constant, including levels of debt, a 0.125% increase in interest rates would have an estimated impact on our net income and cash flows for the next twelve month period of approximately $12,625.

From time to time, we enter into interest rate swaps to either reduce the impact of changes in interest rates on our floating rate long-term debt or to take advantage of favorable variable interest rates compared to our fixed rate long-term debt. In November 2003, we entered into an interest rate swap, which exchanged a 3.48% fixed rate for a variable LIBOR rate on a notional principal amount of $25,000,000, with a maturity date of December 29, 2006. On a semi-annual basis, we settle with the bank on the difference between the fixed and floating rates multiplied by the notional principal amount of $25,000,000 for that period. As of October 1, 2006, LIBOR was at 5.3%. As of October 1, 2006, the estimated fair value of the swap was a loss of $224,000.

Our primary exposure relates to:

•	Interest rate risk on short-term borrowings;

•	Our ability to pay or refinance long-term borrowings at maturity at market rates;

•	The impact of interest rate movements on our ability to obtain adequate financing to fund future acquisitions.

We manage interest rate risk on our outstanding long-term and short-term debt through the use of fixed and variable rate debt. While we cannot predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, management evaluates our financial position on an ongoing basis.

Application of Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumption. Our significant accounting policies are described in Note 2 to our Audited Consolidated Financial Statements. We believe the following policies to be the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Revenue Recognition.    Revenues from our two primary product categories, merchandise and motor fuel, are recognized at the point of sale on a gross basis. We charge our dealers for third party transportation costs, which are included in revenues and cost of sales. We derive service revenue from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, payphones and other ancillary product and service offerings. We record service revenue on a net commission basis at the time the services are rendered.

Revenues from fixed price construction contracts with third parties are recognized by APT on the completed contract method. This method is used because the typical contract is completed in three months or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered complete when the work has been accepted by the customer.

Vendor Allowances and Rebates.    We receive payments for vendor allowances, volume rebates, and other supply arrangements in connection with various programs. Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates. Unearned payments are deferred and amortized as earned over the term of the respective agreement. For the years ended 2003, 2004, and 2005, we recognized earned rebates of $15.9 million, $16.1 million, and $16.9 million, respectively. We recognized earned rebates of $12.8 million and $13.4 million for the nine month periods ended October 2, 2005 and October 1, 2006, respectively.

Insurance Liabilities.    We use a combination of self-insurance and third party insurance with predetermined deductibles that cover certain insurable risks. Our share of the employee injury plan, health benefits plan and general liability losses are recorded based on historical experience and independent actuarial estimates of the aggregate liabilities for claims incurred. We also estimate the cost of claims that have been incurred but not reported, based on historical experience.

Long-Lived Assets and Closed Stores.    We test for possible impairment of long-lived assets (including intangible assets) whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows. It is our policy to make available for sale property considered by management to be unnecessary for our operations. The aggregate carrying values of such owned property, including related store equipment, are periodically reviewed and adjusted downward to fair value when appropriate.

Asset Retirement Obligation.    Since fiscal 2003, we have recognized the estimated future cost to remove an underground storage tank over the estimated useful life of the storage tank in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank. We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal.

Environmental Liabilities and Related Receivables.    Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are expensed by us. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. We determine our liability on a site-by-site basis and record a liability when it is probable and can be reasonably estimated. The estimated liability is not discounted. The majority of the known environmental expenditures incurred for investigation and remediation of motor fuel sites are eligible for refund under the reimbursement programs administered by TCEQ. A related receivable is recorded for estimated probable reimbursements. Environmental expenditures not eligible for refund from the TCEQ may be recoverable in whole or part from a third party or from our insurance coverage provided by a mutual insurance company funded by tank owners in Texas, in which case we have recorded a liability for our net estimated exposure.

Management Incentive Options.    We have granted incentive options for a fixed number of units to certain employees. We account for existing options in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. Any new options that are granted, or existing options that are modified, repurchased or cancelled, will be accounted for prospectively under SFAS No. 123(R), as further described below.

Recent Accounting Pronouncements

FASB Interpretation No. 46.    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, the FASB revised the Interpretation (FIN 46R) to address certain technical corrections and to clarify implementation issues. FIN 46R requires the consolidation of a variable interest entity (VIE) in which an enterprise absorbs a majority of the entity’s expected losses and/or receives a majority of the entity’s expected residual returns as a result of ownership, contractual, or other financial interest in the entity. Prior to the issuance of FIN 46, an entity generally was consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority voting interest in the entity. We adopted FIN 46R on January 3, 2005 and the adoption did not have a significant impact on our results of operations or financial position.

SFAS No. 123(R).    On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) (SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statements based on their fair values. We adopted SFAS No. 123(R) in fiscal 2006. Because we used the minimum value method for our pro forma disclosures under SFAS 123, we will apply SFAS 123(R) prospectively to newly issued stock options. Existing stock options will continue to be accounted for in accordance with APB Opinion 25 unless such options are modified, repurchased or cancelled after the effective date.

EITF No. 06-3.    In June 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” The consensus requires disclosure of either the gross or net presentation, and any such taxes reported on a gross basis should be disclosed in the interim and annual financial statements. This Issue is effective for financial reports beginning after December 15, 2006. We do not expect to change our presentation of such taxes, and we will provide additional disclosure upon the adoption of this Issue.

SFAS No. 157.    In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. We use fair value measurements to measure, among other items, purchased assets and investments, leases, derivative contracts and financial guarantees. We also use them to assess impairment of properties, plants and equipment, intangible assets and goodwill. The Statement does not apply to share-based payment transactions and inventory pricing. This Statement is effective January 1, 2008. We are currently evaluating the impact on our financial statements.

BUSINESS

Our Company

We are the largest non-refining operator in Texas of convenience stores based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. As of October 1, 2006, our retail segment operated 323 convenience stores in Texas and Oklahoma, offering merchandise, foodservice, motor fuel and other services. For the twelve month period ended October 1, 2006, and for the fiscal year ended January 1, 2006, our wholesale motor fuel segment purchased 850.4 million gallons and 809.5 million gallons, respectively, of branded and unbranded motor fuel from refiners and distributed it to our retail convenience stores, contracted independent operators of convenience stores, unbranded convenience stores and commercial users. We believe our unique retail/wholesale business model, scale, market share, and foodservice and merchandising offerings, combined with our highly productive new store model and selected acquisition opportunities, position us for ongoing growth in sales and profitability. Our total revenues and Adjusted EBITDA for the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, were $2.3 billion and $53.1 million, and $1.9 billion and $54.4 million, respectively. This represents a CAGR, of 25.9% and 12.1%, and 25.4% and 15.2%, respectively, for sales and Adjusted EBITDA since the fiscal year ended December 30, 2001. Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities—please see footnote 6 under “Selected Historical Financial and Operating Data” for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus and a reconciliation to net income and for cash provided by (used in) operating activities for the periods presented.

Our stores offer a varied selection of food, beverage, snacks, grocery and non-food items intended to appeal to the convenience needs of our customers. We also offer fresh made-from-scratch food under the Laredo Taco Company brand at 142 locations, which has contributed to our strong same store sales growth and our margins in excess of industry averages. Laredo Taco Company is our proprietary restaurant operation featuring in-store kitchens preparing breakfast tacos, lunch tacos, fried and rotisserie chicken and other hot food offerings targeted to the local population in our core markets. Additionally, we own and operate ATM, pay telephone and proprietary money order systems in each of our stores and also provide other services such as lottery, prepaid telephone cards and wireless services and car washes. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, the retail segment produced revenues and gross profit of $1,336.7 million and $193.8 million, and $1,127.2 million and $173.6 million, respectively.

As a wholesale distributor of motor fuel, we purchase branded and unbranded motor fuel from refiners and distribute it through third-party transportation providers to our own convenience stores, to 364 contracted dealer locations, throughout Central and South Texas, and to other end users. We believe we are among the largest distributors of CITGO and Chevron branded motor fuel in the United States and a significant distributor of Conoco, Exxon, Shell and Texaco branded motor fuels based on gallons sold. For the twelve months ended October 1, 2006 and for the fiscal year ended January 1, 2006, the wholesale segment produced third party revenues and gross profit of $949.1 million and $32.3 million, and $768.1 million and $28.1 million, respectively.

History

The Susser family entered the motor fuel retailing and distribution business in the 1930’s. Sam L. Susser, our President and Chief Executive Officer, joined us in 1988, when we operated five stores and had revenues of $8.4 million. In 1988, we acquired 26 7-Eleven stores in South Texas. In 1992, we acquired an additional 27 7-Eleven stores in Wichita Falls, Texas and Lawton, Oklahoma, growing our retail store base to 58. In 1994, we merged with an affiliate company, Susser Petroleum Company, which was a wholesale motor fuel distributor for approximately 35 dealer locations and all of our retail stores. In 1995, through a 50/50 joint venture with Circle K, we acquired 105 Circle K retail sites, and in 1996, we purchased Circle K’s interest in the joint venture.

In 1999, we expanded our wholesale motor fuel distribution operation through the acquisition of A.N. Rusche Distributing Company or Rusche. The Rusche acquisition added approximately 185 dealer locations to our wholesale distribution network, primarily in the Houston metropolitan area.

Since 1999, we have increased our retail and wholesale operations through a combination of organic new store openings, which are in our large format store model, and two significant acquisitions. During this period, we have invested more than $100 million in new store capital expenditures and have opened 55 stores in our large format, high volume new store model. In March 2001, we purchased 30 Tex-Mart branded convenience stores, 33 dealer supply agreements and 11 undeveloped tracts of land. We acquired an additional 121 Coastal Mart branded convenience stores, 23 unattended motor fueling sites and 15 motor fuel supply agreements from the El Paso Corporation in October 2001. These acquisitions were fully integrated almost immediately after closing the transactions.

On December 21, 2005, Stripes Acquisition LLC, an affiliate of Wellspring Capital Partners III, L.P., or Wellspring, merged with and into Susser Holdings, L.L.C., with Susser Holdings, L.L.C. remaining as the surviving entity. This transaction facilitated the buyout of our prior equity sponsors and positioned us to continue to execute on our growth strategies.

On October 24, 2006, Susser Holdings Corporation completed an initial public offering of 7,475,000 shares of its common stock. Susser Holdings Corporation became the holding company of Stripes Holdings LLC and its subsidiaries, including Susser Holdings, L.L.C.

Industry Trends

We operate within the large and growing U.S. convenience store industry. According to Retail Forward, Inc., our industry is expected to grow from $474.2 billion in 2005 to $559.9 billion in 2009, which represents a CAGR of 4.2%. Our industry is highly fragmented, with the 10 largest convenience store retailers accounting for approximately 9% of total industry stores in 2004. Furthermore, small, local operators with 50 or fewer stores account for approximately 74% of all convenience stores operated by retailers in 2005. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	Increasing size of retail stores, specifically supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	Continuing shift of consumer food and general merchandise purchases away from traditional supermarkets to convenience stores, hypermarkets, and drug stores;

•	Changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	Highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	Continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Leading Market Position.    We are the largest non-refining convenience store chain in Texas. We believe we operate approximately five times as many stores as our next largest convenience store competitor in the rapidly growing South Texas market. In addition, we believe our market share in several key merchandise categories is well in excess of our market share as determined by store count and supplier information because our facilities are larger, are located in higher traffic areas and offer a more comprehensive merchandise offering. We believe our leading market position allows us to achieve more favorable merchandise and motor fuel procurement costs than our competitors and provides greater economies of scale.

Highly Attractive Markets.    Approximately 90% of our stores are located in South Texas, which includes high population growth areas (Brownsville and McAllen in the Rio Grande Valley and Laredo) and popular tourist destinations (Corpus Christi, Port Aransas and South Padre Island). Additionally, the Hispanic population has experienced significant growth in our markets. We believe we are well positioned to capitalize on the growth in our markets by tailoring our merchandise mix, especially Laredo Taco Company, and marketing strategy to the preferences of our local population. The following table highlights the demographics in certain of our markets versus Texas and the United States:

Demographics(1)	Rio Grande Valley	Laredo	Houston		Corpus Christi	Texas	United States
Population (MSA ‘03/’04)	1,110,136	197,488	5,180,443		409,741	22,490,022	293,655,404
Growth (‘90 – ’00)	40%	41%	27%		10%	23%	13%
Projected Growth (‘00 – ’10)	20%	33%	10%		8%	10%	11%
Est. Hispanic Population (‘00)	87%	94%	28%		53%	32%	13%
Percent of Our Retail Store Base	45%	9%	1	%(2)	30%	94%	100%

(1)	Population data, growth(‘90 –’00) and estimated Hispanic population is derived from data obtained from the U.S. Census Bureau. Population data for Rio Grande Valley, Houston MSA, Texas and the United States is based on 2004 data and data for Corpus Christi and Laredo is based on 2003 data. Projected growth data (2000 to 2010) for Texas and the United States is derived from the U.S. Census Bureau, for Rio Grande Valley and Houston MSA from the Texas State Data Center and Office of the State Demographer and for Corpus Christi and Laredo from the Texas Water Development Board.
(2)	Approximately 78% of our dealer locations are located in the Houston MSA.

Differentiated Retail Strategy.    We believe our retail strategy, which emphasizes merchandising, foodservice, and technology, is superior to our competition. We believe we are less dependent on cigarettes and motor fuel than the industry as we focus our in-store merchandise mix on attractive product categories, such as beverages and Laredo Taco Company foodservice, which have higher growth and margin characteristics. Our new store model is almost twice the size of the typical convenience store and features a comprehensive convenience merchandise selection of approximately 2,800 merchandise units, an in-store Laredo Taco Company kitchen and large fountain and coffee bar fixtures. We have opened 58 new large format stores since 1999. To further improve our operating performance, we have developed information systems in all of our stores that allow us to collect, analyze and adjust our business strategy. For example, we have utilized point-of-sale scanning in all of our stores since 2000 and are able to track sales and margin trends at the store and the merchandise unit level to adjust our merchandise mix and pricing strategy to meet local customer preferences and improve profitability.

As a result of our differentiated strategy, our retail stores have produced positive strong annual merchandise same store sales growth in each of the last ten years. For the last eight fiscal years, our annual merchandise same store sales growth has averaged 5.1% (which was not inflated by increases in cigarette excise taxes). The following table illustrates our superior retail operations for the fiscal year ended January 1, 2006 versus the 2005 industry averages:

	Retail Store Performance
	Susser	Industry(1)
Foodservice as a percent of merchandise sales	17.5%	11.9%
Cigarettes as a percent of merchandise sales	18.2%	34.4%
Merchandise gross margin	32.3%	29.5%
Motor fuel as a percent of total gross profit	28.8%	37.2%
Earnings before interest, depreciation, amortization and rent per store (dollars in thousands)	$146.8	$131.5

(1)	Source: 2006 NACS State of the Industry, July 2006.

Our Proprietary Laredo Taco Company Restaurant.    Laredo Taco Company, our proprietary restaurant operation, located in 142 of our stores, is a valuable competitive advantage that differentiates us from other convenience stores. Laredo Taco Company offers both breakfast and lunch tacos, fried and rotisserie chicken and other hot food offerings all prepared in our in-store kitchens. Laredo Taco Company produces higher gross profit margins than most other merchandise categories and drives complementary merchandise purchases, such as high margin beverages and snacks, in approximately 68% of its transactions based on a market basket analysis across a sample of our stores. In locations with a Laredo Taco Company, many of which are our large format stores, the average number of customer transactions is approximately 53% greater than in our non-restaurant stores. Laredo Taco Company has been a positive driver of sales growth, generating average same store restaurant sales growth of 15.3% from December 29, 2002 through January 1, 2006.

(1)	Represents the gross profit contribution of the Laredo Taco Company Restaurants divided by the total merchandise gross profit from the total retail units in each period presented.

Established Hypermarket Strategy.    We have adjusted our retail strategy to profitably compete and grow in our markets with the entrance of hypermarkets over the last decade. Hypermarkets, or large format grocery and general merchandise retailers, entered South Texas ten years ago and many sell motor fuel at competitive prices in our markets. From 1996 to 2000, our motor fuel gross profit declined by approximately four cents per gallon compared to the preceding five-year period, reflecting the new competitive environment. Since 1999, we have invested in more efficient motor fueling facilities designed to handle higher volumes to offset some of the margin pressure while improving our higher margin in-store merchandise offerings and focusing on the convenience of our format. We believe that these actions, along with our combined retail and wholesale purchasing leverage, have positioned us to effectively compete with these hypermarkets. As a result, over the last five years, our annual motor fuel cents per gallon has stabilized and slightly improved as we have been able to benefit from our market share with more favorable procurement costs and economies of scale.

Proven Retail Growth Strategy.    We have increased our retail store count by 75% over the last five years through a combination of new large format store constructions and acquisitions. We have consistently generated strong returns on investment from our new retail stores. Our new store model averages 4,800 square feet and is built on a larger lot, which provides for more, easily accessible parking spaces. It includes larger fueling facilities and features our extensive selection of convenience merchandise and beverages as well as a Laredo Taco Company. The 37 retail stores that we built from 1999 to 2004 generated an average unlevered return on invested capital of approximately 19% in 2005 (prior to debt or lease financing). We opened 12 stores in 2004, 16 new stores in 2005 and plan to open 16 to 18 stores in 2006. During the last 5 years we have closed an average of 6 stores per year and plan to close 7-10 stores in 2006. The two significant retail store acquisitions we completed in 2001 have each generated unlevered returns on capital in excess of the 2005 return on our new stores.

Unique Retail Wholesale Business Model.    We believe our unique business model of operating both retail convenience stores and wholesale motor fuel distribution provides us with significant advantages over our competitors. Unique from many of our convenience store competitors, we are able to take advantage of the combined motor fuel purchasing volumes to obtain attractive pricing and terms while reducing the variability in motor fuel margins. From 2000 through October 1, 2006, our wholesale motor fuel volumes grew at a CAGR of 10.3%. This consistent volume growth, combined with the fixed fee per gallon we receive on approximately 75% of our third party wholesale gallons sold, reduces the overall variability of our financial results. Since 1999, we have opened 189 new dealer locations. We have invested approximately $19.1 million of capital in 126 of these locations, generating an average unlevered return on invested capital of approximately 31.4% for the twelve months ended July 2, 2006. Additionally, we offer our dealers the ability to participate in various merchandise and services programs developed in conjunction with our retail segment. This allows us to take advantage of additional scale when negotiating terms with our suppliers, and these value added programs allow us to attract additional dealers to our network while differentiating us from traditional motor fuel distributors. In July 2006, we entered into a new long-term motor fuel supply contract with Valero to supply all of our retail stores and selected wholesale locations that are currently supplied by CITGO. We believe this new contract secures very favorable motor fuel supply terms, specifically competitive pricing, stability of supply and a 12 year term.

Experienced Management with Significant Ownership.    Our management team, led by President and Chief Executive Officer Sam L. Susser, has a strong track record of revenue growth and profitability improvement. Sam L. Susser joined us in 1988, when we operated five stores and had revenues of $8.4 million. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, our revenues have increased to $2.3 billion and $1.9 billion, respectively, and our retail store count has increased to 323 as of October 1, 2006. Our management team has an average tenure with us and in the convenience store industry of 15 years and 22 years, respectively. As part of the December 2005 recapitalization transactions, management invested $37 million in the company and beneficially owned approximately 28% of our membership interests. Subsequent to the Company’s recent initial public offering, the executive management team beneficially owns approximately 16.0% of our outstanding common stock.

Growth Strategy

We believe that there is significant opportunity to continue to increase our sales and profitability through the continued implementation of our operating strategy and through growing our store base in existing and contiguous markets both organically and through strategic acquisitions. Specific elements of our growth strategy include the following:

Open New Convenience Stores and Expand Our Dealer Network.    Over the last seven years, since January 1999, we have opened 65 retail stores (including seven single site acquisitions) and 189 new dealer locations. We intend to continue opening new stores and additional dealer locations in existing and contiguous markets.

•	New Store Pipeline. We have identified expansion opportunities in all of our existing markets and throughout the Southwest region. We intend to open at least 16 to 18 new stores in fiscal 2006 and 18 to 22 new stores in 2007 in our existing markets. Given the population growth, strong real estate development and competitive dynamics in our existing and contiguous markets, we believe there will continue to be meaningful opportunities to grow our store base in the future.

•	New Dealer Pipeline. We believe there is significant opportunity to expand our dealer network. We intend to increase our wholesale distribution network by at least 25 to 35 dealers in fiscal 2006 and 2007, which requires minimal capital expenditures. In addition to a strong competitive platform, our wholesale growth is supported by the major oil refiners’ desire to reduce the number of smaller customers by increasing their minimum annual gallons purchased requirement. In our region, this trend is creating additional demand for wholesale distributors to supply small and medium size retail chains and independents.

Expand Our Proprietary Laredo Taco Company Restaurants.    We believe that the success of Laredo Taco Company provides us with a significant opportunity for growth and margin improvement since it is currently only offered in approximately 40% of our stores. We believe we can add our proprietary restaurant offering to every newly constructed store and to 30 to 45 of our existing stores. In addition, while we currently focus on breakfast and lunch, we are expanding these operations to include a dinner service in a variety of locations, which we expect will further drive our profitability and same store sales growth.

Enhance Profitability Through Our Rebranding Initiative.    As of October 1, 2006, 266 of our 323 store locations were branded under the Circle K banner. Our license agreement with our Circle K licensor expired in November 2006. We do not plan to renew the agreement and instead have started to rebrand all of our convenience stores to our proprietary Stripes brand during the second half of 2006. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, we paid $3.7 million and $3.4 million, respectively, for the use of the Circle K trade name and we believe rebranding to Stripes will afford us more flexibility for future growth while enhancing our profitability. Over the last three years, we have replaced all of the Circle K trade dress inside our stores with our own designs and brands. Our motor fuel canopies and pumps will continue to be branded with the banners of major oil company suppliers whose signage is prominently displayed at our locations. Based upon our previous rebranding initiatives, we do not expect our store operations or customer experience to be adversely affected by this rebranding initiative.

Pursue Acquisitions in Existing and Contiguous Markets.    We have completed nine acquisitions in the last 17 years, adding 326 retail stores and 234 dealers. We believe this acquisition experience and our scalable infrastructure forms a strong platform for future growth through acquisitions and we plan to pursue acquisition opportunities within the highly fragmented convenience store industry. We will focus on existing and contiguous markets where demographics and overall market characteristics are similar to our existing markets. With approximately 20,000 convenience stores operating in Texas, Arkansas, Louisiana, New Mexico and Oklahoma, we believe there are significant opportunities to further penetrate our existing markets and selectively expand into new markets. This region has been under intense competitive pressure from hypermarkets and other supermarket operators, making the region ripe for continued consolidation as weaker competitors exit the business. In addition, our unique retail/wholesale business model provides us with strategic flexibility to acquire chains with both retail and dealer locations. Furthermore, we believe that the current trend of divesture of retail operations by refiners and integrated oil companies will continue to provide us with expansion opportunities.

Retail Operations

As of October 1, 2006, our retail segment operated 323 convenience stores in Texas and Oklahoma, offering merchandise, foodservice, motor fuel and other services. The retail segment produced revenues and gross profit of $1.3 billion and $193.8 million, and $1.1 billion and $173.6 million, respectively, for the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006. The following table sets forth retail revenues and gross profits:

	Fiscal year Ended January 1, 2006				Twelve Months Ended October 1, 2006
	Revenues		Gross Profits		Revenues		Gross Profits
	$000’s	% of Total	$000’s	% of Total	$000’s	% of Total	$000’s	% of Total
Merchandise	$329,530	29.2%	$106,450	61.3%	$357,373	26.7%	$116,191	60.0%
Motor fuel	780,441	69.3%	49,922	28.8%	960,807	71.9%	59,129	30.5%
Service and other	17,257	1.5%	17,257	9.9%	18,498	1.4%	18,498	9.5%

Total	$1,127,228	100.0%	$173,629	100.0%	$1,336,678	100.0%	$193,818	100.0%

Merchandise Operations.    Our stores carry a broad selection of food, beverages, snacks, grocery and non-food merchandise. The following table highlights certain information regarding merchandise sales for the last five years:

	Fiscal Year Ended					Twelve Months Ended October 1, 2006
	December 30, 2001	December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006
	(dollars in thousands)
Merchandise sales	$197,453	$274,026	$280,799	$306,990	$329,530	$357,373
Average merchandise sales per store	$823	$887	$916	$998	$1,055	$1,120
Merchandise same store sales growth	4.2%	8.3%	4.1%	4.8%	3.6%	5.2%
Merchandise margin, net of shortages	33.9%	31.3%	32.0%	32.2%	32.3%	32.5%

We stock 2,500 to 3,000 merchandise units on average with each store offering a customized merchandise mix based on local customer demand and preferences. In order to further differentiate our merchandise offering, we have developed two proprietary offerings unique to our stores, which include Laredo Taco Company and Café de la Casa. Each of these proprietary offerings, along with our prominent fountain drink offering, generates higher gross margins than our merchandise average, and we emphasize these offerings in our marketing campaigns. Our stores also offer candy, branded packaged foods, magazines and newspapers, health and beauty aids and a variety of other non-food items. We own and operate ATM, pay telephone and proprietary money order systems in each of our stores and also provide other services such as lottery, prepaid telephone cards and wireless services, and car washes. In addition, we own a 50% interest in Cash & Go, Ltd and lease to them 39 kiosks, consisting of approximately 100 square feet per unit within our stores, for check cashing and short term lending products.

Laredo Taco Company is our in-house, proprietary restaurant operation featuring breakfast tacos, lunch tacos, fried and rotisserie chicken and other hot food offerings targeted to the local population in our core markets. Laredo Taco Company is in 142 of our stores and features in-store kitchens allowing us to make fresh food on the premises daily. This offering generates higher margins than our other products and drives the sale of high margin complementary items in approximately 68% of Laredo Taco Company transactions, such as hot and cold beverages and snacks. Same store restaurant sales have grown at an average rate of 15.3% from December 29, 2002 through January 1, 2006. We are continuing to drive same store restaurant sales growth and transaction size by broadening our menu and extending hours of operation.

Based on merchandise purchase and sales information, we estimate retail segment merchandising category sales for the periods presented as follows:

	Fiscal year ended						Nine months ended				Twelve months ended
	December 28, 2003		January 2, 2005		January 1, 2006		October 2, 2005		October 1, 2006		October 1, 2006
	(dollars in millions)
	Sales	%	Sales	%	Sales	%	Sales	%	Sales	%	Sales	%
Beer	$58.4	20.8%	$64.1	20.9%	$67.3	20.4%	$50.9	20.5%	$55.5	20.1%	$71.9	20.1%
Foodservice	38.3	13.6%	47.5	15.5%	57.7	17.5%	42.0	16.9%	52.5	19.0%	68.1	19.1%
Cigarettes	56.1	20.0%	58.3	19.0%	59.9	18.2%	45.2	18.2%	46.9	16.9%	61.5	17.2%
Packaged drinks	46.6	16.6%	49.1	16.0%	53.2	16.1%	41.1	16.5%	47.4	17.1%	59.4	16.6%
Snacks	15.5	5.5%	17.5	5.7%	17.4	5.3%	13.2	5.3%	15.0	5.4%	19.2	5.4%
Nonfoods	14.5	5.2%	16.3	5.3%	16.1	4.9%	12.0	4.8%	13.3	4.8%	17.4	4.9%
Other	51.4	18.3%	54.2	17.6%	57.9	17.6%	44.4	17.8%	46.1	16.7%	59.9	16.7%

Total	$280.8	100.0%	$307.0	100.0%	$329.5	100.0%	$248.8	100.0%	$276.7	100.0%	$357.4	100.0%

We purchase approximately 41% of our merchandise, including most tobacco and grocery items, from McLane Company, Inc., or McLane, a wholly owned subsidiary of Berkshire Hathaway Inc. McLane has been our primary supplier since 1992 and currently delivers products to all of our retail stores. We have a long term supply agreement with McLane, which expires in December 2007. We purchase the products at McLane’s cost plus an agreed upon percentage, reduced by any promotional allowances and volume rebates offered by manufacturers and McLane. We also purchase a variety of merchandise, including soda, beer, bread, dairy products, ice cream and snack foods, directly from a number of vendors and their wholesalers. All merchandise is delivered directly to our stores by McLane or other vendors. We do not maintain additional product inventories. Our business is seasonal, with higher sales generally in the second and third quarters, and we may increase our store merchandise inventories in preparation for these seasonal peaks. We do not carry any significant customer receivables in the retail segment.

Motor Fuel Operations.    We offer CITGO, Chevron and Exxon branded motor fuel and unbranded motor fuel at 321 of our convenience stores, approximately 90% of which have been branded under the CITGO name. We have recently entered into a new fuel supply agreement with Valero Marketing and Supply Company and in September began to convert our CITGO branded stores to the Valero, Shamrock or Stripes brand which we expect to be completed over the next six to nine months. We purchase all of our motor fuel from our wholesale segment at a price reflecting product cost plus our transportation cost. Fuel is purchased by the load as needed to replenish supply at the stores. We set an overall motor fuel pricing policy at the corporate level that focuses on driving volumes and margins. Execution of the policy is delegated to the store managers.

Our retail fuel margins per gallon tend to be lower than industry averages due to the saturation of hypermarkets in the markets we serve. From 1996 to 2000, our motor fuel gross profit declined by approximately four cents per gallon compared to the preceding five-year period, reflecting the new competitive environment. Since 1999, we have invested in more efficient motor fueling facilities designed to handle higher volumes to offset some of the margin pressure while improving our higher margin in-store merchandise offerings and focusing on the convenience of our format. We believe that these actions, along with our combined retail and wholesale purchasing leverage, have positioned us to effectively compete with these hypermarkets. As a result, over the last five years, our annual motor fuel cents per gallon has stabilized and slightly improved as we are able to benefit from our market share with more favorable procurement costs and economies of scale. The following table highlights certain information regarding our retail motor fuel operations for the periods as labeled:

	Fiscal Year Ended										12 Months Ended October 1, 2006
	December 30, 2001		December 29, 2002		December 28, 2003		January 2, 2005		January 1, 2006
Motor fuel sales (in thousands)(1)	$299,222		$395,259		$460,022		$585,966		$780,441		$960,807
Motor fuel gallons sold (in thousands)	236,503		313,280		326,958		343,869		367,941		394,796
Avg. gallons sold per store (in thousands)	1,003		1,028		1,077		1,125		1,186		1,244
Avg. retail motor fuel price per gallon(1)	$1.26		$1.26		$1.41		$1.70		$2.12		$2.43
Retail gross profit cents per gallon(2)	11.8	¢	12.4	¢	11.9	¢	12.7	¢	13.6	¢	15.0	¢
Stores selling motor fuel	331		305		303		304		317		321

(1)	Includes excise tax.
(2)	Before the cost of credit cards, fuel maintenance and environmental expenses.

Store Locations.    As of October 1, 2006, we operated 323 stores, of which 304 were in Texas and 19 were in Oklahoma. All but four of our stores are open 24 hours a day, 365 days a year. All but two stores sell motor fuel. We seek to provide our customers with a convenient, accessible and clean store environment. Approximately 95% of our stores are freestanding facilities, ranging in size from approximately 2,400 to 5,000 square feet. The 49 stores we have opened since January 2000 average approximately 4,700 square feet and are built on large lots with much larger motor fueling and parking facilities.

The following table provides the regional distribution of our stores as of October 1, 2006:

Region	Number of Stores
Rio Grande Valley(1)	145
Corpus Christi	96
Laredo	30
Texoma(2)	26
Victoria(3)	26

Total	323

(1)	Includes Brownsville, McAllen, Falfurrias and Riviera.
(2)	Includes Wichita Falls, Texas, and Lawton, Duncan, and Altus, Oklahoma.
(3)	Includes five units in Houston.

The following table provides a history of our retail openings, conversions, acquisitions and closings for the last five years:

	Fiscal Year Ended					Nine Months Ended October 1, 2006
	December 30, 2001	December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006
Number of stores at beginning of period	182	334	306	305	306	320
New stores	4	4	5	10	15	4
Acquired stores	151	3	—	2	1	—
Converted to dealer locations	—	(31)	—	—	—	—
Closed or divested stores	(3)	(4)	(6)	(11)	(3)	(1)

Number of stores at end of period	334	306	305	306	319	323

Stripes Rebranding.    As of October 1, 2006, 266 of our 323 store locations were branded under the Circle K banner. Our royalty expense for the rights to use the Circle K banner at our stores was $3.7 million and $3.4 million, for the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, respectively. Since we believe this expense outweighs any benefit from the Circle K licensing agreement, we do not plan to renew the agreement; therefore, we intend to rebrand all of our convenience stores to our proprietary Stripes brand in the second half of 2006. We expect that this conversion will require a one-time capital investment of approximately $7.5 million. To support our proprietary Stripes brand, we intend to increase our annual marketing expense by $0.8 million, which is an approximate 45% increase over what we spent during 2005. Over the last three years, we have replaced all of the Circle K trade dress inside our stores with our own designs and brands, including Laredo Taco Company and Café de la Casa, our proprietary coffee brand. We do not expect our store operations or customer traffic and spending to be adversely affected by our rebranding initiative. Our motor fuel canopies and pumps will continue to be branded with major oil company suppliers whose signage is prominently displayed at our locations. Our prior experience in rebranding from 7-Eleven, Tex Mart, Ice Box and Coastal to Circle K has led us to believe that location, quality and consistency of services offered are more important determinants of customer loyalty than store brand. We believe rebranding to Stripes will afford us more flexibility for future growth while enhancing our profitability. In addition, we will no longer be limited by the geographic restrictions set forth in the Circle K license agreement which limit the markets we can operate under the Circle K brand.

Technology and Store Automation.    All of our retail convenience stores use computerized management information systems, including point-of-sale scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial and marketing data, reduce store level and corporate administrative expense and control merchandise shortage, or shrink. Our information systems platform is highly scalable, which allows new stores to be quickly integrated into our system-wide reporting.

Our management information systems obtain detailed store level sales and volume data on a daily basis and generate gross margin, payroll and store contribution data on a weekly basis. We utilize price scanning and electronic point-of-sale, or EPOS, technology in all of our retail convenience stores that is consolidated on a single platform, VeriFone Ruby System, supported by on-site computers that are networked to our central server and back office. We manage our motor fuel inventory through TelaPoint, which enables us to monitor and coordinate fuel inventory management with our motor fuel vendors. This product has allowed us to better control inventory fuel levels.

All store level, back office and accounting functions, including our merchandise price book, scanning, motor fuel management, scheduling, payroll and trend reports, are supported by PDI/Resource Management Series software, a fully integrated management information and financial accounting system. This system provides us with significant flexibility to continuously review and adjust our pricing, merchandising strategies and price book, automates the traditional store paperwork process and improves the speed and accuracy of category management, restaurant expenses and inventory control. Data collected by the PDI/Resource

Management Series system is consolidated for financial reporting, data analysis and category management purposes by a Hyperion database. The Company leverages its IT and finance systems to manage proprietary money orders, payphones and ATM networks.

Our physical information technology equipment consists of a wide area network that spans Texas and Oklahoma, providing connectivity to our corporate and regional offices and most of our convenience stores. The majority of our convenience stores communicate through wireless technology, with the balance using high-speed cable or dial-up technology.

Our network is kept up to date by investing capital dollars each year, replacing end of life hardware and updating to latest software versions. We also invest capital dollars in firewall, remote access security, and virus and spam protection to ensure a high level of network security against intrusion from external threats. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our network.

Wholesale Motor Fuel Distribution

We believe our unique business model of operating both retail convenience stores and wholesale motor fuel distribution provides us with significant advantages over our competitors. Unlike many of our convenience store competitors, we are able to take advantage of the combined motor fuel purchasing volumes to obtain attractive pricing and terms while reducing the variability in motor fuel margins. Our wholesale motor fuel segment purchases branded and unbranded motor fuel from refiners and distributes it to: (i) our retail convenience stores; (ii) 352 contracted independent operators of convenience stores, which we refer to as dealers; and (iii) commercial users and unbranded convenience stores. We are a distributor of various brands of motor fuel, as well as unbranded motor fuel, which differentiates us from other wholesale distributors in our markets. We believe we are among the largest distributors of CITGO and Chevron branded motor fuel in the United States, and we also distribute Exxon, Conoco, Phillips 66, Texaco, Valero, Diamond Shamrock and Shell branded motor fuels. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, we supplied 394.8 million gallons, and 367.9 million gallons, of motor fuel to our retail stores and 455.6 million gallons, and 441.5 million gallons, of motor fuel to other customers, respectively. We receive a fixed fee per gallon on approximately 75% of our third party wholesale gallons sold, which reduces the overall variability of our financial results. For the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, our wholesale segment produced third party revenues and gross profit of $949.5 million and $32.3 million, and $768.1 million and $28.1 million, respectively.

The following table highlights our total motor fuel gallons sold and the percentage of total gallons sold, by principal customer group:

	Fiscal Year Ended January 1, 2006		Twelve Months Ended October 1, 2006
	Gallons in thousands	% of total	Gallons in thousands	% of total
Susser retail stores	367,941	45.5%	394,796	46.5%
Dealers	316,522	39.1%	332,736	39.1%
Commercial users and unbranded convenience stores	111,702	13.8%	112,576	13.2%
Unattended fueling sites(1)	13,319	1.6%	10,336	1.2%

Total	809,484	100.0%	850,444	100.0%

(1)	These locations were sold on June 30, 2006; the Company is currently supplying unbranded motor fuel to these locations.

No individual third party customer is material. The following table highlights certain information regarding our wholesale motor fuel sales to third parties (excludes sales to retail segment) for the last five years:

	Fiscal Year Ended										Twelve Months Ended October 1, 2006
	December 30, 2001		December 29, 2002		December 28, 2003		January 2, 2005		January 1, 2006
Motor fuel sales (in thousands)(1)	$260,082		$321,359		$389,074		$540,482		$764,759		$945,586
Motor fuel gallons sold (in thousands)	296,100		367,949		393,765		427,255		441,543		455,648
Average wholesale price per gallon(1)	$0.88		$0.87		$0.99		$1.27		$1.73		$2.08
Wholesale gross profit cents per gallon(2)	4.8	¢	4.1	¢	4.3	¢	4.1	¢	5.5	¢	6.2	¢

(1)	Excludes excise tax.
(2)	After our portion of credit card fees, but before maintenance and environmental expenses.

Distribution Network.    As of October 1, 2006, our wholesale motor fuel distribution locations consisted of 364 dealer locations. Our 25 unattended locations were sold on June 30, 2006.

The following table provides a history of our dealer location openings, conversions, acquisitions and closings for the last five years:

	Fiscal Year Ended					Nine Months Ended October 1, 2006
	December 30, 2001	December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006
Dealer locations at beginning of period	238	291	334	332	333	346
New locations	24	22	17	32	30	27
Converted from our retail stores	—	31	—	—	—	—
Acquired locations	48	—	—	—	—	—
Closed or divested locations	(19)	(10)	(19)	(31)	(17)	(9)

Dealer locations at end of period	291	334	332	333	346	364

Arrangements with Dealers.    We distribute motor fuel to dealers either under supply agreements or consignment arrangements. Under our supply agreements, we agree to supply a particular branded motor fuel or unbranded motor fuel to a location or group of locations and arrange for all transportation. We receive a per gallon fee equal to the rack cost plus transportation costs, taxes and a fixed margin. The initial term of most supply agreements is 10 years. These supply agreements require, among other things, dealers to maintain standards established by the applicable brand. Under consignment arrangements, we provide and control motor fuel inventory and price at the site and receive the actual retail selling price for each gallon sold less a commission paid to the dealer. Consignment margins per gallon are similar to our retail motor fuel margins, less the commissions paid to the dealers. Our wholesale segment maintains minimal inventories, consisting of consigned fuel inventory at 76 dealer locations as of October 1, 2006. We may provide credit terms to our wholesale customers, which are generally seven days.

The following table highlights the total gallons sold and the percentage of gallons sold by us attributable to supply agreements and consignment arrangements:

	Fiscal Year Ended January 1, 2006		Twelve Months Ended October 1, 2006
	Gallons in thousands	% of total	Gallons in thousands	% of total
Supply agreement	225,479	71.2%	235,252	70.7%
Consignment agreement	91,043	28.8%	97,484	29.3%

Total	316,522	100.0%	332,736	100.0%

In addition to motor fuel supply, we offer dealers the opportunity to participate in merchandise purchase and promotional programs we set up with vendors. We believe the vendor relationships we have established through our retail operations and our ability to develop these purchase and promotional programs provides us with an advantage over other distributors when recruiting new dealers into our network.

As an incentive to dealers, we may provide store equipment or motor fuel distribution equipment for use at designated sites. Generally, this equipment is provided to the dealer on the condition that the dealer continues to comply with the terms of its supply agreement with us. We typically own and depreciate these assets on our books.

Supplier Arrangements.    We distribute branded motor fuel under the Chevron, CITGO, Conoco, Diamond Shamrock, Exxon, Phillips 66, Shell, Texaco and Valero brands to our retail convenience stores and to 364 independently operated sites within our wholesale network. Branded motor fuels are purchased from major oil companies under supply agreements. Our wholesale business purchases approximately 57% and 26% of its motor fuel from CITGO and Chevron, respectively. We have been a distributor for CITGO and Chevron since 1988 and 1996, respectively. We purchase the motor fuel at the supplier’s applicable price per terminal, or rack price, which typically changes on a daily basis. Each supply agreement generally has an initial term of three years. In addition, each supply agreement typically contains provisions relating to, among other things, payment terms, use of the supplier’s brand names, provisions relating to credit card processing, compliance with supplier’s requirements, insurance coverage and compliance with legal and environmental requirements. As is typical in the industry, suppliers generally can terminate the supply contract if we do not comply with any material condition of the contract, including if we were to fail to make payments when due, or if our company is involved in fraud, criminal misconduct, bankruptcy or insolvency. Each supply agreement has provisions that obligates the supplier, subject to certain limitations, to sell up to an agreed upon number of gallons. Any amount in excess is subject to availability. Certain suppliers offer volume rebates or incentive payments to drive volumes and provide an incentive for branding new locations. Certain suppliers require that all or a portion of any such incentive payments be repaid to the supplier in the event that the sites are rebranded within a stated number of years. Moreover, in some cases, supply agreements provide that motor fuel suppliers have the right of first refusal to acquire assets used by us to sell their branded motor fuel. We also purchase unbranded motor fuel for distribution either on a spot or a rack basis.

On July 28, 2006, we entered into a new long-term supply agreement with Valero Marketing and Supply Company to supply all of our retail stores with motor fuel that are currently supplied by CITGO as well as selected wholesale locations, which expires July 13, 2018. In connection with this new supply agreement, we are rebranding all of our existing retail stores that are currently supplied by CITGO to the Valero or Shamrock brand or the Stripes brand.

We take legal title to the motor fuel we purchase when we receive the motor fuel at the rack. We arrange for a third party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate sites in our distribution network. Substantially all of our motor fuel is transported by one third party transport company, pursuant to a contract that automatically renews for six month periods unless terminated by either party.

Selection and Recruitment of New Dealers.    We constantly evaluate potential independent site operators based on their creditworthiness and the quality of their site and operation as determined by size and location of the site, monthly volumes of motor fuel sold, monthly merchandise sales, overall financial performance and previous operating experience. In addition to adding to our network through acquiring or recruiting existing independently operating sites from other distributors, we identify new sites to be operated by existing independent operators in our network or new operators we recruit to operate the site. We also occasionally convert our retail stores to dealer locations.

Technology.    Technology is an important part of our wholesale operations. We utilize a proprietary web-based system that allows our wholesale customers to access their accounts at any time from a personal computer to obtain motor fuel prices, place motor fuel orders and review motor fuel invoices, credit card transactions and electronic funds transfer notifications. Approximately 98% of our dealers make payments to us by electronic funds transfer. We also use software licensed from Structured Management Systems, or SMS, for accounting, billing and motor fuel procurement processing. We extract data from SMS and upload the data into the Hyperion database for consolidation into our corporate financial reporting system.

APT.    We formed Applied Petroleum Technologies, Ltd., or APT, in June 1994. Headquartered in Corpus Christi, APT manages our environmental, maintenance and construction activities. In addition, APT sells and installs motor fuel pumps and tanks and also provides a broad range of environmental consulting services, such as hydrocarbon remediation and Phase I and II site assessments for our stores and for our outside customers. APT employs geologists, hydrogeologists and technicians licensed to oversee the installation and removal of underground storage tank systems. APT’s revenues and net income are not material to Susser, and are included in “all other” in our segment reporting disclosures included in our audited consolidated financial statements.

Competition

The retail convenience store industry is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our stores. Our retail segment competes with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors for our retail segment include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.

Our wholesale segment competes with major oil companies that distribute their own products, as well as other independent third party motor fuel distributors. We may encounter more significant competition if major oil companies increase their own motor fuel distribution operations or our wholesale customers choose to purchase their motor fuel supplies directly from the major oil companies. Major competitive factors for our wholesale segment include, among others, customer service, price and quality of service.

Trade Names, Service Marks and Trademarks

We have registered, acquired the registration of, applied for the registration of and claim ownership of a variety of trademarks, trade names and service marks for use in our business, including “Stripes,” “Laredo Taco Company” (proprietary foodservice), “Bun on the Run” (stuffed pastry introduced in 2003), “Texas Pride” (unbranded motor fuel) and “Café de la Casa” (custom coffee blend). We are not aware of any facts which would negatively affect our continuing use of any of the above trademarks, trade names or service marks.

As of October 1, 2006, 266 of our 323 store locations were branded under the Circle K name pursuant to a license agreement with TMC Franchise Corporation. The license agreement limits the area in which we can operate under the Circle K brand, including the major metropolitan areas of Austin, Dallas, Fort Worth, Houston, San Antonio, Oklahoma City and Tulsa. Currently we operate four stores in the Houston, Texas area under our proprietary Stripes banner and it is our desire that as we continue to grow, that such growth can be under one trade name. We are rebranding all of our Circle K stores to the Stripes banner during 2006 instead of extending our license agreement upon its expiration in November 2006. Our royalty expense for the rights to use the Circle K banner at our stores was $3.7 million, and $3.4 million, for the twelve months ended October 1, 2006, and for the fiscal year ended January 1, 2006, respectively. During this period we received no advertising support from Circle K and no material support on purchasing. We expect that the conversion to Stripes will require a one-time capital investment of approximately $7.5 million.

Government Regulation and Environmental Matters

Many aspects of our operations are subject to regulation under federal, state and local laws. A violation or change in the enforcement or terms of these laws could have a material adverse effect on our business, financial condition and results of operations. We describe below the most significant of the regulations that impact all aspects of our operations.

Environmental Laws and Regulations.    We are subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of hazardous materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, and the health and safety of our employees.

Certain environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We have received notice from TCEQ, that the TCEQ considers us, in addition to many other entities, to be a responsible party at a site referred to as the Industrial Roads/Industrial Metals State Superfund Site in Nueces County, Texas. Based on currently available information, we do not believe our liability, if any, will be material. We may also be subject to third party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current or former properties or off-site waste disposal sites.

We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the Environmental Protection Agency, or EPA, has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking underground storage tanks. State or local agencies are often delegated the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. We spent approximately $0.6 million on these compliance activities during the twelve months ended October 1, 2006, and $0.5 million during the fiscal year ended January 1, 2006. In addition, the Federal Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. We believe we are in compliance in all material respects with applicable environmental requirements, including those applicable to our underground storage tanks.

We are in the process of investigating and remediating contamination at a number of our sites as a result of recent or historic releases of petroleum products. In 2006, we expect to spend about $2.1 million on remediation projects and do not expect to exceed this amount in 2007 or 2008. At many sites, we are entitled to reimbursement from third parties for certain of these costs under third party contractual indemnities, state trust funds and insurances policies, in each case, subject to specified deductibles, per incident, annual and aggregate caps and specific eligibility requirements. To the extent third parties (including insurers) fail to pay for remediation as we anticipate, and/or insurance is unavailable, and/or the state trust funds cease to exist or become insolvent, we will be obligated to pay these additional costs.

We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for cleanups or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We seek to comply with these requirements by maintaining insurance which we purchase from private insurers and in certain circumstances, rely on applicable state trust funds, which are funded by underground storage tank registration fees and taxes on wholesale purchase of motor fuels. More specifically, in Texas, we meet our financial responsibility requirements by state trust fund coverage for claims asserted prior to December 1998 (claims reported after that date are ineligible for reimbursement) and meet such requirements for claims asserted after that date through insurance purchased from a private mutual insurance company funded by tank owners in Texas. In Oklahoma, we meet our financial responsibility requirements by state trust fund coverage for cleanup liability and meet the requirements for third party liability through private insurance. The coverage afforded by each fund varies and is dependent upon the continued maintenance and solvency of each fund.

Environmental Reserves.    As of October 1, 2006, we had environmental reserves of $3.5 million for estimated costs associated with investigating and remediating known releases of hazardous materials, including overfills, spills and releases from underground storage tanks, at approximately 60 currently and formerly owned and operated sites. Approximately $2.9 million of the total environmental reserve is for the investigation and remediation of contamination at 34 of these sites, for which we estimate we will receive approximately $2.9 million in reimbursement from the Texas state fund. Reimbursement will depend upon the continued maintenance and solvency of the state fund. The remaining reserve of $0.6 million represents our estimate of deductibles under insurance policies that we anticipate being required to pay with respect to 24 additional sites for which we expect to receive insurance coverage over the deductible amount, subject to per occurrence and aggregate caps contained in the policies. There are 41 additional sites that we own and/or operate with known contamination, which are being investigated and remediated by third parties (primarily former site owners) pursuant to contractual indemnification agreements imposing responsibility on the former owners for pre-existing contamination. We maintain no reserves for these sites. There can be no assurance that the third parties will be able or willing to pay all costs for these sites in which case we could incur additional costs. We have additional environmental reserves of $4.1 million that represent our estimate for future expenditures for underground storage tank removals.

Sale of Alcoholic Beverages and Tobacco Products.    In certain areas where our stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and cigarettes to persons older than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to stores for the improper sale of alcoholic beverages and cigarettes. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure for damage claims as a seller of alcoholic beverages and cigarettes is substantial, we have adopted procedures intended to minimize such exposure. In addition, we maintain general liability insurance that may mitigate the effect of any liability.

Safety.    We are subject to comprehensive federal, provincial, state and local safety laws and regulations. These regulations address issues ranging from facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance and other worker safety issues, including workplace violence. These regulatory requirements are fulfilled through health, environmental and safety programs.

Store Operations.    Our stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new store in a particular area.

Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance, both of which could affect our results of operations.

Employees

As of October 1, 2006, we employed 3,993 persons, of which approximately 66% were full-time employees. Approximately 92% of our employees work in our retail stores, 1% in our wholesale segment and 7% in our corporate or field offices. Our retail stores typically employ an average of 10 to 15 individuals, who are supervised by a single store manager, and one to three assistant store managers. Our field management staff consists of 44 area managers, each of whom is responsible for 7 to 10 stores, and four division managers, each of whom is responsible for approximately 70 to 90 stores. Our business is seasonal and as a result the number of employees fluctuates from a high in the spring and summer to a low in the fall and winter. Our wholesale segment is headquartered in Houston and employs dealer territory managers, commercial sales representatives and support staff. None of our employees are subject to collective bargaining agreements. We believe that our employee relations are good, as demonstrated by the reductions in employee turnover in 2004 and 2005.

Properties

At January 1, 2006, we owned 110 of our retail stores and leased the real property of 209 of our stores. We also own 7 sites for future stores and 46 properties we consider surplus properties. In addition, our wholesale segment owns 45 dealer locations and leases the property at 21 locations, which we lease or sublease to independent operators, and further owns 13 and leases 12 unattended locations. On June 30, 2006, we sold all of our unattended dealer locations. Most of our leases are net leases requiring us to pay taxes, insurance and maintenance costs. We believe that no individual site is material to us. The following table, as of January 1, 2006, provides summary information of our owned and leased real property, inclusive of renewal options:

	Owned	Leased locations by expiration				Total
		0-5 years	6-10 years	11-15 years	16+ years
Retail	110	20	26	17	146	319
Wholesale (dealer and unattended)	58	6	8	11	8	91

Total(1)	168	26	34	28	154	410

(1)	Does not include our properties held for store development, office/warehouse facilities or properties held for sale.

The following table provides the locations of our retail stores by region as of October 1, 2006:

Region	Number of Stores
Rio Grande Valley(1)	145
Corpus Christi	96
Laredo	30
Texoma(2)	26
Victoria(3)	26

Total	323

(1)	Includes Brownsville, McAllen, Falfurrias and Riviera.
(2)	Includes Wichita Falls, Texas, and Lawton, Duncan, and Altus, Oklahoma.
(3)	Includes five units in Houston.

We believe that we will be able to negotiate acceptable extensions of the leases for those locations that we intend to continue operating.

We own the headquarters facility of our retail segment, which consists of approximately 27,000 square feet of office space located in Corpus Christi. We also own the headquarters of our wholesale segment, which consists of approximately 43,000 square feet of office and warehouse space in Houston and the headquarters of APT, which consists of approximately 25,000 square feet of office and warehouse space in Corpus Christi.

As of October 1, 2006, the estimated book value of our net property, plant and equipment was $233.9 million. We used the purchase method of accounting to record assets and liabilities acquired from Susser Holdings, L.L.C. by Stripes Holdings LLC. The purchase price allocations as of the date of acquisition are based on third party valuations and management’s assessment, which were recently finalized.

Legal Proceedings

We are party to various legal actions in the ordinary course of our business. We believe these actions are routine in nature and incidental to the operation of our business. While the outcome of these actions cannot be predicted with certainty, we believe that the ultimate resolutions of these matters will not have a material adverse effect on our business, financial condition or prospects.

We make routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities as a result of releases of motor fuels from storage systems. For more information about these cleanup costs and liabilities, see “Business—Government Regulation and Environmental Matters.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages (as of November 1, 2006) of each person who is a manager or executive officer of Susser Holdings Corporation, Susser Holdings, L.L.C. and Susser Finance Corporation and the description below includes his or her service as an executive officer or board member of such company or of any of its predecessors.

Name	Age	Position
Sam L. Susser	43	President, Chief Executive Officer and Director of Susser Holdings Corporation, and President, Chief Executive Officer and Manager of Susser Holdings, L.L.C. and Director and President of Susser Finance Corporation
E.V. Bonner, Jr.	51	Executive Vice President, Secretary and General Counsel of Susser Holdings Corporation, Susser Holdings, L.L.C. and Susser Finance Corporation
Roger D. Smith	56	Executive Vice President and Chief Operating Officer-Retail of Susser Holdings Corporation and Susser Holdings, L.L.C.
Rocky B. Dewbre	40	Executive Vice President and Chief Operating Officer-Wholesale of Susser Holdings Corporation and Susser Holdings, L.L.C.
Mary E. Sullivan	49	Executive Vice President, Chief Financial Officer and Treasurer of Susser Holdings Corporation, Susser Holdings, L.L.C. and Susser Finance Corporation
Ronald D. Coben	49	Executive Vice President and Chief Marketing Officer of Susser Holdings Corporation (effective November 28, 2006)
William F. Dawson, Jr.	42	President and Chief Executive Officer of Susser Finance Corporation, Manager of Susser Holdings, L.L.C. and Director of Susser Finance Corporation and Susser Holdings Corporation
Bruce W. Krysiak	56	Director and Non-Executive Chairman of Susser Holdings Corporation and Manager and Non-Executive Chairman of Susser Holdings, L.L.C.
Armand S. Shapiro	65	Director of Susser Holdings Corporation and Manager of Susser Holdings, L.L.C.
Sam J. Susser	66	Director of Susser Holdings Corporation and Manager of Susser Holdings, L.L.C.
Jerry E. Thompson	56	Director of Susser Holdings Corporation and Manager of Susser Holdings, L.L.C.

Sam L. Susser has served as our President and Chief Executive Officer since 1992 and as manager since 1988. From 1988 to 1992, Mr. Susser served as General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc, an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of our board of managers and directors.

E.V. Bonner, Jr. has served as our Executive Vice President and General Counsel since March 2000. Prior to joining us, Mr. Bonner was a stockholder in the law firm of Porter, Rogers, Dahlman & Gordon, P.C. from 1986 to 2000. He is board certified in commercial real estate law by the Texas board of legal specialization. Mr. Bonner has been involved in numerous charitable, educational and civic organizations, and currently serves on the board of directors of the Corpus Christi Chamber of Commerce.

Roger D. Smith has served as our Executive Vice President and Chief Operating Officer-Retail since January 2005 and was Executive Vice President and Chief Operating Officer-Retail from March 2001 until

January 2005. From 1998 to 2001, Mr. Smith was a Senior Vice President of Blockbuster Entertainment. Prior to that time, he held various management positions with The Southland Corporation (7-Eleven), Circle K Corporation and Pearle Vision.

Rocky B. Dewbre has served as our Executive Vice President and Chief Operating Officer-Wholesale since January 2005. Mr. Dewbre served as our Executive Vice President and Chief Operating Officer-Wholesale from 1999 to 2005, as Vice President from 1995 to 1999 and as Manager of Finance and Administration from 1992 to 1995. Before joining us in 1992, Mr. Dewbre was a corporate internal auditor with Atlantic Richfield Corporation, a petroleum/chemical company, from 1991 to 1992 and an auditor and consultant at Deloitte & Touche LLP from 1988 to 1991.

Mary E. Sullivan has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2005. Ms. Sullivan served as our Vice President of Finance since joining us in February 2000. Ms. Sullivan served as Director of Finance for the City of Corpus Christi from 1999 to 2000. Ms. Sullivan’s previous experience includes serving as the Controller and member of the board of directors of Elementis Chromium, a producer of chromium chemicals, from 1993 to 1999, and various positions with Central Power and Light Company, culminating in Treasurer, over the 13 year period from 1979 to 1992.

Ronald D. Coben has served as our Executive Vice President and Chief Marketing Officer since November 28, 2006. Prior to joining us, Mr. Coben was the president of Think So, LLC, a marketing and business process consulting firm serving financial institutions and non-banking entities. From 2001 to 2005, Mr. Coben served as President, and from 2002-2005, as Chief Executive Officer, of MessagePro, Inc., a nationwide provider of call center services for businesses and governments based in Houston, Texas. Prior to joining MessagePro in 2001, Mr. Coben held various management positions in consumer and business banking for Bank United Corp., and, after its acquisition in February 2001, Washington Mutual, Inc. Mr. Coben currently serves on the board of directors of Cardtronics, Inc., an owner and operator of automated teller machine networks in the United States and United Kingdom.

William F. Dawson, Jr. has been a partner at Wellspring, a private equity firm, since 2001 and has served as manager and director since December 2005. Mr. Dawson previously chaired the middle-market buyout group at J.H. Whitney & Co., a private equity firm, and, from 1986 until 2000, was with Donaldson, Lufkin & Jenrette Securities Corporation, an investment bank, where he most recently served as Managing Director. Mr. Dawson serves on several private company boards controlled by Wellspring.

Bruce W. Krysiak has served as a manager/director and Non-Executive Chairman since 2000. Mr. Krysiak has been Chairman of EDABB, Inc., a personal investment company, since 1999. Prior to 1999, Mr. Krysiak served as the President and Chief Operating Officer of Toys R Us from 1998 to 1999, of Dollar General from 1996 to 1997 and of Circle K Corporation from 1995 to 1996. Currently, Mr. Krysiak serves as the non-executive chairman of the board of managers of LA Dove, Inc., a research facility, and Quantum Health, an offeror of coordinated health care plans for self-insured employers. In addition, Mr. Krysiak serves as a member of the board of directors of several privately held entities. Mr. Krysiak also served on our board of managers in 1995 and 1996.

Armand S. Shapiro has served as a manager/director since 1997 and also chairs the audit committee. Mr. Shapiro serves as a business consultant/mentor to chief executive officers of private companies to develop strategies to improve growth and profitability of the company. He previously served on the board of directors of Bindview Development Corporation, a publicly traded corporation that provides software for proactively managing information technology security compliance operations, from October 2001 through January 2006. Mr. Shapiro was the Chairman and Chief Executive Officer of Garden Ridge Corporation from 1990 until June 1999. During the 1980’s, Mr. Shapiro also served as President, a member of the executive management team, and a director of ComputerCraft, Inc., then a publicly traded retailer of computer products. He was previously a partner and Chief Operating Officer of Modern Furniture Rentals, Inc., a family-owned and operated business. Mr. Shapiro is a graduate of Renesselaer Polytechnic Institute and has served as an officer in the United States Army.

Sam J. Susser has served as a member of our board of managers/directors since 1988 and was our chairman from 1988-1992. Mr. Susser was also the Chairman and Chief Executive Officer of Plexus Financial Services, a

holding company based in Dallas, Texas, from 1987 through 1991. Mr. Susser’s experience includes various positions with The Southland Corporation (7-Eleven, Inc.), Plexus Financial Services and CITGO Petroleum Company, where he served as President. Mr. Susser is a manager and past chairman of the Audit Committee of Alberto-Culver Company, a manufacturer and marketer of personal care and household brands. Mr. Susser previously has served on the board of directors of Garden Ridge Pottery and Computer Craft, Inc. Sam J. Susser is the father of Sam L. Susser, our President and Chief Executive Officer and a manager.

Jerry E. Thompson has served as a member of our board of managers/directors since May 2006. Mr. Thompson is President and Chief Executive Officer of the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership operating in segments including refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage. Mr. Thompson joined TEPPCO in April 2006 after a 35-year career with CITGO Petroleum Corporation. At the time of his retirement from CITGO in March 2006, Mr. Thompson had served as Chief Operating Officer of CITGO since 2003 and had served as Senior Vice President since 1998. Mr. Thompson also serves on the board of Texas Eastern Products Pipeline Company, LLC.

Committees of Our Board of Directors

Audit Committee.    The Susser Holdings Corporation board of directors has formed an audit committee which is chaired by Mr. Shapiro, who has been determined to be an independent board member, and qualifies as the audit committee financial expert. Mr. Krysiak and Mr. Thompson also serve on the audit committee. The audit committee reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by both the independent and internal auditors, reviews the nature and scope of our internal audit program and the results of internal audits, and meets with the independent auditors. Susser Holdings, L.L.C and Susser Finance Corporation do not have a separate audit committee.

Compensation Committee.    The Susser Holdings Corporation board of directors has formed a compensation committee which is chaired by Mr. Krysiak. Mr. Shapiro and Mr. Thompson also serve on the compensation committee. The compensation committee oversees our compensation and employee benefit plans and practices and produces a report on executive compensation. Susser Holdings, L.L.C and Susser Finance Corporation do not have a separate compensation committee.

Nominating and Governance Committee.    The Susser Holdings Corporation board of directors has formed a nominating and governance committee which is chaired by Mr. Thompson. Mr. Shapiro and Mr. Krysiak also serve on the nominating and governance committee. The primary purpose of the nominating and corporate governance committee is to identify and to recommend to the board individuals qualified to serve as directors of our company and on committees of the board, advise the board with respect to the board composition, procedures and committees, develop and recommend to the board a set of corporate governance principles and guidelines applicable to us; and oversee the evaluation of the board and our management. Susser Holdings, L.L.C and Susser Finance Corporation do not have a separate nominating and governance committee.

Other Committees.    The Susser Holdings, L.L.C. board of managers, as well as the Susser Holdings Corporation and Susser Finance Corporation boards of directors may, on occasion, establish other committees as it deems necessary or required.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of our company or member of our compensation committee.

Director Compensation

Each of our non-employee directors who are not affiliated with Wellspring currently receives an annual retainer ranging between $36,000 to $75,000, and Messrs. Shapiro, Krysiak and Sam J. Susser were granted 14,408 class B units of Stripes Holdings LLC on December 21, 2005 for their services as directors. In connection with the IPO, each director’s units were converted into 1,874 restricted shares of Susser Holdings Corporation common stock. Mr. Thompson, who was elected to our board in May 2006, and Messrs. Shapiro, Krysiak and Sam J. Susser were granted options to purchase 14,158 shares of Susser Holdings Corporation common stock on October 18, 2006, at the IPO price of $16.50 per share. These director units and options vest over five years, with 33 1/3% vesting on the third, fourth and fifth anniversary of grant date. Other directors receive no additional compensation for serving as a director. All directors are entitled to reimbursement for their expenses incurred in attending meetings.

Executive Compensation

The following table summarizes annual and long-term compensation paid or accrued by us for services rendered for the fiscal years indicated by our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 individually during the fiscal year ended January 1, 2006 (collectively, the “named executive officers”) (perquisites received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for any named executive officer in any year shown):

		Annual Compensation		Long – Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Restricted Stock Award(s)		Securities Underlying Options/ SARs		All Other Compen- sation(2)
Sam L. Susser President and Chief Executive Officer	2005 2004 2003	$503,846 500,000 500,000	$242,500 242,500 —	360,199 — —	(3)	— — —		$8,956 18,000 4,062

E.V. Bonner, Jr. Executive Vice President, Secretary and General Counsel	2005 2004 2003	$272,974 264,776 264,376	$105,414 132,021 —	87,040 — —	(3)	— — —		$4,710 9,532 2,611

Roger D. Smith Executive Vice President and Chief Operating Officer—Retail	2005 2004 2003	$240,408 218,400 218,400	$7,207 168,209 —	87,040 — —	(3)	— — —		$4,156 28,508 2,184

Rocky B. Dewbre Executive Vice President and Chief Operating Officer—Wholesale	2005 2004 2003	$182,161 165,235 161,760	$259,121 119,945 90,757	87,040 — —	(3)	— — 10,000	(4)	$2,134 9,216 2,188

Mary E. Sullivan Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	$118,561 114,640 110,156	$45,784 46,288 —	87,040 — —	(3)	— — —		$1,922 4,127 1,321

(1)	2005 base salary for each of the named executive officers includes a timing difference of 2 days of pay that would have normally been paid during 2006. Effective with the December 2005 transactions, our management team that chose to invest in Stripes Holdings LLC became “members” instead of employees, and therefore we cut off 2005 salary for these employees on December 20, 2005, rather than December 18, 2005, as for all other “non-member” employees. The first paycheck that members received in 2006 was reduced by the 2 days.
(2)	Includes our matching contributions to our 401(k) savings plan and non-qualified deferred compensation plans and relocation reimbursements.
(3)	Represents the number of class B units of Stripes Holdings LLC granted on December 21, 2005. The units vest over 5 years, with 33 1/3% vesting on the third, fourth and fifth anniversary of grant date. No units were vested at January 1, 2006. The class B units are not entitled to receive any distributions unless and until the holders of class A units have received distributions, in the aggregate, equal to such holder’s unreturned capital. As of the date of grant, the units had $0 liquidation value per share. All class B units vest upon a change of control (which does not include this offering). Vested class B units are forfeited if the recipient is terminated for cause. Unvested class B units are forfeited if the recipient leaves the company.
(4)	Options granted to Mr. Dewbre in the SSP Services 2000 Incentive Plan.

Option Grants in the Last Fiscal Year

In the fiscal year ended January 1, 2006 and in the nine months ended October 1, 2006, there were no stock option grants made to our executive officers. On October 18, 2006, in connection with our IPO, we granted options to purchase Susser Holdings Corporation common stock to certain executive officers and directors. See “—2006 Equity Incentive Plan, Prior Equity Grants in Stripes Holdings LLC”.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to option exercises by the named executive officer for the fiscal year ended January 1, 2006 and held by them as of that date:

Name	Shares Acquired On Exercise(1)	Value Realized(1)	Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sam L. Susser	—	—	—	—	—	—
E.V. Bonner, Jr.	65,735	$4,912,363	—	—	—	—
Roger D. Smith	83,333	6,210,212	—	—	—	—
Rocky B. Dewbre	23,547	2,106,386	—	—	—	—
Mary E. Sullivan	13,547	1,024,537	—	—	—	—

(1)	Options that were outstanding under the SSP Services 1998 Incentive Plan and the SSP Services 2000 Incentive Plan became fully vested upon the change of control on December 21, 2005, and were exercised and redeemed. These plans were terminated in connection with the December 2005 transactions.

Employment Agreements

Sam L. Susser, E.V. Bonner, Jr., Roger D. Smith, Rocky B. Dewbre and Mary E. Sullivan have entered into employment agreements, effective as of December 21, 2005. Ronald D. Coben has entered into an employment agreement, effective November 28, 2006.

Mr. Susser’s employment agreement provides that, among other things, Mr. Susser will serve as the President and Chief Executive Officer through December 21, 2008 and his term of employment shall be automatically extended for one year unless 90 days notice is given by Mr. Susser or the board of directors. Mr. Susser shall also serve as a board member pursuant to his employment agreement. Under this agreement, Mr. Susser receives a base salary of $500,000 per year and is eligible to receive an annual bonus with a target amount of 40% of base salary upon the achievement of annual performance targets established by the compensation committee in consultation with Mr. Susser starting in 2006. Mr. Susser received a bonus of $242,500 for 2005. Mr. Susser was granted 360,199 class B units in December 2005. The company will reimburse Mr. Susser for reasonable business expenses, including reimbursement for business use of Mr. Susser’s aircraft at a rate of $1,700 per hour of flight time plus pilot per diem costs. If we terminate Mr. Susser’s employment without cause (or Mr. Susser terminates his employment for good reason), he is entitled to $1,500,000 paid in five installments over two years, a lump sum payment of any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for him and his family, and the reimbursement of any expenses. If we terminate Mr. Susser’s employment with cause, he is entitled to his salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Mr. Susser is also entitled to various “gross-up” payments for certain excise taxes he may incur in connection with his compensation or any severance payments. For purposes of all of the employment agreements discussed in this section, “good reason” includes, among other things, the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of the company, provided, (for Mr. Susser, only in the case of a strategic buyer), the executive negotiates to provide continued transition services for a reasonable period.

Mr. Bonner’s employment agreement provides that, among other things, Mr. Bonner will serve as Executive Vice President and General Counsel through December 21, 2008 and his term of employment shall be automatically extended for one year unless 30 days notice is given by Mr. Bonner or the CEO. Under this agreement, Mr. Bonner receives a base salary of $264,775 per year and is eligible to receive an annual bonus with a target amount of 33% of base salary upon the achievement of annual performance targets established by the compensation committee in consultation with the chief executive officer. Effective February 13, 2006, Mr. Bonner’s base salary was increased to $279,537. Mr. Bonner has been granted 87,040 class B units. If we terminate Mr. Bonner’s employment without cause (or if Mr. Bonner terminates his employment for good reason), he is entitled to two times his then base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for him and his family, and the reimbursement of any expenses. If we terminate Mr. Bonner’s employment with cause, he is entitled to his salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Mr. Bonner is also entitled to various “gross-up” payments for certain excise taxes he may incur in connection with his compensation or any severance payments.

Mr. Smith’s employment agreement provides that, among other things, Mr. Smith will serve as President and Chief Operating Officer—Retail through December 21, 2008 and his term of employment shall be automatically extended for one year unless 30 days notice is given by Mr. Smith or the CEO. Under this agreement, Mr. Smith receives a base salary of $240,240 per year, and is eligible to receive an annual bonus with a target amount of 33% of base salary upon the achievement of annual performance targets established by the compensation committee in consultation with the chief executive officer. Mr. Smith has been granted 87,040 class B units. If we terminate Mr. Smith’s employment without cause (or if Mr. Smith terminates his employment for good reason), he is entitled to two times his then base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for him and his family, and the reimbursement of any expenses. If we terminate Mr. Smith’s employment with cause, he is entitled to his salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Mr. Smith is also entitled to various “gross-up” payments for certain excise taxes he may incur in connection with his compensation or any severance payments.

Mr. Dewbre’s employment agreement provides that, among other things, Mr. Dewbre will serve as President and Chief Operating Officer—Wholesale through December 21, 2008 and his term of employment shall be automatically extended for one year unless 30 days notice is given by Mr. Dewbre or the CEO. Under this agreement, Mr. Dewbre receives a base salary of $182,034 per year, and is eligible to receive an annual bonus with a target amount of 33% of his base salary upon the achievement of annual performance targets established by the compensation committee in consultation with the chief executive officer. Effective February 13, 2006, Mr. Dewbre’s base salary was increased to $188,405. Mr. Dewbre has been granted 87,040 class B units. If we terminate Mr. Dewbre’s employment without cause (or if Mr. Dewbre terminates his employment for good reason), he is entitled to two times his then base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for him and his family, and the reimbursement of any expenses. If we terminate Mr. Dewbre’s employment with cause, he is entitled to his salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Mr. Dewbre is also entitled to various “gross-up” payments for certain excise taxes he may incur in connection with his compensation or any severance payments.

Ms. Sullivan’s employment agreement provides that, among other things, Ms. Sullivan will serve as Chief Financial Officer through December 21, 2008 and her term of employment shall be automatically extended for one year unless 30 days notice is given by Ms. Sullivan or the CEO. Under this agreement, Ms. Sullivan receives a base salary of $117,875 per year, and is eligible to receive an annual bonus with a target amount of 33% of her base salary upon the achievement of annual performance targets established by the compensation committee in consultation with the chief executive officer. Effective February 13, 2006, Ms. Sullivan’s base salary was increased to $165,000. Ms. Sullivan has been granted 87,040 class B units. If we terminate Ms. Sullivan’s employment without cause (or if Ms. Sullivan terminates her employment for good reason), she is entitled to two times her then base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for her and her family, and the reimbursement of any expenses. If we terminate Ms. Sullivan’s employment with cause, she is entitled to her salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Ms. Sullivan is also entitled to various “gross-up” payments for certain excise taxes she may incur in connection with her compensation or any severance payments.

Mr. Coben’s employment agreement provides that, among other things, Mr. Coben will serve as Executive Vice President and Chief Marketing Officer through November 28, 2008 and his term of employment shall be automatically extended for one year periods thereafter unless 30 days prior written notice is given by Mr. Coben or Sam L. Susser, the chief executive officer of the Company. Under the Employment Agreement, Mr. Coben receives a base salary of $300,000 per year and is eligible to receive an annual bonus with a target amount of 33% of base salary upon the achievement of annual performance targets established by the compensation committee of the Company’s board of directors in consultation with the chief executive officer. Mr. Coben will be entitled to guaranteed bonuses of $25,000 for fiscal year 2006 and $100,000 for fiscal year 2007. If Mr. Coben terminates his employment for good reason, he is entitled to two times his then base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of health insurance coverage for him and his family, and the reimbursement of any expenses. If the Company terminates Mr. Coben’s employment with cause (or if Mr. Coben terminates his employment without good reason), he is entitled to his salary and vacation pay accrued through the effective date of termination and the reimbursement of any expenses. Mr. Coben is also entitled to various “gross-up” payments for certain excise taxes he may incur in connection with his compensation or any severance payments.

The executives have also agreed not to compete and/or solicit employees from us for two years from the date of termination of employment.

2006 Equity Incentive Plan

Prior Equity Grants in Stripes Holdings LLC.    In connection with the December 2005 transactions, designated employees of Stripes Holdings LLC were granted options to acquire class A units of Stripes Holdings LLC (the “unit options”), and certain other employees and directors were granted class B units of Stripes Holdings LLC (the “class B units”) which entitled such holders to a share of the profits of Stripes Holdings LLC. As of October 1, 2006, there were 285,790 unit options outstanding and 912,823 class B units outstanding. Immediately prior to the consummation of the IPO and in connection with the corporate formation transactions related thereto (i) the unit options were converted into options to acquire an aggregate of 205,285 shares of common stock of Susser Holdings Corporation with the same terms and conditions as the applicable pre-conversion options at an exercise price of $13.92 per share (the “converted options”) and (ii) the class B units were converted into shares of common stock of Susser Holdings Corporation with the same terms and conditions as the applicable pre-conversion class B units pursuant to a conversion formula based on the offering price, (the “converted/restricted stock,” together, with the converted options, the “converted awards”).

In connection with the IPO, we adopted the Susser Holdings Corporation 2006 Equity Incentive Plan (the “Plan”) which governs the terms of the converted awards as well as the future equity awards granted by us. The following table shows the amount of new options each of our named executive officers and directors received under the Plan immediately prior to the IPO.

	New Plan Benefits
Name	Number of Shares	Exercise Price ($/sh)	Expiration Date
Sam L. Susser	353,953	$16.50	December 20, 2015
Ronald D. Coben	72,040	$16.50	October 17, 2016
E.V. Bonner, Jr.	85,531	$16.50	December 20, 2015
Roger D. Smith	85,531	$16.50	December 20, 2015
Rocky B. Dewbre	85,531	$16.50	December 20, 2015
Mary E. Sullivan	85,531	$16.50	December 20, 2015
Bruce W. Krysiak	26,441	$16.50	December 20, 2015
Armand S. Shapiro	14,158	$16.50	December 20, 2015
Sam J. Susser	26,441	$16.50	December 20, 2015
Jerry E. Thompson	14,158	$16.50	October 17, 2016

Each of the options described above, except for the option held by Jerry E. Thompson, vests over a five-year period, with one-third of the option vesting on December 21, 2008 and an additional one-third of such option vesting on each anniversary thereafter. The option granted to Mr. Thompson vests over a five-year period, with one-third of the option vesting on the third anniversary of the date of grant, and an additional one-third of such option vesting on each anniversary thereafter.

Purpose.    The Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, us and our subsidiaries, by providing them with opportunities to acquire shares of our common stock or to receive monetary payments.

Administration.    The Plan provides for administration by a committee of our board of directors (the “committee”), which will be comprised of not less than two members who shall be independent non-employee directors. Among the committee’s powers are to determine the form, amount and other terms and conditions of awards, establish such rules as it deems necessary or desirable for the proper administration of the Plan and to take such action in connection with the Plan and any awards granted thereunder as it deems necessary.

Shares Available.    The Plan makes available an aggregate of 2,637,277 shares of our common stock, subject to adjustments. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without consideration, the shares of our common stock allocable to such award, including the unexercised portion of such award, shall again be available for the purposes of the Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under this Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of the shares of our common stock tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the Plan.

Eligibility for Participation.    Employees and directors of, and consultants to, us or any of our subsidiaries are eligible to participate in the Plan. The selection of participants is within the sole discretion of the committee.

Types of Awards.    The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options (collectively, “options”), shares of restricted stock (“restricted stock”), and other stock-based awards (collectively, the “awards”). The committee will, with regard to each award, determine the terms and conditions of the awards, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

Award Agreement.    Awards granted under the Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions restrictions and/or limitations covering the grant of the award as determined by the committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail.

Options.    An option granted under the Plan will enable the holder to purchase a number of shares of our common stock on set terms. Options shall be nonqualified stock options unless the award agreement specifies that an option is intended to be an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. Each option shall be subject to such terms and conditions, including exercise price, vesting and conditions and timing of exercise, consistent with the Plan and as the committee may impose from time to time. No option holder shall have any rights to dividends or other shareholder rights with respect to shares of our common stock subject to an option until the holder has given written notice of exercise of the option, paid in full for such shares of our common stock and, if applicable, has satisfied any other conditions imposed by the committee pursuant to the Plan.

Restricted Stock.    The committee may, in its discretion, grant awards of restricted stock. Restricted stock may be subject to such terms and conditions, including vesting, as the committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares of our common stock and our right to reacquire such shares for no consideration upon termination of the participant’s service with us within specified periods of time. The award agreement with respect to the restricted stock shall set forth a participant’s rights, if any, as a shareholder.

Other Stock-Based Awards.    The committee, in its sole discretion, may grant awards of shares of our common stock and awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of, shares of our common stock (the “other stock-based awards”). Such other stock-based awards shall be in such form, and dependent on such conditions, as the committee shall determine. Subject to the provisions of the Plan, the committee shall determine to whom and when other stock-based awards will be made, the number of shares of our common stock to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such awards.

Performance-Based Awards.    Certain other stock-based awards granted may be granted in a manner which is intended to be deductible by us under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor section thereto) (“performance-based awards”). A participant’s performance-based award shall be determined based on the attainment of written performance goals approved by the committee for a performance period established by the committee in compliance with Section 162(m) of the Code and the regulations thereunder. The performance goals, which must be objective, may be based upon various business performance criteria. The criteria may relate to us, an individual, any of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the committee shall determine. The maximum amount of a performance-based award during a calendar year to any participant shall be 75,000 shares of our common stock or the cash equivalent thereof, to the extent awards are payable in cash or property. The committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the committee.

Converted Awards—Vesting.    With respect to any converted options or converted restricted stock, such awards shall vest over a five-year period, with one-third of the award vesting on the third anniversary of the original date of grant of the pre-conversion unit option or class B unit, as applicable, and an additional one-third of such award vesting on each anniversary thereafter. A converted option will become fully vested and exercisable immediately prior to a change in control and shares of converted restricted stock will become vested on a change in control (as such term was defined in the Stripes Holdings LLC Unit Option Plan).

Converted Options—Termination of Service.    With respect to the converted options, in the event that a participant’s service with us or one of our subsidiaries terminates for any reason other than for cause, the participant’s vested converted options shall expire on the earliest of the following occasions: (i) the expiration date of the option; (ii) the date that is 60 days after the termination of the participant’s service for any reason other than death or disability (or such later date as the committee may determine); (iii) the date that is six months after the termination of the participant’s service by reason of disability (or such later date as the committee may determine); or (iv) the date that is 12 months after the termination of the participant’s service due to the participant’s death. A participant (or in the case of the participant’s death or disability, the participant’s representative) may exercise all or part of the participant’s converted options at any time before the expiration of such options under the preceding sentence, but only to the extent that such options had become exercisable for vested shares of our common stock on or before the date a participant’s service terminates. The unvested balance of such options shall lapse when the participant’s service terminates. Further, in the event a participant engages in certain proscribed conduct following a termination of employment for any reason, all converted options, whether vested or unvested, will be forfeited.

All of a participant’s converted options (including any exercised options for which shares have not been delivered to the participant) shall be cancelled and forfeited immediately on the date of the participant’s termination of service for cause or if cause exists on the date of any termination.

Converted Restricted Stock—Termination of Service.    A participant shall forfeit (i) all unvested shares of converted restricted stock at the time such holder ceases to be employed by us or any of our subsidiaries for any reason and (ii) all vested shares of converted restricted stock if such participant is terminated for cause. Further, if, following termination of employment for any reason, the holder engages in proscribed conduct all converted restricted stock, whether or not vested, shall be forfeited.

Transferability.    The Plan provides that unless otherwise determined by the committee, awards shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution.

Adjustment of Awards.    In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, or other like change in capital structure (other than normal cash dividends) or similar corporate event or transaction, the committee, in its sole discretion, to prevent dilution or enlargement of participants’ rights under the Plan, shall determine whether and the extent to which it should substitute or adjust, as applicable, the number and kind of shares of stock that may be issued under the Plan or under particular form and conditions of such awards.

In the event we are a party to a merger or consolidation or similar transaction (including a change of control), the committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, that at any time prior to such transaction, all then outstanding awards shall become immediately exercisable or vested and any restrictions on any awards shall immediately lapse. In addition, the committee may provide that all awards held by participants who are at the time of the event in our service or the service of any of our subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service or that all awards will be substituted with awards that will substantially preserve the otherwise applicable terms of affected awards previously granted hereunder, in each case, as determined by the committee in its sole discretion.

Amendment and Termination.    The committee reserves the right to amend, suspend or terminate the Plan at any time, provided that no amendment may adversely affect in any material respect any partcipant’s rights under any award grant previously made or granted under the plan without the participant’s consent. Further, no amendment of the Plan may be made without approval of our stockholders if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

Compliance with Code Section 409A.    Notwithstanding anything in the Plan to the contrary, the Plan and any award shall be interpreted in accordance with Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. In the event that the committee determines that the Plan and/or awards are subject to Code Section 409A, the committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any award from the application of Code Section 409A, (b) preserve the intended tax treatment of any such award, and (c) comply with the requirements of Code Section 409A, including any regulations or other interpretive guidance that may be issued after the grant of any award. Notwithstanding the foregoing, neither we nor the committee is obligated to ensure that awards comply with Code Section 409A or to take any actions to ensure such compliance.

Effective Date.    The Plan became effective as of October 18, 2006. No award shall be granted under the Plan more than ten years after the effective date.

401(k) Plan

We have established a 401(k) benefit plan for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the Plan, employees can defer up to 100% of their wages, with us matching a portion of the first 6% of the employee’s contribution. Our contributions to the Plan for 2003, 2004, and 2005, net of forfeitures, were approximately $111,000, $302,000, and $401,000, respectively.

Supplemental Executive Retirement Plan

During 2003, we implemented a nonqualified Supplemental Executive Retirement Plan (SERP) for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations. We match a portion of the participant’s contribution each year using the same percentage used for its 401(k) plan match. SERP benefits are paid from our assets. The net expense incurred for this plan during 2003, 2004, and 2005 was $7,000, $63,000, and $56,000, respectively. The unfunded accrued liability included in the other noncurrent liabilities as of January 2, 2005, January 1, 2006 and October 1, 2006 was $337,000, $851,000 and $1,123,000, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Recapitalization.    On December 21, 2005, Stripes Acquisition LLC, an affiliate of Wellspring Capital Partners III, L.P., or WCP III, merged with and into Susser Holdings, L.L.C., with Susser Holdings, L.L.C. remaining as the surviving entity. Pursuant to the terms of the merger agreement, the unitholders of Susser Holdings, L.L.C. received $276.8 million in aggregate merger consideration and all existing indebtedness of Susser Holdings, L.L.C. was refinanced.

WCP III and its affiliates invested approximately $92 million in cash equity and Sam L. Susser, along with certain members of management and board of directors, rolled over approximately $37 million in equity interests in Susser Holdings, L.L.C., each pursuant to an exchange agreement with Stripes Holdings LLC.

As a result of the merger and rollover, Susser Holdings, L.L.C. became a wholly owned subsidiary of Stripes Holdings LLC and WCP III and its affiliates acquired approximately 72% of the equity interests of Stripes Holdings LLC, and Sam L. Susser and members of management acquired approximately 28%. The equity holders of Stripes Holdings LLC entered into a limited liability company agreement in December 2005. The agreement sets forth applicable provisions with respect to the management of the company and the ownership of the company by the equity holders. Under the agreement, Stripes Holdings LLC was to be managed by a board of managers consisting of nine members, including five individuals designated by Wellspring and its affiliates, one individual to be designated by Sam L. Susser and other members of management and three independent persons to be mutually agreed upon by all of the parties. This agreement terminated upon the consummation of the IPO.

Leasing Transactions.    We lease 13 of our convenience stores and three of our dealer locations from related parties, including: Sam L. Susser, our President and Chief Executive Officer and a director; Sam J. Susser, a director; Jerry Susser; and various entities affiliated with Sam L. Susser, Sam J. Susser, E.V. Bonner, Jr. and members of their immediate families. In connection with the leasing of these properties, we made rental payments during the previous three fiscal years to the persons set forth below and in the amounts set forth opposite such person’s name.

	Fiscal Year Ending
Lessor	December 28, 2003	January 2, 2005	January 1, 2006
Sam L. Susser	$137,341	$143,577	$143,577
Susser Holdings II, L.P.(1)	1,553,854	1,553,854	1,568,063
McPherson Street Partners, L.P.(2)	39,000	39,000	39,000
Susser Company, Ltd.(3)	282,000	294,000	189,000
Sam J. Susser	26,400	26,400	26,400
S.J. Susser Family Partnership, L.P.(4)	170,000	170,000	170,000
ETLA, Ltd.(5)	36,000	36,000	36,000

(1)	Susser Holdings II, L.P. is wholly owned by Sam L. Susser.
(2)	Sam L. Susser owns a 45.0% interest in McPherson Street Partners, L.P.
(3)	Sam J. Susser and Jerry Susser each own a 7.41% general partner interest Susser Company, Ltd. SSP Partners, our indirect subsidiary, owns the remaining 85.18% limited partnership interest.
(4)	Sam J. Susser and Pat Susser each own a 48% limited partnership interest in the S.J. Susser Family Partnership, L.P.; Sam L. Susser, Sherry Thum and Steven Susser each own a 1.0% limited partnership interest and SJS Management LLC, which is 100% owned by Sam J. Susser and Pat Susser, owns a 1% general partnership interest.
(5)	ETLA, Ltd. is wholly owned by E.V. Bonner, Jr. and members of his immediate family.

Generally, we have the option to renew these leases. We believe the market lease rates for comparable space in the areas in which such leased properties are located were no less favorable to us than we could have obtained in an arm’s length transaction at the lease commencement dates.

In addition, we lease 39 units for check cashing and short-term lending products to Cash & Go, Ltd. Sam J. Susser, a member of our board of directors, and Jerry Susser had financial interests in Cash & Go, Ltd. Their interests in Cash & Go, Ltd. were purchased by us in 2004. The purchase was unanimously approved by our board of directors. In connection with the leasing of these units, we receive a monthly rental fee of approximately $1,090 per unit. We received annual aggregate rental payments from these units of $0.6 million, $0.5 million and $0.5 million during 2003, 2004 and 2005, respectively. Based on current market lease rates for comparable units, we believe that the terms of the leases are no less favorable to us than we could have obtained in an arm’s length transaction at the lease commencement dates.

Alcoholic Beverage Licenses.    The alcoholic beverage licenses that we use in connection with our convenience stores located in Texas were owned by SSP Beverage, Inc. and TND Beverage Corporation. Sam L. Susser previously owned 100% of SSP Beverage, Inc., which owned 100% of TND Beverage. In connection with such licenses, no payments were made to Mr. Susser. In November 2005, Mr. Susser transferred all of his interest in SSP Beverage, Inc. and TND Beverage Corporation to us.

Use of Private Aircraft.    Sam L. Susser owns an aircraft that we use for business purposes in the course of our operations. We pay Mr. Susser a fee of $1,700 per flight hour, plus the cost of pilots and their related expenses, for our use of the aircraft. In connection with this arrangement, we made payments to Sam L. Susser in the amount of $0.2 million, $0.3 million and $0.4 million during 2003, 2004 and 2005, respectively. Based on current market rates for chartering of private aircraft, we believe that the terms of this arrangement are equal to or more favorable to us than we could obtain in an arm’s length transaction.

Services Agreement.    We entered into a management services agreement, or the Services Agreement, with Wellspring Capital Management LLC and Sam L. Susser concurrently with the December 2005 transactions. Wellspring Capital Management LLC and Sam L. Susser provided general advice and counsel to us in connection with our long term strategic plans, financial management, strategic transactions and other business matters. Sam L. Susser has assigned his rights to receive a portion of the compensation under the Services Agreement to certain other members of our senior management and board of directors. Since December 2005, Wellspring Capital Management LLC and Sam L. Susser have been paid $141,484 and $46,163, respectively, pursuant to the terms of this agreement, and approximately $10,000 has been paid to members of senior management and the board pursuant to the assignment of a portion of the compensation due under the Services Agreement to Sam L. Susser. The Services Agreement terminated upon the completion of the IPO.

Jerry Susser.    Jerry Susser acts as Vice President of Real Estate for us and receives annual compensation of $120,000 for serving in this position. Mr. Susser is the brother of Sam J. Susser, one of our directors, and an uncle of Sam L. Susser, our President and Chief Executive Officer.

Debt Repayment.    At December 21, 2005, we repaid certain debt which we and our subsidiaries owed to Sam J. Susser and Jerry Susser. We repaid $2,870,040 owed to Sam J. Susser (which was loaned on January 29, 1998), $2,903,775 owed to Jerry Susser (which was loaned on January 29, 1998), and $384,619 owed to SSF Ltd, which is owned by Sam J. Susser and Jerry Susser (pursuant to a note issued on October 27, 2004).

Susser Company Ltd.    Our subsidiary, Susser Company Ltd, a Texas limited partnership, is 85.18% owned by its limited partner SSP Partners, 7.41% owned by its general partner Sam J. Susser and 7.41% owned by its general partner Jerry Susser. Sam J. Susser and Jerry Susser have agreed that they have no right to distributions from Susser Company Ltd. and no management or voting control and have given their proxy for all partnership matters to SSP Partners.

Registration Rights Agreement.    In connection with the December 2005 transactions, the members of Stripes Holdings LLC entered into an amended and restated limited liability company agreement (the “LLC Agreement”) that provided, among other things, registration rights to the members of Stripes Holdings LLC. In connection with the IPO, the LLC agreement terminated; however, the registration rights granted to the members continue pursuant to a new registration rights agreement entered into by and among Susser Holdings Corporation and the former members of Stripes Holdings LLC who, in connection with the corporate formation transactions, became holders of our common stock. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include their shares of such common stock in such registration. The registration rights agreement also provides these holders with certain rights to demand registration of their securities.

Transfer of Membership Interests.    In connection with the December 2005 transactions, and the reorganization of the company structure pursuant thereto, Sam L. Susser transferred and conveyed all ownership interests in the following entities to us:

(1) 1% of Susser Petroleum Management Company, LLC, which owns a 1% general partner interest in Susser Petroleum Company, LP;

(2) SSP Services Management Company, LLC, which owns a 0.1% general partner interest in SSP Services, LP;

(3) 1% interest in S Interests Management Company, LLC, which owns a 1% general partner interest in SSP Holdings Limited Partnership; and

(4) 1% of APT Management Company, LLC, which owns a 1% general partner interest in Applied Petroleum Technologies, Ltd.

Mr. Susser received no additional consideration as a result of this conveyance.

Other Payments.    At December 21, 2005, we made certain other payments to Sam J. Susser and Jerry Susser. Under severance agreements entered into on January 29, 1998, Sam J. Susser and Jerry Susser were each owed a principal amount of $1.0 million, which was due on June 30, 2012 in the case of Sam J. Susser and February 28, 2013 in the case of Jerry Susser. Interest accrued at the rate of 6.57%, but no cash payments were required until the earlier of the maturity date or a change of control event. In connection with the December 2005 transactions, Sam J. Susser and Jerry Susser each received $1.5 million in principal amount and accrued interest. We also paid Sam J. Susser and Jerry Susser each $0.3 million to buy out the remainder of their consulting agreements. These consulting agreements would have expired in January 2008, and were required to be paid off at a discount rate of 8.75% upon change of control.

DESCRIPTION OF OTHER INDEBTEDNESS

Sale/Leaseback Transactions.

In December 2005, our subsidiary, SSP Partners, entered into sale/leaseback contracts with National Retail Properties, Inc., formerly known as Commercial Net Lease Realty, Inc. (“NNN”), for the sale of 74 properties for approximately $170 million. The properties were leased back from NNN pursuant to triple net leases for an initial 20-year term with five 5-year options. The lease obligations are guaranteed by Susser Holdings, L.L.C. Events of default under the leases include, among other things, payment default, covenant default, bankruptcy events, anticipatory breach and, for some leases, an event of default under other leases with NNN.

Revolving Credit Facility.

On December 21, 2005, Susser Holdings, L.L.C. and SSP Partners (the “Borrowers”), entered into a new five-year revolving credit facility in an aggregate principal amount of up to $50 million with a syndicate of financial institutions. We and each of our existing and future domestic subsidiaries (other than one less-than-wholly owned subsidiary) are guarantors under the facility. The proceeds from this revolving credit facility are used to finance ongoing working capital and other general corporate purposes. A portion of the revolving credit facility not in excess of $10 million is available for the issuance of letters of credit and a portion of this credit facility not in excess of $7.5 million is available for swing line loans. The revolving credit facility may be increased on various terms and conditions to an aggregate principal amount of up to $75 million at any time on or before December 20, 2009, although no individual bank’s commitment may be increased without such bank’s consent. The revolving credit facility terminates on December 20, 2010.

Availability under the revolving credit facility is based on a borrowing base comprised of (1) 85% of eligible accounts receivable plus (2) 50% of eligible inventory (not to exceed 50% of the eligible accounts receivable) plus (3) the lesser of (a) 66% of the fair market value of certain designated eligible real property, (b) 50% of the revolving loan commitments then in effect and (c) the sum of (1) and (2). The borrowing base is also subject to reserves established by the arrangers of the facility in their reasonable credit judgment acting in good faith.

The loans are secured by a perfected first priority security interest in all of the Borrowers’ inventory and accounts receivable and all inventory and accounts receivable of all of the guarantors under the facility, 100% of the outstanding ownership interests of Susser Holdings, L.L.C., 100% of the outstanding ownership interests of each of our direct and indirect existing and future domestic subsidiaries (except for certain restricted interests in joint ventures), 65% of the outstanding voting stock of each of our and the subsidiary guarantors’ existing and future first tier foreign subsidiaries, and all proceeds and products of all of the foregoing.

The interest rates under the revolving credit facility are calculated at the Borrower’s option at either a base rate or a LIBOR rate plus, in each case, a margin. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each fiscal quarter. With respect to LIBOR loans, interest is payable at the end of each interest period and, in any event, at least every three months for interest periods longer than three months. Fees associated with letters of credit issued under the credit facility will be equal to 1.5% per annum times the daily maximum amount drawn, with a minimum fee of $500. The Borrowers also pay a quarterly commitment fee on the unutilized portion of the facility. The commitment fee is currently 0.50% per annum, and is subject to adjustment based on a Rent Adjusted Leverage Ratio grid. The revolving credit facility may be prepaid at any time at the Borrower’s option.

The revolving credit facility contains certain customary covenants that restrict our ability, and the ability of our subsidiaries to, among other things:

•	declare dividends, or make any distribution of assets to our stockholders;

•	purchase, redeem, retire or acquire for value any of our capital stock;

•	prepay, redeem or purchase debt;

•	incur liens, grant negative pledges and engage in certain sale/leaseback transactions;

•	make loans, acquisitions and other investments;

•	incur additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures in excess of the prior year’s Consolidated EBITDA (other than with the proceeds of sale leaseback transactions and certain permitted debt);

•	engage in mergers, consolidations and asset sales;

•	transact with affiliates; and

•	engage in businesses that are not related to our existing business.

The revolving credit facility also requires us to maintain certain financial covenants, including covenants requiring us to maintain:

•	a ratio of (x) the sum of (A) Consolidated Net Debt (as defined in the credit facility) as of the determination date plus (B) Consolidated Adjusted Rent (as defined in the credit facility) for the prior four fiscal quarters to (y) Consolidated EBITDAR (which is defined in the credit facility and includes consolidated EBITDA plus Rental Expense (as defined in the credit facility)) for such period, less than (1) 6.5 to 1 for each fiscal quarter ending on or about December 31, 2006, (2) 6.25 to 1 for each fiscal quarter ending on or about March 31, 2007 through and including on or about December 31, 2007 and (3) 6.0 to 1 thereafter (as of October 1, 2006, such ratio was 4.7 to 1); and

•	a ratio of (x) Consolidated EBITDAR (less certain cash taxes paid and restricted payments made during the period) for the prior four fiscal quarters to (y) the sum of consolidated Rental Expense and certain cash interest and principal payments made on our indebtedness for such period, greater than (1) 1.15 to 1 for each fiscal quarter ending on or about December 31, 2006, (2) 1.20 to 1 for each fiscal quarter ending on or about March 31, 2007 through and including on or about December 31, 2007 and (3) 1.25 to 1 thereafter (as of October 1, 2006, such ratio was 1.9 to 1).

For purposes of the revolving credit facility, our consolidated EBITDA is defined in the same manner as “Adjusted EBITDA” as used in this prospectus, but also makes further adjustments, including adding back royalty fees for licensing the Circle K trade name, cost savings related to terminated consulting agreements of up to $1 million annualized, and non-cash rent expense, but deducting up to $0.8 million in annualized marketing expense during such period to the extent such amounts are not already included in the calculation of net income.

Events of default, which are subject to customary grace periods, thresholds and exceptions, where appropriate, as defined under the revolving credit facility include:

•	failure of either borrower to pay principal, interest or other amounts when due;

•	breach of any representation or warranty;

•	violation of covenants;

•	default on certain other debt;

•	any breach of our agreements with McLane, Chevron or CITGO that is not cured and that could result in a material adverse change;

•	security documents failing to create the lien purported to be created, or any guaranty failing to be in full force and effect;

•	failure to pay certain judgments;

•	events of bankruptcy; and

•	a change of control.

At October 1, 2006, $10.1 million was outstanding under the revolving credit facility, and letters of credit amounted to $2.9 million, resulting in approximately $37.0 million of available borrowing capacity. As of October 1, 2006, we were in compliance with all covenants related to this facility. We believe that our revolving credit agreement is material to our overall liquidity position, and non-compliance with any of the foregoing negative or affirmative covenants may result in an event of default, which could give rise to all of the outstanding indebtedness under that facility becoming immediately due and payable. In the event that the revolving credit facility was accelerated or terminated by the lender for any such default, there can be no assurances that we could refinance or replace such facility on acceptable terms or at all, which could materially and adversely affect our liquidity needs.

DESCRIPTION OF THE REGISTERED NOTES

The original notes were issued under an indenture, dated December 21, 2005, to which Susser Holdings, L.L.C. and its subsidiary, Susser Finance Corporation (collectively, the “Issuers”), the Guarantors and The Bank of New York were party. The original notes and the registered notes offered hereby will be treated as a single class of debt securities under the indenture, including for purposes of redemptions, offers to purchase and determining whether the required percentage of holder have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of the holders. For purposes of this description, unless the context requires otherwise, references to the “notes” includes the original notes, the registered notes offered hereby, and any additional notes offered under the indenture.

The following description is a summary of the material provision of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, not this description, will define your rights as a holder of the notes. The indenture has been filed with the SEC and a copy is available to you upon request.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description,

•	the word “Company” refers only to Susser Holdings, L.L.C. and not to any of its subsidiaries;

•	the word “SFC” refers only to Susser Finance Corporation, a wholly-owned subsidiary of the Company formed solely for purposes of serving as a co-obligor of the notes in order to facilitate this offering; SFC will have no operations or substantial assets;

•	the word “Issuers” refers only to the Company and SFC and not to any of their consolidated subsidiaries; and

•	the word “Holdings” refers only to Stripes Holdings LLC, the parent of the Company, and not to any of its subsidiaries.

The Issuers have issued the notes under an indenture among themselves, the Guarantors and The Bank of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. The Issuers urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are senior unsecured obligations of the Issuers;

•	rank equally in right of payment with existing and future senior indebtedness of the Issuers;

•	are effectively subordinated to all of the Issuers’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness (including any Indebtedness outstanding under the Credit Agreement);

•	are effectively subordinated to all liabilities of SCL (as defined below);

•	rank senior in right of payment to any existing and future subordinated Indebtedness of the Issuers; and

•	are unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes are jointly and severally guaranteed by Holdings, Susser Holdings Corporation and each of the Company’s existing and future domestic subsidiaries other than Susser Company, Ltd. (“SCL”).

Each guarantee of the notes:

•	is a senior obligation of such Guarantor;

•	ranks equally in right of payment with all of the existing and future senior Indebtedness of such Guarantor;

•	ranks senior in right of payment to all of the existing and future subordinated Indebtedness of such Guarantor; and

•	is effectively subordinated to all of the existing and future secured indebtedness of such Guarantor to the extent of the value of the assets securing such indebtedness (including any Indebtedness outstanding under the credit agreement).

As of October 1, 2006, the notes and guarantees would have been effectively subordinated to $10.1 million of senior secured indebtedness under our revolving credit facility, excluding an additional $37.0 million of additional borrowing capacity available under our revolving credit facility.

As of the date of the indenture, each of the Company’s subsidiaries became “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to create and designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Such Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

The Issuers issued $170.0 million in aggregate principal amount of notes in connection with the original offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to compliance with all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued notes in denominations of $2,000 and integral multiples of $2,000. The notes will mature on December 15, 2013. On November 24, 2006, the Issuers redeemed $50.0 million principal amount of the notes and as of the date of this prospectus, $120.0 million in aggregate principal amount of notes remains outstanding.

Interest on the notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2006. The Issuers will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or register notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed by Holdings, Susser Holdings Corporation and each of the Company’s domestic subsidiaries except SCL.

The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) in connection with any consolidation or merger if the Guarantor or surviving Person shall cease to be a Subsidiary of the Company, if the consolidation or merger complies with the provisions of the indenture; or

(5) upon Legal Defeasance or Covenant Defeasance (as defined herein) or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to December 15, 2008, the Issuers may on any one or more occasions redeem up to (i) 35% of the aggregate principal amount of notes originally issued under the indenture and (ii) all or a portion of any additional notes issued after the date of the indenture, in each case at a redemption price of 110.625% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of a Public Equity Offering of the Company or a contribution to the Company’s or a Restricted Subsidiary’s common equity capital made with the net cash proceeds of a Public Equity Offering of any other direct or indirect parent of the Company; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers’ option prior to December 15, 2009. In accordance with this provision, the Company used a portion of the net proceeds contributed to the Company by Susser Holdings Corporation from its IPO to redeem $50.0 million of the notes on November 24, 2006.

On or after December 15, 2009, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on an interest payment date that is prior to the applicable redemption date:

Year	Percentage
2009	105.313%
2010	102.656%
2011 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is prior to the purchase date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control payment date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control Offer may be made in advance of a Change of Control, conditioned upon consummation of the Change of Control, if a definitive agreement is in effect at the time of making such Change of Control Offer that, when consummated in accordance with its terms, will result in a Change of Control.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) Ordinary Course Notes and any other securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion, sale or exchange.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may at its option:

(1) apply such Net Proceeds to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) apply such Net Proceeds to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company (or enter into a definitive agreement with respect thereto that is consummated within 545 days after the receipt of any such Net Proceeds);

(3) apply such Net Proceeds to make a capital expenditure; or

(4) apply such Net Proceeds to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business or other assets (including current assets) of any of the Company’s franchisees (or enter into a definitive agreement with respect thereto that is consummated within 545 days after the receipt of any such Net Proceeds).

Pending the final application of any Net Proceeds, the Issuers or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or temporarily invest the Net Proceeds in cash or Cash Equivalents.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” The Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of Asset Sales to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash and the offer or redemption price for such other pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer and other pari passu Indebtedness tendered exceeds the amount of Excess Proceeds, the trustee will select the notes and the Company or such other applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing provisions of this covenant, the Issuers will not be required to make an Asset Sale Offer in accordance with this covenant until the aggregate amount of Excess Proceeds exceeds $7.5 million.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Issuers’ other Indebtedness, including the Credit Agreement contain, and future agreements, including any Credit Facility, may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under the Credit Agreement or these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the Credit Agreement or the other Indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not have the funds to purchase the notes upon a change of control offer as required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair, appropriate and practicable.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (x) a payment of interest or principal at the Stated Maturity thereof; or (y) a payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of (i) the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Company’s last completed fiscal quarter preceding the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) and (ii) any dividends received by the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period; plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of assets received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Unrestricted Subsidiary designated as such after the date of the indenture (i) is redesignated as a Restricted Subsidiary, (ii) is merged or consolidated into the Company or any of its Restricted Subsidiaries or (iii) transfers all or substantially all of its assets to the Company or any of its Restricted Subsidiaries after the date of the indenture, the Fair Market Value of (x) in the case of clause (i) or (ii) above, the Company’s Investment in such Subsidiary as of the date of such redesignation, merger or consolidation and (y) in the case of clause (iii) above, such assets; plus

(d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated, repaid, repurchased or redeemed for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for Equity Interests of the Company (other than Disqualified Stock) or out of the net cash proceeds received by the Company from the substantially contemporaneous sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or from the substantially contemporaneous contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds will be excluded from and not duplicated with clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiaries;

(5) the repurchase, redemption or other acquisition or retirement for value of, or dividends or distributions to Holdings to allow Holdings to repurchase, redeem or acquire, any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement

(a) upon the death or disability of such officer, director or employee; or

(b) upon the resignation or other termination of employment of such officer, director or employee;

provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed $2.5 million in any twelve-month period plus the aggregate net cash proceeds received by the Company after the date of the indenture from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, partner, officer or employee of the Company or any Restricted Subsidiary (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (5) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (3) (b) of the preceding paragraph); and provided, further, that amounts available pursuant to this clause (5) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month periods).

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent (i) a portion of the exercise price of those stock options, or (ii) withholding incurred in connection with such exercise, provided, that as to this clause (ii), the amount of such withholding taxes shall reduce the amount set forth in section 5 above;

(7) the payment of any dividend to holders of any class or series of Disqualified Stock of the Company or preferred stock of its Restricted Subsidiaries issued in accordance with the covenant described under

“—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the calculation of Fixed Charges and excluded from the calculation of Net Income for all purposes;

(8) any repricing or issuance of employee stock options or the adoption of bonus arrangements, in each case in connection with the issuance of the notes, and payments pursuant to such arrangements;

(9) Permitted Holdings Payments; or

(10) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) 85% of accounts receivable plus 60% of inventory and (y) $50.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the registered notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing, whether or not incurred at the time of such cost or acquisition, all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or intellectual property rights used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) 8% of Consolidated Net Tangible Assets and (y) $20.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or clauses (2), (3), (4), (5) or (14) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(9) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of customers for check cashing and short term lending products in the ordinary course of business consistent with past practices;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds or similar types of obligations in the ordinary course of business;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of being incurred;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; and

(14) the incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million.

The Company will not incur, and will not permit any of its Restricted Subsidiaries to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the notes and the Note Guarantee of such Restricted Subsidiary on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted, in its sole discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except Permitted Liens) on any asset now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom unless, in the case of Indebtedness expressly subordinated to the notes, the notes and Note Guarantees are secured by a Lien on such assets that is senior in priority to such Liens; or in the case of Indebtedness that ranks equally with the notes, the notes and the Note Guarantees are equally and ratably secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) restrictions on cash and other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens, including real estate mortgages, permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either:

(a) the Company is the surviving Person; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture and any other applicable agreement reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) the trustee is provided with an opinion of counsel stating that such consolidation or merger complies with the provisions of the indenture.

Clause (4) of the preceding paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Wholly-Owned Restricted Subsidiaries.

Holdings may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not Holdings is the surviving Person) another Person, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of Holdings under the indenture, pursuant to a supplemental indenture satisfactory to the trustee.

In the event of any transaction described in and complying with the conditions listed in this covenant in which Holdings or the Company is not the continuing entity, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or the Company, as the case may be, and Holdings or the Company, as the case may be, would be discharged from all obligations and covenants under the indenture and the notes or its Note Guarantee, as the case may be, and the registration rights agreement.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and either (x) a further resolution by a majority of the disinterested members of the Board of Directors of the Company approving such Affiliate Transaction, or (y) a copy of an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a copy of an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items and payments pursuant thereto, will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Stock) to directors and employees pursuant to stock option or stock ownership plans, in each case, approved in good faith by the Board of Directors of the Company;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees, compensation benefits or indemnity to directors;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or any Permitted Investment;

(7) loans or advances to employees made in the ordinary course of business;

(8) any transaction described in “Certain Transactions” that is ongoing, meets the requirements of clause (1) of the preceding paragraph and is approved by a majority of the disinterested members of the Board of Directors of the Company at least annually; and

(9) Permitted Holdings Payments.

Business Activities

The Issuers will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuers and their Restricted Subsidiaries taken as a whole.

SFC will not hold any material assets or become liable for any Obligations or engage in any business activities; provided that SFC may be a co-obligor of the notes (including any additional notes) pursuant to the terms of the indenture, a borrower or guarantor pursuant to the terms of the Credit Agreement or a co-obligor on other Indebtedness of the Company permitted under the indenture if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than SFC. SFC may, as necessary, engage in any activities directly related to or necessary in connection with serving as a co-obligor of the notes, a borrower or guarantor pursuant to the terms of the Credit Agreement and a co-obligor on such other Indebtedness. The Company will not sell or otherwise dispose of any of its Equity Interests in SFC and will not permit SFC, directly or indirectly, to issue or sell or otherwise dispose of any of its Equity Interests.

Holdings shall not conduct or engage in any business or hold or acquire any assets other than

(a) the ownership of Capital Stock of the Company and any activities directly related to such ownership;

(b) the performance of its obligations under and in connection with its Note Guarantee, the Credit Agreement and any other Indebtedness with respect to which the Company is an obligor and the proceeds of which are received by the Company or one or more of the Company’s Restricted Subsidiaries; or

(c) the undertaking of any actions required by law, regulation or order, including to maintain its existence.

Limitation on Issuances of Guarantees of Indebtedness

The Company will not permit any of its domestic Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such domestic Restricted Subsidiary, which Guarantee will be senior to or pari passu with such domestic Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

Any Guarantee of the notes will be released upon the occurrence of certain events described in the indenture and will be subject to the terms and conditions relating to Guarantees of the notes set forth in the indenture.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary will (1) become a Guarantor and execute a supplemental indenture, and (2) deliver to the trustee an opinion of counsel relating to the foregoing within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

The Company may not designate SFC an Unrestricted Subsidiary.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary thereof may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Certain Covenants—Liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the holders of notes within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Company’s delivery obligation. To the extent that the Company does not file such information with the SEC, the Company will either (1) distribute such reports (as well as the details regarding the conference call described below) electronically to (a) any holder of the notes, (b) to any beneficial owner of notes, (c) to any prospective investor who provides their e-mail address to the Company and certifies that they are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (“QIB”) or (d) any securities analyst who provides their e-mail address to the Company and certifies that they are a securities analyst, or (2) (x) post such reports (as well as the details regarding the conference call described below) on a website accessible to (a) any holder of the notes, (b) to any beneficial owner of notes, (c) to any prospective investor certifies that they are a QIB or (d) any securities analyst who certifies that they are a securities analyst and (y) provide notice of each such posting by means of a press release on a nationally recognized business news wire service, in the case of quarterly and annual reports not less than three nor more than five business days prior to posting, and in the case of current reports contemporaneously with the posting of such report. Unless the Company is subject to the reporting requirements of the Exchange Act, the Company will also hold a quarterly conference call for the holders of the notes to discuss such financial information. The conference call will not be later than three business days from the time that the Company distributes the financial information as set forth above.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will distribute or post all reports required by this covenant in accordance with the second preceding paragraph.

In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that (1) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis and (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Company, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to an Issuer, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the first paragraph of this section, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security reasonably satisfactory to the trustee or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, member, manager, partner, incorporator or stockholder of the Company, SFC or any Guarantor, as such, will have any liability for any obligations of the Company, SFC or the Guarantors under the notes, the indenture and the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of their respective Boards of Directors evidenced by resolutions set forth in an officers’ certificate, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which any Issuer or any of their respective Subsidiaries is a party or by which any Issuer or any of their respective Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, SFC, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5) to conform the text of the indenture, the notes or the Note Guarantees to any provision of this Description of the Registered Notes to the extent that such provision in this Description of the Registered Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees;

(6) to provide for the issuance of additional notes, in accordance with the limitations set forth in the indenture as of the date of the indenture;

(7) to provide additional rights or benefits to holders of notes or to amend or supplement the indenture in a manner that does not adversely affect the rights of holders of notes; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

The consent of the holders of the notes will not be necessary under the indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company, SFC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company, SFC or any Guarantor is a party or by which the Company, SFC or any Guarantor is bound;

(3) the Company, SFC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, SFC or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that Indebtedness of such acquired Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption

“—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease or discount of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete (or otherwise unsuitable for use in connection with the business of Holdings and its Restricted Subsidiaries) assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(8) the granting of a Lien permitted by the indenture;

(9) the unwinding of any Hedging Obligations;

(10) licenses, leases or subleases of property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(11) the sale or other disposition of Equity Interests of, or any Investment in, an Unrestricted Subsidiary; and

(12) the sale of Permitted Investments (other than sales of Equity Interests of any of the Company’s Restricted Subsidiaries) made by the Company or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 365 days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as defined above), other than one or more of the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

For purposes of clause (3) above, a Person (a “Reference Person”) shall be deemed to Beneficially Own any Voting Stock of a specified Person held by a parent Person so long as such Reference Person beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent Person.

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to (a) any extraordinary loss plus (b) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period and franchise taxes based on income, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) fees, expenses and charges resulting from the Transaction described in this Offering Memorandum (whenever paid); plus

(5) payments pursuant to the Management Agreements as in effect on the date of the indenture; plus

(6) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including charges related to the writeoff of goodwill or intangibles as a result of impairment, in each case, as required by SFAS No. 142 or SFAS No. 144 but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(7) for any calculation made with respect to a period ending on or prior to the first anniversary of the date of the indenture, pro forma cost savings not to exceed $1 million on an annualized basis relating to consulting arrangements actually terminated in connection with the transactions described under “Certain Transactions;” plus

(8) for any calculation made with respect to a period ending on or prior to the last day of the fiscal quarter ending closest to June 30, 2007, royalties and termination payments actually paid during such period with respect to the use of “Circle K” and related trade names to the extent that the Company as a part of its business plan intends to terminate the use of “Circle K” and related trade names and actively pursues such part of its business plan; minus

(9) for any calculation made with respect to a period ending on or prior to the last day of the fiscal quarter ending closest to June 30, 2007, $800,000 on an annualized basis in respect of increased marketing expenses to the extent that the Company as a part of its business plan intends to terminate the use of “Circle K” and related trade names and actively pursues such part of its business plan; minus

(10) non-cash items increasing such Consolidated Net Income, for such period, other than the accrual of revenue in the ordinary course of business; plus/minus

(11) (x) rent expense as determined in accordance with GAAP not actually paid in cash during such period, net of (y) rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (if positive) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that if any such dividend or distribution is actually received it will be included for the purposes of the “—Restricted Payments” covenant;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” means Consolidated Total Assets after deducting:

(1) all current liabilities;

(2) any item representing investments in Unrestricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, to be dated December 21, 2005, by and among the Company, Holdings, the guarantors named therein, Bank of America, N.A., as administrative agent, and the other lenders party thereto from time to time, providing for up to $50.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement extending the maturity thereof or increasing the amount of Indebtedness incurred or available to be borrowed thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options profits, interests or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of common stock of the Company or any direct or indirect parent of the Company pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company or the Restricted Subsidiary, as applicable, which determination will be conclusive (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act (“Regulation S-X”)) as if they had occurred on the first day of the four-quarter reference period except that any adjustment relating to an event that is certified by the chief financial officer of the Company to be reasonably certain to occur within six months and that otherwise is in accordance with Regulation S-X shall be deemed to be in accordance with Regulation S-X;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, one third of the obligations for rental payments made during such period under operating leases entered into as part of a Sale and Leaseback Transaction consummated after the date of the indenture, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Holdings and any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances or letters of credit (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) or (2) above or (4) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person or a demand for reimbursement).

(4) representing Capital Lease Obligations, Attributable Debt and finance obligations within the meaning of FAS 98 promulgated by the Financial Accounting Standards Board;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed except any such balance that represents an accrued expense or current trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent of the lesser of (a) the Fair Market Value of the assets subject to such Lien, or (b) the amount of the Indebtedness secured by such Lien and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Management Agreements” means the Management Services Agreement dated as of the date of the indenture among Wellspring Capital Management LLC, Sam L. Susser and Stripes Holdings LLC.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and after reduction in respect of preferred stock dividends (other than dividends on preferred stock of the Company that is not Disqualified Stock), excluding for the purposes of the calculation of the Fixed Charge Coverage Ratio, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and discounts, and sales commissions, and any other fees and expenses, including without limitation relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, but excluding the assignment of leases in favor of the lender or lenders of such Non-Recourse Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ordinary Course Notes” means notes received from dealer customers in the ordinary course of business in connection with the purchase of sites from the Company and its Restricted Subsidiaries, not to exceed $5 million in aggregate principal amount at any time outstanding.

“Permitted Asset Swap” means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 80% of the consideration received by the transferor consists of property or assets that will be used in a Permitted Business; provided that the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets being received by Company or such Restricted Subsidiary.

“Permitted Business” means (x) any business conducted by the Company or its Restricted Subsidiaries on the date of the indenture and any business related, ancillary or complimentary to, or a reasonable extension or expansion of, the business of Company or its Restricted Subsidiaries on the date of the indenture and (y) any unrelated business to the extent it is not material.

“Permitted Holdings Payments” means, without duplication as to amounts:

(1) payments to Holdings to permit Holdings to pay (i) franchise taxes or other costs of maintaining its corporate existence, (ii) guaranteed distributions to owners paid in lieu of salaries to the extent treated as compensation expense by the Company and otherwise determined on a basis consistent with the Company’s general practices regarding employee compensation as in effect from time to time and (iii) accounting, legal and administrative and other operating expenses of Holdings when due; provided that, in the case of clause (iii), such payments shall not exceed $2 million per annum;

(2) with respect to each tax year or portion thereof that the Company is treated as a disregarded entity or as a partnership for Federal income tax purposes (or after such period, to the extent relating to the income tax liability for such period), the payment of Tax Distributions;

(3) dividends or distributions to Holdings to permit Holdings to satisfy its payment obligations, if any, under the Management Agreements as in effect on the date of the indenture, or as later amended, provided that any such amendment is not more disadvantageous to the Company in any material respect than the Management Agreements as in effect on the date of the indenture; and

(4) fees and expenses related to any equity offering or other financing of any direct or indirect parent of the Company.

“Permitted Investment” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made prior to the date of the indenture;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (6) will be excluded from clause (3)(b) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors, franchisees or customers that are accounts receivable of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, franchisee or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Investments represented by Hedging Obligations;

(9) endorsements of negotiable instruments and documents in the ordinary course of business;

(10) pledges or deposits permitted under clause (9) of the definition of Permitted Liens;

(11) repurchases of the notes;

(12) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; and

(15) any Investments in joint ventures engaged in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding, not in excess of $5.0 million;

(16) any guarantees permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or Liens of the type described in clause (11) of the definition of “Permitted Liens”; and

(17) other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) of the definition of Permitted Debt;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, and were not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness permitted by clause (4) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(10) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) Liens on equipment located on the property of the Company’s or its Restricted Subsidiaries’ clients granted in the ordinary course of business;

(12) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries;

(16) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder;

(17) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(18) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is permitted to be incurred under the indenture;

(19) Liens created for the benefit of the indenture, the notes (or the Note Guarantees);

(20) refinancing Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens arising out of Attributable Debt properly incurred under the first paragraph of the “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant with respect to Sale and Leaseback Transactions (x) exclusively involving property or assets acquired (whether by merger, consolidation, acquisition of stock or assets or otherwise), constructed or developed after the date of the indenture and (y) occurring within 180 days of the later of (i) the date of acquisition of the subject property or assets or (ii) the completion of construction or development of the subject property or assets;

(22) Liens exclusively on property or assets acquired (whether by merger, consolidation, acquisition of stock or assets or otherwise), constructed or developed after the date of the indenture securing (a) Non-Recourse Debt or (b) Acquired Debt or purchase money obligations representing (for the purposes of this clause (b) only) no more than 50% of the Fair Market Value of the property or assets acquired, constructed or developed; provided that such Liens do not extend to any other property or assets of the Company and its Restricted Subsidiaries;

(23) Liens to secure Indebtedness permitted by clause (14) of the second paragraph under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(24) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness of the Company or any Restricted Subsidiary used to refinance Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment (i) of dividends, or (ii) upon liquidation, dissolution or winding up of the issuer of such Equity Interest.

“Principal” means (1) Wellspring Capital Management LLC (“Wellspring”), investment funds managed by Wellspring, partners of Wellspring, affiliates of Wellspring, an entity controlled by any of the foregoing and/or a trust for the benefit of any of the foregoing and (2) Sam L. Susser, his spouse, his lineal descendents (whether by adoption or otherwise) and any trust for the benefit of any of the foregoing.

“Public Equity Offering” means an underwritten public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act with aggregate net proceeds of at least $25.0 million.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture (including any sinking fund payment), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Distributions” means, for any period during which the Company is treated as a disregarded entity or as a partnership for federal, state and/or local income tax purposes or after such period, to the extent relating to the income tax liability for such period, the payment of distributions in respect of income tax liabilities of members of the Company (for this purpose viewing members of the Company as those persons or entities directly owning interests or profits interests in the Company and those persons or entities indirectly owning such interests through disregarded entities or partnerships for tax purposes), in an aggregate amount not to exceed the product of the taxable income, calculated in accordance with applicable law, of the Company and any of its Subsidiaries that are disregarded entities or partnerships for tax purposes multiplied by the highest combined published federal, state and/or local income tax rate applicable to individuals or corporations, if higher, which rate shall be based upon the rate certified to the trustee on an annual basis (or more frequently if the tax rate changes during any annual period) by the chief financial officer of the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, and any Subsidiary of such Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt and, if applicable and at the option of the Company, guarantees of the notes;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

Form of Registered Notes

The certificates representing the registered notes will be issued in fully registered forms, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

(1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

(2) we provide for the exchange pursuant to the terms of the indenture, or

(3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of November 1, 2006, information regarding the beneficial ownership of the common stock of Susser Holdings Corporation and shows the number and percentage owned by:

•	each person who is known by us to beneficially own more than 5% of our outstanding equity interests (based solely on public filings with the commission as of such date);

•	each member of our board of directors;

•	each of our named executive officers; and

•	all members of our board of directors and officers as a group.

Susser Holdings Corporation owns 100% of the equity interests of Stripes Holdings LLC, which owns 100% of the equity interests of Susser Holdings, L.L.C., and Susser Holdings, L.L.C. owns 100% of the equity interests of Susser Finance Corporation.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulation of the Commission. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers with sixty (60) days. Accordingly, the foregoing table does not include options to purchase our membership interests by any of such persons which are not exercisable within the next sixty (60) days.

	Common Shares Beneficially Owned
Name and Address	Number	%
Wellspring Capital Partners III, L.P. and affiliates(1)(2)	6,604,882	39.3%
Sam L. Susser(3)	2,270,630	13.5%
E.V. Bonner, Jr.	131,574	*
Roger D. Smith	183,991	1.1%
Rocky B. Dewbre	53,240	*
Mary E. Sullivan	45,265	*
William F. Dawson, Jr.(4)	6,604,882	39.3%
Bruce W. Krysiak	31,458	*
Armand S. Shapiro	5,874	*
Sam J. Susser	27,458	*
Jerry E. Thompson	10,000	*
Ronald D. Coben	4,000	*

All executive officers and directors as a group (11 persons)(5)	9,368,372	55.7%

*	Represents less than 1%
(1)	The address of each such person and/or entity is c/o Wellspring Capital Management LLC, Lever House, 390 Park Avenue, New York, NY 10022.
(2)	The following natural persons have investment or voting power over the shares held by Wellspring Capital Partners III, L.P. and its affiliates: Greg S. Feldman, William F. Dawson, Jr., Carl M. Stanton and David C. Mariano.
(3)	The total number of shares of common stock include shares held in trust in which Mr. Susser acts as Trustee. The address for Mr. Susser is 4433 Baldwin Boulevard, Corpus Christi, TX 78408.
(4)	Mr. Dawson is a partner of Wellspring Capital Management LLC, an affiliate of Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P. and may be deemed to beneficially own the shares of common stock held of record by such entities. Mr. Dawson disclaims beneficial ownership of such shares of common stock except to the extent of any pecuniary interest therein.
(5)	Includes shares of common stock held in trust in which Mr. Susser acts as trustee. Does not include 6,604,882 shares of common stock held of record by Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P., of which Mr. Dawson may be deemed to be the beneficial owner by virtue of his relationship with affiliates of those entities.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any original notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including, under certain circumstances, the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. This discussion does not address all tax aspects relating to the exchange. This discussion deals only with the material U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or “financial services entities,” persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale” or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

Consequences of Tendering Old Notes

The exchange of original notes for registered notes (with substantially identical terms) in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a holder will have the same adjusted tax basis and holding period in such registered notes that the holder had in the original notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of such registered notes will be the same as those applicable to the original notes.

The preceding discussion of the material U.S. federal income tax consequences of the exchange of original notes for registered notes is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it relating to the exchange, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York, has passed upon the validity of the registered notes and guarantees on behalf of the issuers and guarantors.

EXPERTS

The consolidated financial statements of Stripes Holdings LLC at January 1, 2006 and Susser Holdings, L.L.C. (predecessor) at January 2, 2005 and for the period from December 21, 2005 to January 1, 2006 and January 3, 2005 to December 20, 2005, and the years ended January 2, 2005 and December 28, 2003 (predecessor), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2

Consolidated Balance Sheets as of January 2, 2005, January 1, 2006, and October 1, 2006 (unaudited)	F-3

Consolidated Statements of Operations for the Years Ended December 28, 2003, January 2, 2005 and January 1, 2006, and for the nine months ended October 2, 2005 (unaudited) and October 1, 2006 (unaudited)

F-4

Consolidated Statements of Members’ Interests for the Years Ended December 29, 2002, December 28, 2003, January 2, 2005 and January 1, 2006, and for the nine months ended October 1, 2006	F-6

Consolidated Statements of Cash Flows for the Years Ended December 28, 2003, January 2, 2005 and January 1, 2006 and for the nine months ended October 2, 2005 (unaudited) and October 1, 2006 (unaudited)

F-7

Notes to the Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Members

Stripes Holdings LLC

We have audited the accompanying consolidated balance sheet of Stripes Holdings LLC (the Company), as of January 1, 2006, and the consolidated balance sheet of Susser Holdings, L.L.C. (Predecessor), as of January 2, 2005, and the related consolidated statements of operations, members’ interests, and cash flows for the period from December 21, 2005 to January 1, 2006, and the related consolidated statements of operations, members’ interests, and cash flows for the period from January 3, 2005 to December 20, 2005, and the years ended January 2, 2005 and December 28, 2003 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stripes Holdings LLC at January 1, 2006, and the consolidated financial position of Susser Holdings, L.L.C. (Predecessor), at January 2, 2005, and the consolidated results of its operations and its cash flows for the period from December 21, 2005 to January 1, 2006, and the consolidated results of its operations and its cash flows for the period from January 3, 2005 to December 20, 2005, and the years ended January 2, 2005 and December 28, 2003 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 22, the 2002, 2003, 2004 and 2005 financial statements have been restated to reflect accounting for changes in the liquidation value of the redeemable common interests.

/s/ Ernst & Young LLP

San Antonio, TX

March 24, 2006

STRIPES HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of the two separate entities (see Note 3).

	Predecessor	Company
	January 2, 2005	January 1, 2006	October 1, 2006
			(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$13,156	$4,116	$1,944
Accounts receivable, net of allowance for doubtful accounts of $1,257 at January 2, 2005, $0 at January 1, 2006, and $181 at October 1, 2006	35,468	44,173	45,684
Inventories, net	32,672	37,278	37,170
Assets held for sale	7,653	5,439	6,769
Other current assets	713	3,126	1,780

Total current assets	89,662	94,132	93,347

Property and equipment, net	215,573	224,226	233,855

Other assets:
Supply agreements, net	4,423	5,630	5,644
Favorable lease arrangements, net	4,225	12,811	5,386
Goodwill	—	—	20,224
Other intangible assets, net	3,860	19,770	13,994
Notes receivable, long-term portion	1,272	1,493	1,704
Other assets	4,307	3,072	3,552

Total other assets	18,087	42,776	50,504

Total assets	$323,322	$361,134	$377,706

Liabilities and members’ interests (deficit)
Current liabilities:
Accounts payable	$46,255	$56,632	$57,616
Accrued expenses	30,176	33,910	35,391
Current maturities of long-term debt	9,128	—	2,112

Total current liabilities	85,559	90,542	95,119

Long-term debt	179,737	170,000	170,000
Long-term debt to related parties	5,462	—	—
Revolving line of credit	—	6,220	10,100
Deferred gain, long-term portion	—	28,811	30,103
Other noncurrent liabilities	9,515	7,402	6,675

Total long-term liabilities	194,714	212,433	216,878

Minority interests in consolidated subsidiaries	$506	$578	$615

Commitments and contingencies

Redeemable members’ interests (Predecessor):
Preferred interests, 2,000,000 units authorized; 1,132,726 issued and outstanding as of January 2, 2005	52,990	—	—
Common interests, no par value, 5,000,000 units authorized; 1,132,726 issued and outstanding as of January 2, 2005, as restated	29,714	—	—

Members’ interests (deficit):
Common shares (Predecessor), no par value, 5,000,000 units authorized; 1,200,000 issued and outstanding as of January 2, 2005	843	—	—
Common shares (Company), no par value, 15,914,639 units authorized, 12,849,660 issued and outstanding as of January 1, 2006 and July 2, 2006	—	—	—
Additional paid-in capital	2,589	59,231	59,571
Retained earnings (deficit), as restated	(43,593)	(1,650)	5,523

Total members’ interests (deficit), as restated	(40,161)	57,581	65,094

Total liabilities and members’ interests (deficit)	$323,322	$361,134	$377,706

See accompanying notes.

STRIPES HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of the two separate entities (see Note 3).

	Predecessor
	Years Ended		Three Hundred Fifty-Two Day Period Ended December 20, 2005	Company Twelve-Day Period Ended January 1, 2006	Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005			Predecessor October 2, 2005	Company October 1, 2006
	(in thousands, except per share data)
Revenues:
Merchandise sales	$280,799	$306,990	$320,756	$8,774	$248,810	$276,653
Motor fuel sales	849,096	1,126,448	1,494,708	50,492	1,122,343	1,483,537
Other income	19,005	20,737	20,773	761	16,026	17,383

Total revenues	1,148,900	1,454,175	1,836,237	60,027	1,387,179	1,777,573

Cost of sales:
Merchandise	190,920	208,125	216,883	6,197	168,027	186,130
Motor fuel	793,226	1,065,289	1,422,214	48,778	1,070,353	1,418,294
Other	1,223	246	617	—	382	471

Total cost of sales	985,369	1,273,660	1,639,714	54,975	1,238,762	1,604,895

Gross profit	163,531	180,515	196,523	5,052	148,417	172,678
Operating expenses:
Personnel	50,980	57,320	60,215	2,022	46,501	51,746
General and administrative	15,987	17,528	36,165	445	14,530	14,535
Operating	42,910	45,528	52,146	1,456	38,509	48,413
Rent	8,636	8,653	8,600	1,139	6,820	16,651
Royalties	3,009	3,187	3,306	90	2,567	2,847
Loss (gain) on disposal of assets and impairment charge	2,446	1,383	(641)	—	(429)	(277)
Depreciation, amortization, and accretion	22,734	26,257	29,269	936	19,704	17,672

Total operating expenses	146,702	159,856	189,060	6,088	128,202	151,587

Income (loss) from operations	16,829	20,659	7,463	(1,036)	20,215	21,091
Other income (expense):
Interest expense	(14,205)	(14,605)	(17,527)	(608)	(10,797)	(14,088)
Other miscellaneous	108	57	(8,858)	—	1,149	217

Total other income (expense)	(14,097)	(14,548)	(26,385)	(608)	(9,648)	(13,871)
Minority interest in income of consolidated subsidiaries	(65)	(64)	(70)	(6)	(60)	(47)

Income (loss) from continuing operations	2,667	6,047	(18,992)	(1,650)	10,507	7,173

Discontinued operations	90	—	—	—	—	—

Income (loss) before cumulative effect of changes in accounting principle	2,757	6,047	(18,992)	(1,650)	10,507	7,173

Cumulative effect of changes in accounting principle	(2,079)	—	—	—	—	—

Net income (loss)	$678	$6,047	$(18,992)	$(1,650)	$10,507	$7,173

Net income (loss) available to common unitholders	$(3,501)	$1,460	$(23,549)	$(1,650)	$6,955	$7,173

See accompanying notes.

STRIPES HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	Predecessor
	Years Ended		Three Hundred Fifty-Two Day Period Ended December 20, 2005	Company Twelve-Day Period Ended January 1, 2006	Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005			Predecessor October 2, 2005	Company October 1, 2006
	(in thousands, except per share data)
Per common unit—basic:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.65)	$0.63	$(10.09)	$(0.13)	$2.98	$0.56
Discontinued operations	0.04	—	—	—	—	—
Cumulative effect of change in accounting principle	(0.89)	—	—	—	—	—

Net income (loss) available to common unit holders	$(1.50)	$0.63	$(10.09)	$(0.13)	$2.98	$0.56

Per common unit—diluted:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.65)	$0.62	$(10.09)	$(0.13)	$2.91	$0.52
Discontinued operations	0.04	—	—	—	—	—
Cumulative effect of change in accounting principle	(0.89)	—	—	—	—	—

Net income (loss) available to common unit holders	$(1.50)	$0.62	$(10.09)	$(0.13)	$2.91	$0.52

Weighted average shares outstanding:
Basic	2,332,726	2,332,726	2,332,726	12,849,660	2,332,726	12,849,660
Diluted	2,332,776	2,365,854	2,332,726	12,849,660	2,390,484	13,814,211

Pro Forma Data (unaudited):
Historical income (loss) available to common unit holders before taxes			$(23,549)	$(1,650)		$7,173
Pro forma income tax benefit (expense)			6,647	577		(2,510)

Net income (loss) available to common unit holders adjusted for pro forma income tax expense			$(16,902)	$(1,073)		$4,663

Pro forma net income (loss) available to common unit holders after taxes
Basic			$(7.25)	$(0.08)		$0.36
Diluted			$(7.25)	$(0.08)		$0.34

See accompanying notes.

STRIPES HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ INTERESTS

	Common Interests		Additional Paid-In Capital	Retained Earnings (Deficit)	Total
	Units	Amount
	(in thousands)
Predecessor
Balance at December 29, 2002, as restated	1,200	$843	$837	$(29,939)	$(28,259)
Net income	—	—	—	678	678
Management compensation	—	—	47	—	47
Preferred return	—	—	—	(4,179)	(4,179)
Net change in value of redeemable common members’ interests				5,112	5,112

Balance at December 28, 2003, as restated	1,200	843	884	(28,328)	(26,601)
Net income	—	—	—	6,047	6,047
Management compensation	—	—	1,705	—	1,705
Preferred return	—	—	—	(4,587)	(4,587)
Net change in value of redeemable common members’ interests				(16,725)	(16,725)

Balance at January 2, 2005, as restated	1,200	843	2,589	(43,593)	(40,161)
Net loss	—	—	—	(18,992)	(18,992)
Management compensation	—	—	1,188	—	1,188
Preferred return	—	—	—	(4,557)	(4,557)
Net change in value of redeemable common members’ interests				(63,943)	(63,943)

Balance at December 20, 2005, as restated	1,200	843	3,777	(131,085)	(126,465)

Company
Elimination of predecessor equity	(1,200)	(843)	(3,777)	131,085	126,465
Common interests issued as part of the transaction	12,850	—	128,497	—	128,497
Transaction fees	—	—	(3,576)	—	(3,576)
Deemed dividend to previous owners in excess of predecessor basis	—	—	(65,690)	—	(65,690)
Net loss	—	—	—	(1,650)	(1,650)

Balance at January 1, 2006	12,850	—	59,231	(1,650)	57,581

Net loss (unaudited)	—	—	—	7,173	7,173
Management compensation	—	—	340	—	340

Balance at October 1, 2006 (unaudited)	12,850	$—	$59,571	$5,523	$65,094

See accompanying notes.

STRIPES HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

The purchase method of accounting was used to record assets and liabilities assumed by the Company. Such accounting generally results in increased depreciation recorded in future periods. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of the two separate entities (see Note 3).

	Predecessor			Company	Predecessor	Company
	Years Ended		Three Hundred Fifty-Two Day Period Ended December 20, 2005	Twelve-Day Period Ended January 1, 2006	Unaudited Nine Months Ended
	December 28, 2003	January 2, 2005			October 2, 2005	October 1, 2006
	(in thousands)
Cash flows from operating activities
Net income (loss)	$678	$6,047	$(18,992)	$(1,650)	$10,507	$7,173
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	22,734	26,257	29,269	936	19,704	17,672
Loss (gain) on disposal of property and impairment charge	2,446	1,391	(641)	—	(429)	(277)
Non-cash stock based compensation	47	1,705	1,188	—	1,188	340
Stock-based compensation for options redeemed in acquisition of predecessor	—	—	17,307	—	—	—
Minority interest	65	63	70	6	57	37
Fair market value in nonqualifying derivatives	(243)	350	223	—	300	(106)
Cumulative effect of change in accounting principle	2,079	—	—	—	—	—
Changes in operating assets and liabilities:
Receivables	1,273	(9,485)	(11,390)	2,685	(12,099)	(1,511)
Inventories	(3,718)	(1,894)	(4,606)	—	(8,106)	107
Prepaid expenses and other current assets	(384)	554	(4,030)	—	(2,127)	1,346
Intangible assets	(272)	(1,155)	(539)	(131)	85	(420)
Other noncurrent assets	(608)	(1,276)	1,045	(33)	(167)	(493)
Accounts payable	10,164	4,149	20,386	(4,218)	20,204	985
Accrued liabilities	—	—	16,247	(12,513)	915	3,698
Other noncurrent liabilities	375	495	(1,737)	197	(362)	(64)

Net cash provided by (used in) operating activities	34,636	27,201	43,800	(14,721)	29,670	28,487
Cash flows from investing activities
Purchases of property and equipment	(35,165)	(44,155)	(51,094)	—	(40,847)	(39,462)
Proceeds from disposal of property and equipment	3,421	1,830	4,212	—	3,878	5,135
Proceeds from sale/leaseback transactions	1,889	—	170,000	—	—	—
Acquisition of predecessor	—	—	—	(260,207)	—	—

Net cash used in investing activities	(29,855)	(42,325)	123,118	(260,207)	(36,969)	(34,327)
Cash flows from financing activities
Proceeds from issuance of long-term debt	11,405	72,059	—	170,000	—	—
Change in notes receivable	(75)	10,392	(221)	—	(20)	(212)
Payments on long-term debt	(8,135)	(73,787)	(194,327)	—	(9,645)	—
Revolving line of credit, net	—	—	—	6,220	11,990	3,880
Loan origination costs	—	—	(7,623)	—	—	—
Proceeds from issuance of equity	—	—	—	124,921	—	—

Net cash provided by (used in) financing activities	3,195	8,664	(202,171)	301,141	2,325	3,668

Net (decrease) increase in cash	7,976	(6,460)	(35,253)	26,213	(4,974)	(2,172)
Cash and cash equivalents at beginning of year	11,640	19,616	13,156	(22,097)	13,156	4,116

Cash and cash equivalents at end of year	$19,616	$13,156	$(22,097)	$4,116	$8,182	$1,944

Supplemental disclosure of cash flow information
Cash paid for interest	$15,910	$13,899	$14,246	$608	$8,460	$9,648

See accompanying notes.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

1.    Organization and Principles of Consolidation

The consolidated financial statements are composed of Stripes Holdings LLC (Company), a Delaware limited liability company, and its consolidated subsidiaries, which operate convenience stores and distribute motor fuels in Texas and Oklahoma. The Company was formed in December 2005 to acquire the interests of Susser Holdings, L.L.C. (Susser or Predecessor Company), which, through its subsidiaries and predecessors, had been acquiring, operating, and supplying motor fuel to convenience stores since 1988.

On December 21, 2005, Stripes Acquisition LLC, an affiliate of Wellspring Capital Partners III, L.P. (Wellspring), merged with and into Susser, with Susser remaining as the surviving entity. Pursuant to the terms of the merger agreement, the unitholders of Susser received $276.8 million in aggregate merger consideration. The existing preferred interests were redeemed at liquidation value, with the balance of the merger consideration used to pay certain transaction expenses, to liquidate management options, and to redeem common unit holders.

Wellspring and its affiliates invested approximately $91.9 million in cash equity, and Sam L. Susser, along with certain members of management and board of directors, rolled over approximately $36.6 million in equity interests in Susser, each pursuant to an exchange agreement with Stripes Holdings LLC. Wellspring and its affiliates own approximately 72% of the voting equity interests of the Company, and Sam L. Susser and members of management own approximately 28% (see Notes 3 and 17).

The Company accounted for the transaction as a purchase under the guidance set forth in Emerging Issues Task Force Number 88-16, Basis in Leveraged Buyout Transactions (EITF 88-16). Under EITF 88-16, the transaction was deemed to be a purchase by new controlling investors for which the Company’s interests in Susser were valued using a partial change in accounting basis.

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The Company’s primary operations are conducted by the following consolidated subsidiaries:

•	SSP Partners (SSP), a Texas general partnership, operates convenience stores located primarily in South Texas and North Texas/Southern Oklahoma.

•	Susser Petroleum Company, LP (SPC), a Texas limited partnership, distributes motor fuels in Texas and Oklahoma.

The Company also offers environmental, maintenance, and construction management services to the petroleum industry (including its own sites) through its subsidiary, Applied Petroleum Technologies, Ltd. (APT), a Texas limited partnership. Susser and its wholly owned subsidiary, Susser Finance Corporation, are the issuers of the senior notes, but do not conduct any operations (see Note 10). Another subsidiary, Susser Holdings III, LP, a Delaware limited partnership, owned 20 convenience store properties in Texas that were leased to SSP Partners under an operating lease. In December 2005, this entity was contributed to and merged with SSP.

All significant intercompany accounts and transactions have been eliminated in consolidation. Transactions and balances of other subsidiaries are not material to the consolidated financial statements.

On October 24, 2006, Susser Holdings Corporation became the holding company for Stripes Holdings LLC and its subsidiaries, and completed an initial public offering of its common stock (see Note 23).

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

2.    Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks and ends on the Sunday closest to December 31. All references to 2005 refer to the 52-week period ended January 1, 2006. All references to 2004 refer to the 53-week period ended January 2, 2005. All references to 2003 refer to the 52-week period ended December 28, 2003. All references to the first nine months of 2006 and the first nine months of 2005 refer to the 39-week periods ended October 1, 2006 and October 2, 2005, respectively. SSP follows the same accounting calendar as the Company. SPC and APT use calendar month accounting periods, and end their fiscal year on December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Results

The accompanying consolidated balance sheet as of October 1, 2006, the consolidated statements of operations and consolidated statements cash flows for the nine months ended October 2, 2005 and October 1, 2006, and the consolidated statements of members’ interests for the nine months ended October 1, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the nine months ended October 1, 2006. The financial data and other information disclosed in these notes to consolidated financial statements related to the nine-month periods are unaudited. The results for the nine months ended October 1, 2006, are not necessarily indicative of the results to be expected for the year ending December 31, 2006, or for any other interim period or for any other future year.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Inventories

Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. Fuel inventories are stated at the lower of average cost or market. Maintenance spare parts inventories are valued using the standard cost method. Standard costs are adjusted periodically to reflect the approximate cost under the first-in, first-out method. Shipping and handling costs are included in the cost of inventories. The Company records an allowance for shortage and obsolescence relating to merchandise and maintenance spare parts inventory based on historical trends and any known changes in merchandise mix or parts requirements.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be twenty years for buildings and three to fifteen years for equipment. Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases or the estimated useful lives, which approximate twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

The value of property and equipment at January 1, 2006 reflects the preliminary allocation of purchase price related to the December 2005 acquisition of Susser by the Company (the Acquisition) (see Note 3). The value of property and equipment at October 1, 2006 reflects the final allocation of purchase price.

Long-Lived Assets

Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

The value of long-lived assets at January 1, 2006 reflects the preliminary allocation of purchase price related to the Acquisition (see Note 3). The value at October 1, 2006 reflects the final allocation of purchase price.

Assets Held for Sale

Properties are classified as current assets when management’s intent is to sell these assets in the ensuing fiscal year and are recorded at the lower of cost or fair value less cost to sell. These assets primarily consist of land and buildings.

The value of assets held for sale at January 1, 2006 reflects the preliminary allocation of purchase price related to the Acquisition (see Note 3). The value at October 1, 2006 reflects the final allocation of purchase price.

Favorable Lease Arrangements

The favorable lease arrangements as of January 2, 2005, represent the value assigned to the Company’s leaseholds upon the formation of Susser in 1998. The favorable lease arrangements as of January 1, 2006, represent the preliminary value assigned to the Company’s leaseholds upon the formation of the Company in 2005 (see Note 3). The value at October 1, 2006 reflects the final allocation of purchase price. The amount of the purchase price allocated to favorable lease arrangements is amortized on a straight-line basis over the remaining lease terms.

Intangible Assets

Intangible assets consist primarily of debt issuance costs and, as of January 1, 2006, the estimated value attributable to a trade name as determined by the preliminary purchase price allocation (see Note 3). Debt

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

issuance costs are being amortized on a straight-line method, which approximates the interest method, over the term of the debt. The Company did not have any goodwill recorded at January 2, 2005 or January 1, 2006. The value at October 1, 2006 reflects the final allocation of purchase price to the Laredo Taco Company trade name, and also reflects goodwill recorded of $20.2 million. Goodwill and the value of the trade name are not being amortized.

Supply Agreements

Supply agreements as of January 2, 2005, represent the value assigned to long-term fuel supply agreements acquired primarily as part of the SPC acquisition in 1999. Supply agreements as of January 1, 2006, represent the preliminary value assigned to long-term fuel supply agreements as of the date of the Acquisition (see Note 3). Supply agreements are being amortized on a straightline basis over five to fifteen years depending on the terms of the agreements. The value at October 1, 2006 reflects the final purchase price allocation.

Store Closings and Asset Impairment

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, upon commencement of the Company’s 2003 fiscal year. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business.

The Company closed five, eight, three, and four retail stores during 2003, 2004, 2005, and the nine months ended October 1, 2006, respectively. The operations of these stores did not have a material impact on the Company’s net earnings, and therefore were not classified as discontinued operations.

It is the Company’s policy to make available for sale property considered by management to be unnecessary for the operations of the Company. The aggregate carrying values of such owned property are periodically reviewed and adjusted downward to fair value when appropriate.

Advertising Costs

Advertising costs are expensed when incurred and were approximately $2,529,000, $1,910,000, and $1,764,000, for 2003, 2004, and 2005, respectively.

Insurance

The Company uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its employee injury plan and general liability losses is recorded based on historical experience and independent actuarial estimates of the aggregate liabilities for claims incurred. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Environmental

Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible, are expensed by the Company. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company determines

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

its liability on a site-by-site basis and records a liability when it is probable and can be reasonably estimated. The estimated liability is not discounted. The majority of the environmental expenditures incurred for gasoline sites are eligible for refund under the reimbursement programs administered by the Texas Commission on Environmental Quality (TCEQ). A related receivable is recorded for estimated probable reimbursements. Environmental expenditures not eligible for refund from the TCEQ may be recoverable in whole or part from a third party or from the Company’s tankowners insurance coverage, in which case the Company has recorded a liability for its estimated exposure.

Revenue Recognition

Revenues from convenience store and wholesale fuel sales are recognized at the time of sale or when fuel is delivered to the customer. The Company charges its dealers for third party transportation costs, which are included in revenues and cost of sales. A portion of our motor fuel sales to wholesale customers are on a consignment basis, in which we retain title to inventory and recognize revenue at the time the fuel is sold to the ultimate customer.

Revenues from fixed-price construction contracts are recognized by APT on the completed-contract method. This method is used because the typical contract is completed in four months or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered complete when the work has been accepted by the customer.

Vendor Allowances and Rebates

We receive payments for vendor allowances, volume rebates, and other supply arrangements in connection with various programs. Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates. Unearned payments are deferred and amortized as earned over the term of the respective agreement. For the years ended 2003, 2004, and 2005, we recognized earned rebates of $15.9 million, $16.1 million, and $16.9 million, respectively. We recognized earned rebates of $12.8 million and $13.4 million for the nine months period ended October 2, 2005 and October 1, 2006, respectively.

Lease Accounting

The Company leases a portion of its convenience store properties under noncancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance.

Income Taxes

Income or loss of the Company is reported in the tax returns of its members. Accordingly, no recognition has been given to income taxes in the consolidated financial statements of the Company.

Motor Fuel Taxes

Certain motor fuel taxes are collected from customers and remitted to governmental agencies either directly or through suppliers by the Company. Taxes on retail fuel sales were approximately $126,859,000, $131,422,000, and $143,407,000 for 2003, 2004, and 2005, respectively, and are included in fuel sales and cost of fuel sold in the accompanying consolidated statements of operations.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 133 and SFAS No. 149 require all derivative financial instruments to be reported on the balance sheet at fair value. Changes in the fair value are recognized either in earnings or as other comprehensive income in the members’ equity section, depending on whether the derivative has been designated as a fair value or cash flow hedge and qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure.

During 2003, Susser entered into an interest rate swap for a notional amount of $25,000,000. As of January 2, 2005, January 1, 2006, and October 1, 2006 the estimated fair value of the swap was a loss of $(107,000), $(330,000), and $(224,000), respectively, which was recorded in the balance sheets as an accrued expense. Net proceeds received and the change in value of the swap are recorded as reductions to or increases in interest expense (see Notes 10 and 15). The Company does not engage in trading of derivatives. All such financial instruments are used to manage interest rate risk.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments: cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

Management Incentive Options

The Company has granted incentive options for a fixed number of units to certain employees. Prior to January 2, 2006, the Company accounted for options in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 (see Note 18). The Company adopted SFAS 123(R), Share-Based Payment, at the beginning of fiscal 2006.

Reclassification

Certain prior year balances have been reclassified for comparative purposes.

Concentration Risk

The Company purchases approximately 41% of its general merchandise, including most cigarettes and grocery items, from a single wholesale grocer, McLane Company, Inc. (McLane). The Company has been using McLane since 1992. The current contract expires in December 2007.

CITGO and Chevron supplied approximately 57% and 26%, respectively, of the Company’s motor fuel purchases in fiscal 2005. The Company has contracts with CITGO and Chevron until January 2007 and March 2008, respectively. In July 2006, we entered into a new supply agreement with Valero Marketing and Supply Company to supply all of our retail stores that are currently supplied by CITGO, and selected wholesale locations.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

New Accounting Pronouncements

FASB Interpretation No. 46

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, the FASB revised the Interpretation (FIN 46R) to address certain technical corrections and to clarify implementation issues. FIN 46R requires the consolidation of a variable interest entity (VIE), in which an enterprise absorbs a majority of the entity’s expected losses and/or receives a majority of the entity’s expected residual returns as a result of ownership, contractual, or other financial interest in the entity. Prior to the issuance of FIN 46, an entity generally was consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority voting interest in the entity.

The Company adopted FIN 46R on January 3, 2005, and the adoption did not have a significant impact on the Company’s results of operations or financial position.

SFAS No. 123(R)

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004) (SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statements based on their fair values. The Company adopted SFAS No. 123(R) in first quarter 2006. Because we used the minimum value method for pro forma disclosures under SFAS No. 123, we will apply SFAS No. 123(R) prospectively to newly issued stock options. Existing stock options will continue to be accounted for in accordance with APB Opinion No. 25 unless such options are modified, repurchased or cancelled after the effective date.

EITF No. 06-3

In June 2006, the FASB ratified the consensus reached by the EITF on Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” The consensus requires disclosure of either the gross or net presentation, and any such taxes reported on a gross basis should be disclosed in the interim and annual financial statements. This Issue is effective for financial reports beginning after December 15, 2006. We do not expect to change our presentation of such taxes, and we will provide additional disclosure upon the adoption of this Issue.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. We use fair value measurements to measure, among other items, purchased assets and investments, leases, derivative contracts and financial guarantees. We also use them to assess impairment of properties, plants and equipment, intangible assets and goodwill. The Statement does not apply to share-based payment transactions and inventory pricing. This Statement is effective January 1, 2008. We are currently evaluating the impact on our financial statements.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

3.    Acquisition and Related Transactions

On December 21, 2005, Stripes Acquisition LLC, an affiliate of Wellspring Capital Partners III, L.P., (Wellspring) merged with and into Susser, with Susser remaining as the surviving entity. Pursuant to the terms of the merger agreement, the unitholders of Susser received $276.8 million in aggregate merger consideration and all existing indebtedness of Susser was refinanced. Wellspring and its affiliates invested approximately $91.9 million in cash equity and Sam L. Susser, along with certain members of management and board of directors, rolled over approximately $36.6 million in equity interests in Susser, each pursuant to an exchange agreement with the Company. We refer to the merger and the rollover transactions collectively as the Acquisition. As a result of the Acquisition, Susser became a wholly owned subsidiary of the Company, with Wellspring and its affiliates owning approximately 72% of the voting equity interests of the Company, and Sam L. Susser and members of management owning approximately 28%.

Prior to the Acquisition, Sam L. Susser controlled 1,189,721 or 51% of the common interests and 19,572 or 1.7% of the preferred interests of the Predecessor Company. Three investment funds collectively held 1,093,582 or 47% of the common interests and 1,093,582 or 96.5% of the preferred interests. Board members and an officer of the Company held the remainder of the interests. Out of the aggregate merger consideration of $276.8 million, $16.6 million was used to pay transaction costs borne by the seller, $21.1 million was the total distribution to management option holders, and the remaining $239.1 million was paid to common and preferred unitholders. $3.8 million of the management option cost had previously been recognized as non-cash stock based compensation expense and charged to additional paid in capital. This $3.8 million, along with the $239.1 million distribution to preferred and common units holders, is shown as redemption of equity of $242.9 million on the consolidated statement of cash flows.

The Company accounted for the transaction as a purchase under the guidance set forth in Emerging Issues Task Force Number 88-16, Basis in Leveraged Buyout Transactions (EITF 88-16). Under EITF 88-16, the transaction was deemed to be a purchase by new controlling investors for which the Company’s interests in Susser were valued using a partial change in accounting basis. In effect, the membership units of the Company owned by management investors were valued using predecessor basis, while membership units of the Company owned by Wellspring were recorded at fair value.

In addition to the Acquisition, Susser and Susser Finance Corporation issued $170 million 10 5/8 Senior Notes, due 2013 (Note 10) and Susser entered into a new $50 million Revolving Credit facility (Note 10). In related transactions, the Predecessor Company sold 74 retail stores to affiliates of Commercial Net Lease Realty LP for $170 million and entered into leaseback agreements for each of the stores (Note 14), and all existing indebtedness of the Predecessor Company and its subsidiaries was repaid. We refer to the Acquisition and these related financings as the Transaction. The historical financial statements presented herein reflect the results of the Predecessor Company through December 20, 2005, and of the Company for the twelve days remaining in the 2005 fiscal year. The statement of operations presented for the 352 days ended December 20, 2005, includes the following costs charged to expenses that were directly related to the Transaction (dollars in thousands):

Prepayment penalties on retired debt charged to interest expense	$2,932
Unamortized debt costs charged to amortization expense	3,323
Payout of consulting agreements required on change of control	1,503
Redemption of management options charged to compensation expense (net of non-cash stock based compensation expense previously recognized)	17,307
Advisory, legal, accounting and other costs charged to miscellaneous expense	8,335

Costs of Transaction charged to expense	$33,400

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Unaudited Pro Forma Information

Presented below are the unaudited pro forma consolidated statements of operations for the years ended January 2, 2005 and January 1, 2006, as if the Transaction had occurred at the beginning of each fiscal year.

These pro forma statements exclude the Transaction expenses identified above, (except for the $17.3 million option compensation expense) and include the following adjustments:

•	Increase to rent expense of approximately $13.0 million, which includes $13.6 million additional cash rent, plus $1.0 million noncash straight-line rent expense, less $1.5 million amortization of deferred gain on the sale leaseback Transaction.

•	Reduction to general and administrative expenses of approximately $1.0 million to reflect the termination of certain consulting agreements.

•	Reduction to depreciation and amortization expense of approximately $1.9 million, which reflects estimated depreciation eliminated by the properties sold in the sale leaseback, plus estimated depreciation and amortization expense related to the step-up in basis resulting from the preliminary purchase price allocation.

•	Increase to interest expense of $18.1 million related to the new Senior Notes, decreased by interest expense for the period related to the debt repaid.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Unaudited

Pro Forma Consolidated Statements of Operations

(Dollar amounts in thousands, unless indicated otherwise)

	Pro forma Year Ended
	January 2, 2005	January 1, 2006
Revenues:
Merchandise sales	$306,990	$329,530
Motor fuel sales	1,126,448	1,545,200
Other	20,737	21,534

Total revenues	1,454,175	1,896,264

Total cost of sales	1,273,660	1,694,689

Gross profit	180,515	201,575

Operating expenses:
Personnel	57,320	62,237
General and administrative	16,493	35,593
Operating	45,529	53,602
Rent	21,733	22,409
Royalties	3,187	3,396
Management fee	699	699
Loss on disposal of assets and impairment charge	1,383	(641)
Depreciation, amortization, and accretion	23,222	25,493

Total operating expenses	169,566	202,788
Income (loss) from operations	10,949	(1,213)
Interest expense	(17,352)	(18,243)
Other miscellaneous income (expense)	(7)	905

Net loss	$(6,410)	$(18,551)

The Company used the purchase method of accounting to record assets and liabilities acquired from Susser by the Company. The balance sheet presented as of January 2, 2006 reflects the preliminary allocation of purchase price, based on available information and certain assumptions management believed to be reasonable.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The following table summarizes the allocation of the aggregate consideration paid for the fair value of the assets acquired and liabilities assumed by the Company in connection with the Acquisition:

Total consideration:
Cash consideration, net of sale/leaseback proceeds, debt repayment, and seller transaction costs	$100,806
$170 million note	170,000
Transaction costs	11,500
Deemed dividend to previous owners in excess of predecessor basis	(65,690)

$216,616

Preliminary allocation of purchase price:
Current assets	$92,701
Property and equipment	224,964
Intangible assets	38,280
Other assets	4,533
Current liabilities	(107,273)
Other liabilities	(36,589)

$216,616

Final allocation of purchase price:
Current assets	$95,332
Property and equipment	212,355
Intangible assets	28,460
Goodwill	20,224
Other assets	4,533
Current liabilities	(107,313)
Other liabilities	(36,975)

$216,616

The balance sheet presented as of October 1, 2006 reflects the final allocation of purchase price.

In accordance with EITF 88-16, a dividend to Sam L. Susser and the three investment funds that held an interest in Susser was deemed to have been paid and such amount was $65.7 million over the management investor residual interest of 31% which was valued at the predecessor basis.

In October 2004, the Company created a new subsidiary, C&G Investments, LLC, to purchase a 50% interest in Cash & Go, Ltd. and Cash & Go Management, LLC. Cash & Go, Ltd. currently operates 39 units, located primarily inside SSP’s retail stores, which provide short-term loans and check cashing services. The Company accounts for this investment under the equity method (see Note 13).

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

4.    Accounts Receivable

Accounts receivable consisted of the following:

	Predecessor		Company
	January 2, 2005	December 20, 2005	January 1, 2006	October 1, 2006
	(in thousands)
Accounts receivable, trade	$22,196	$31,232	$30,626	$30,914
Receivable from state reimbursement funds	4,940	3,535	3,064	3,622
Vendor receivables for rebates, branding, and other	5,791	6,093	6,093	6,292
ATM fund receivables	2,620	2,922	2,922	3,258
Notes receivable, ST	312	249	249	203
Other receivables	866	1,219	1,219	1,663
Allowance for uncollectible accounts, trade	(757)	(606)	—	(239)
Allowance for uncollectible accounts, environmental	(500)	(471)	—	(29)

Current receivables, net	$35,468	$44,173	$44,173	$45,684

An allowance for uncollectible accounts is provided based on management’s evaluation of outstanding accounts receivable. Following is a summary of the valuation accounts related to accounts and notes receivable:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Amounts Written Off, Net of Recoveries	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts:
Predecessor
Year ended December 28, 2003	$317	$636	$117	$836
Year ended January 2, 2005	836	90	169	757
Year ended December 20, 2005	757	33	184	606

Company
Year ended January 1, 2006	—	—	—	—
Nine months ended October 1, 2006	—	491	252	239

Allowance for environmental cost reimbursements:
Predecessor
Year ended December 28, 2003	$253	$371	$91	$533
Year ended January 2, 2005	533	41	74	500
Year ended December 20, 2005	500	115	144	471

Company
Year ended January 1, 2006	—	—	—	—
Nine months ended October 1, 2006	—	50	21	29

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

5.    Inventories

Inventories consisted of the following:

	Predecessor		Company
	January 2, 2005	December 20, 2005	January 1, 2006	October 1, 2006
Merchandise	$21,903	$23,677	$23,191	$22,766
Fuel	8,512	11,089	11,089	11,051
Lottery	1,384	1,405	1,405	1,382
Maintenance spare parts	1,274	1,677	1,593	2,383
Less allowance for inventory shortage and obsolescence	(401)	(570)	—	(412)

Total	$32,672	$37,278	$37,278	$37,170

An allowance for inventory shortage and obsolescence is provided based on historical shortage trends and management’s assessment of any inventory obsolescence. Following is a summary of the valuation account related to inventory:

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Amounts Written Off	Balance at End of Period
	(in thousands)
Allowance for inventory shortage and obsolescence:
Predecessor
Year ended December 28, 2003	$264	$177	$98	$343
Year ended January 2, 2005	343	50	(8)	401
Year ended December 20, 2005	401	319	150	570

Company
Year ended January 1, 2006	—	—	—	—
Nine months ended October 1, 2006	—	807	395	412

6.    Assets Held for Sale

Assets held for sale at January 2, 2005, January 1, 2006 and October 1, 2006, were $7,653,000, $5,439,000 and $6,769,000, respectively. Assets held for sale consist largely of underperforming retail stores that have been closed and excess land. Management is actively marketing these assets and estimates that they will be sold within the next twelve months. During 2005, the Company reclassified $789,000 of land from assets held for sale to land, as its intention changed for the use of these properties. The Company recorded impairment charges during 2003, 2004 and 2005 of $975,000, $572,000 and $25,000, respectively, related to assets held for sale to reflect management’s estimate of the assets’ fair value less cost to sell. Fair value is determined based on prices of similar assets. The charge is included in loss on disposal of assets and impairment charge on the statements of operations.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

7.    Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	Predecessor	Company	Company
	January 2, 2005	January 1, 2006	October 1, 2006
	(in thousands)
Land	$63,539	$107,034	$114,569
Buildings and leasehold improvements	112,200	60,894	49,119
Equipment	133,698	51,449	63,741
Construction in progress	7,492	5,587	21,333

	316,929	224,964	248,762
Less accumulated depreciation	101,356	738	14,907

Total	$215,573	$224,226	$233,855

The above amounts as of January 1, 2006 and October 1, 2006, reflect the sale and leaseback of 74 retail properties in December 2005 (see Note 14). Also reflected in the January 1, 2006, property, plant, and equipment amounts are the preliminary purchase price allocations as of the date of acquisition (see Note 3). The amounts as of October 1, 2006 reflect the final purchase price allocation. Depreciation expense on property and equipment was approximately $20,864,000, $23,094,000, and $24,978,000 for 2003, 2004, and 2005, respectively.

The Company periodically closes underperforming retail stores and either converts them to dealer operations or sells or leases the property for alternate use. The Company records closed stores or any other excess properties for sale as assets held for sale in current assets at the lower of its carrying cost or fair value, less cost to sell.

During 2003, the Company recorded a net loss of $1,471,000 on disposal of assets, which had a net book value of $4,926,000. During 2004, the Company recorded a net loss of $811,000 on disposal of assets, which had a net book value of $2,308,000. During 2005, the Company recorded a net gain of $667,000 on disposal of assets, which had a net book value of $869,000. The gains and losses are recorded in gain/loss on disposal of assets and impairment charge in the statements of operations.

8.    Intangible Assets

Finite-Lived Intangibles

The Company has finite-lived intangible assets recorded that are amortized in accordance with SFAS No. 142. These assets consist primarily of supply agreements, favorable leasehold arrangements, and loan origination costs, all of which are amortized over the respective lives of the agreements. Other finite-lived intangible assets are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Supply agreements are being amortized over a weighted average period of approximately nine years. Favorable leasehold arrangements are being amortized over a weighted average period of approximately eight years. The following table presents the gross carrying amount and accumulated

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

amortization for each major class of finite-lived intangible assets at January 2, 2005, January 1, 2006 and as of October 1, 2006 (in thousands):

	Predecessor			Company			Company
	January 2, 2005			January 1, 2006			October 1, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Supply agreements	$9,901	$5,478	$4,423	$5,655	$25	$5,630	$6,384	$740	$5,644
Favorable lease arrangements	6,629	2,404	4,225	12,821	10	12,811	6,907	1,521	5,386
Loan origination costs	6,617	3,027	3,590	7,629	33	7,596	7,565	812	6,753
Other	450	180	270	56	—	56	56	14	42

Total	$23,597	$11,089	$12,508	$26,161	$68	$26,093	$20,912	$3,087	$17,825

The amounts as of January 1, 2006 reflect the preliminary allocation of purchase price related to the Acquisition (see Note 3). The amounts as of October 1, 2006 reflect the final purchase price allocation. Total amortization expense from finite-lived intangibles for 2005, 2004, and 2003 was $1,572,000, $2,694,000, and $4,945,000, respectively. Included in amortization expense was the write-off of unamortized loan costs related to debt repaid of $1,327,000 and $3,323,000 in 2004 and 2005, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for finite-lived intangibles as of October 1, 2006:

(In Thousands)
2006	$4,205
2007	3,834
2008	3,136
2009	2,142
2010	1,603

Other Intangibles

Included in intangible assets as of January 1, 2006, is an estimated $12.1 million value of the Laredo Taco Company trade name. As of July 2, 2006, this value was reduced to $7.2 million to reflect the final purchase price allocation, and $20.2 million of goodwill relating to the Acquisition was recorded.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

9.    Accrued Expenses

Current accrued expenses consisted of the following:

	Predecessor	Company	Company
	January 2, 2005	January 1, 2006	October 1, 2006
	(in thousands)
Fuel tax and other accrued taxes	$11,756	$13,594	$12,875
Property and sales tax	4,964	5,095	3,688
Payroll and employee benefits	4,556	4,594	4,696
Reserve for environmental remediation, short-term	2,699	1,921	1,855
Insurance reserve	1,878	3,372	4,141
Interest payable	64	610	5,480
Interest rate swap	107	330	224
Deferred revenues, current	1,187	1,656	2,031
Deposits and other	2,965	2,738	2,513

Total	$30,176	$33,910	$37,503

At January 2, 2005 and January 1, 2006, the Company had approximately $2,259,000 and $2,364,000, respectively, of deferred revenue related to branding agreements with fuel suppliers, of which $1,087,000 and $2,212,000, respectively, is classified as other noncurrent liabilities in the accompanying consolidated balance sheets. The Company is recognizing the income on a straight-line basis over the agreement periods, which range from three to ten years.

The Company has recorded a deferred gain of $29,721,000 related to the December 2005 sale leaseback, which will be amortized over the 20-year initial life of the leases. The amount of deferred gain to be recognized as a reduction to rent expense over the next twelve months is included in current deferred revenues. The remaining amount is shown as deferred gain, long-term portion on the balance sheet (see Notes 3 and 14).

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

10.    Long-Term Debt

Long-term debt consisted of the following:

	Predecessor	Company	Company
	January 2, 2005	January 1, 2006	October 1, 2006
	(in thousands)
Mortgage and equipment notes:
Fixed rate notes payable to investment company, maturing from 2008 to 2011	$24,546	$—	$—
Fixed rate notes payable to investment company, maturing from 2019 to 2023	63,839	—	—
Variable rate notes payable to investment company and banks, maturing from 2006 to 2021	98,191	—	—

Other notes:
9.40% note payable to third party, secured by one convenience store property, due in monthly installments of principal and interest of $5,862 through April 2007	585	—	—
8.00% note payable to third party, secured by certain undeveloped properties, with interest-only payments until May 2006, when entire principal balance is due	875	—	—
10 5/8% senior unsecured notes due 2013		170,000	170,000
Revolving credit agreement, bearing interest at LIBOR plus applicable margin (7.25% at January 1, 2006 and 9.0% at October 1, 2006)	—	6,220	10,100
Related party notes:
Note payable to related party, due in monthly installments of $44,910, including cash interest at 6.57% through June 1, 2012, secured by certain supply agreements	2,920	—	—
Note payable to related party, due in monthly installments of $44,910, including cash interest at 6.57% through December 2006, secured by certain supply agreements	974	—	—
Note payable to related party, accrues interest at 6.57% and no payments due until January 1, 2007, and then monthly installments of $44,910, including cash interest at 6.57% through February 2013, secured by certain supply agreements	2,037	—	—
Notes payable to related parties, accrues interest at 6%, payments contingent on distributions received by C&G Investments, LLC	360	—	—

	194,327	176,220	180,100
Less current maturities of long-term debt	9,128	—	—

	$185,199	$176,220	$180,100

Mortgage and Equipment Notes

During 2004, the Company entered into various loan agreements with investment companies and banks for new borrowings of $13,069,000. Also during 2004, the Company refinanced approximately $40,976,000 of

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

fixed rate debt and $18,014,000 of variable rate debt, with $58,990,000 of variable rate debt in two separate transactions. Approximately $1,384,000 in prepayment penalties was charged to interest expense during 2004, and $728,000 of closing costs was charged to intangible assets. Approximately $1,327,000 of unamortized loan origination fees related to the retired debt was included in amortization expense.

The fixed rate notes payable at January 2, 2005, which matured from 2008 to 2011, consisted of individual notes to an investment company bearing interest from 8.00% to 10.33%. These notes required monthly payments of principal and interest through maturity, which occurred on various dates from 2008 through 2011, generally based on 10- to 20-year amortization schedules. These notes were repaid in December 2005.

The fixed rate notes payable at January 2, 2005, which matured from 2019 to 2023, consisted of individual notes to an investment company bearing interest from 8.41% to 10.33%. These notes required monthly payments of principal and interest through maturity, which occurred on various dates from 2019 through 2023, generally based on 20- to 25-year amortization schedules. These notes were repaid in December 2005.

The variable rate notes payable at January 2, 2005, consisted of individual notes to an investment company and banks bearing interest based on either LIBOR or prime rates plus a margin. The margin on the LIBOR based notes ranged from 1.90% to 5.00%, and the margin on the prime based notes ranged from 0% to .5%, with rates at January 2, 2005 ranging from 4.31% to 7.38%. These notes required monthly payments of principal and interest through maturity, which occurred on various dates from 2006 through 2021, generally based on 7- to 20-year amortization schedules. These notes were repaid in December 2005.

Unsecured Notes

In December 2005, the Company, through its subsidiaries Susser and Susser Finance Corporation, issued $170,000,000 10 5/8% senior unsecured notes (the Senior Notes). The Senior Notes pay interest semiannually in cash in arrears on June 15 and December 15 of each year, commencing on June 15, 2006. The Senior Notes mature on December 15, 2013, and are redeemable, in whole or in part, at any time on or after December 15, 2009, at specified redemption prices plus accrued and unpaid interest. The Senior Notes are guaranteed by the Company and each existing and future domestic subsidiaries with the exception of one non wholly owned subsidiary. The Senior Notes rank equally in right of payment to all existing and future unsecured senior debt and senior in right of payment to existing and future senior subordinated and subordinated debt. The Senior Notes are effectively subordinated to existing and future secured debt, including the new revolving credit facility, to the extent of the value of the assets securing such debt. All other existing debt was repaid, including prepayment penalties of $2,932,000 charged to interest expense. Unamortized loan origination fees of $3,323,000 were charged to amortization expense. Issuance costs of new debt of $6,869,000 were charged to intangible assets and will be amortized over the life of the Senior Notes.

The Senior Notes contain covenants that, among other things and subject to various exceptions, restrict the Company’s ability and any restricted subsidiary’s ability to incur additional debt, make restricted payments (including paying dividends on, redeeming or repurchasing capital stock), dispose of assets, and other restrictions.

On or after December 15, 2009, the Company may redeem some or all of the Senior Notes at any time at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any: in 2009, at 105.313%; in 2010, at 102.656%; and in 2011 and thereafter, at 100.000%. In addition, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes before December 15, 2008, with the net proceeds of certain equity offerings.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

At January 1, 2006, scheduled future debt maturities are as follows:

(In Thousands)
2006	$—
2007	—
2008	—
2009	—
2010	—
Thereafter	170,000

Total	$170,000

The carrying value of debt as of January 1, 2006, approximates its fair value as of that date. Interest expense, excluding any reduction for interest income, totaled $16,035,000, $15,615,000, and $18,398,000 for 2003, 2004 and 2005, respectively. See Note 15 for the components of net interest expense.

Subsequent to the end of the third quarter, on November 24, 2006, the Company used a portion of the proceeds from its IPO to redeem $50.0 million of the notes.

Revolving Credit Agreement

On December 21, 2005, Susser and SSP entered into a new five-year revolving credit facility (the Revolver) in an aggregate principal amount of up to $50 million with a syndicate of financial institutions. The Company and each of its existing and future domestic subsidiaries, with the exception of one less-than-wholly owned subsidiary, are guarantors of the Revolver. The loans are secured by a perfected first priority security interest in inventory, accounts receivable, and certain ownership interests.

Up to $10 million of the Revolver is available for the issuance of letters of credit, and up to $7.5 million is available for swing line loans. Availability is based on a borrowing base comprised of 85% of accounts receivable plus 50% of eligible inventory (not to exceed 50% of the eligible accounts receivable), plus 66% of the lesser of cost or fair market value of certain designated eligible and unencumbered real property, which shall not exceed 50% of the aggregate borrowing base amount. At January 1, 2006 our borrowing base was sufficient to support the $50 million availability under the Revolver, under which $6.2 million in loans were outstanding and letters of credit commitments were $3.0 million, leaving $40.8 million of availability. At October 1, 2006, our borrowing base was sufficient to support the $50 million availability under the revolver, under which $10.1 million in loans were outstanding and letter of credit commitments were $2.9 million, leaving $37.0 million of availability.

The interest rates under the Revolver are calculated at our option at either a base rate or a LIBOR rate plus, in each case, a margin. With respect to base rate loans, interest is payable quarterly in arrears on the last business day of each fiscal quarter. With respect to LIBOR loans, interest is payable at the end of each interest period and, in any event, at least every three months for interest periods longer than three months. Fees associated with letters of credit issued under the credit facility will be equal to 1.5% per annum times the daily maximum amount drawn, with a minimum fee of $500. The Company also pays a commitment fee on the unutilized portion of the Revolver. The commitment fee is currently 0.50% per annum, and is subject to adjustment based on a rent adjusted leverage ratio grid.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The Revolver contains certain customary covenants that will restrict the Company’s ability to, among other things, declare dividends; prepay, redeem, or purchase debt; incur liens, grant negative pledges, and engage in certain sale/leaseback transactions; make loans, acquisitions, and other investments; incur additional indebtedness; amend or otherwise alter debt and other material agreements; make capital expenditures; engage in mergers, consolidations and asset sales; transact with affiliates; and engage in businesses that are not related to our existing business. The Revolver also requires us to maintain a consolidated maximum rent adjusted leverage ratio and a consolidated minimum fixed charges coverage ratio. As of January 1, 2006 and October 1, 2006, the Company was in compliance with all covenants required by the Revolver.

Derivative Financial Instruments

From time to time, the Company enters into interest rate swaps to either reduce the impact of changes in interest rates on its floating rate long-term debt or to take advantage of favorable variable interest rates compared to its fixed rate long-term debt. In November 2003, the Company entered into an interest rate swap, which exchanged a 3.48% fixed rate for a variable LIBOR rate on a notional principal amount of $25,000,000, with a maturity date of December 29, 2006. On a semiannual basis, the Company settles with the bank on the difference between the fixed and floating rates multiplied by the notional principal amount of $25,000,000 for that period. As of January 1, 2006, LIBOR was at 4.7%. As of January 2, 2005, January 1, 2006 and October 1, 2006, the estimated fair value of the swap was a loss of $107,000, $330,000 and $224,000, respectively, which was recorded on the accompanying balance sheets in accrued expenses. No proceeds were received or payments made during 2003 on this swap. Net interest payments of $375,000 and $176,000 were made in 2004 and 2005, respectively. Net proceeds received and the change in value of the swap are recorded as a reduction to or increase in interest expense.

11.    Other Noncurrent Liabilities

Other noncurrent liabilities consisted of the following:

	Predecessor	Company
	January 2, 2005	January 1, 2006	October 1, 2006
	(in thousands)
Deferred revenues	$1,123	$1,856	$1,065
Reserve for underground storage tank removal	3,909	4,073	4,057
Reserve for environmental remediation, long-term	1,574	1,473	1,553
Severance	2,909	—	—

Total	$9,515	$7,402	$6,675

The severance liability was paid off concurrent with the Transaction in December 2005, pursuant to change of control provision in the severance agreements.

Effective December 30, 2002, the beginning of the Company’s 2003 fiscal year, the Company adopted SFAS No. 143 and recognized an initial asset retirement obligation of $3,298,000, which is included in other noncurrent liabilities, and an increase to net property and equipment of $1,219,000. The implementation of SFAS No. 143 resulted in a loss of $2,079,000, which is included in the consolidated statements of operations as a cumulative effect of change in accounting principle. This asset retirement obligation relates to the removal of

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

underground storage tanks owned by the Company at its retail and wholesale sites. The following table presents the changes in the carrying amount of asset retirement obligations for the years ended January 2, 2005, January 1, 2006, and as of October 1, 2006.

	Predecessor		Company
	Year Ended January 2, 2005	352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Unaudited Nine Months Ended October 1, 2006
	(in thousands)
Balance at beginning of period	$3,611	$3,909	$4,071	$4,073
Liabilities settled	(206)	(167)	—	(316)
Accretion expense	468	280	2	300
Liabilities incurred	36	49	—	—

Balance at end of period	$3,909	$4,071	$4,073	$4,057

12.    Benefit Plans

401(k)

The Company has established a 401(k) benefit plan (the Plan) for the benefit of its employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the Plan, employees can defer up to 100% of their wages, with the Company matching a portion of the first 6% of the employee’s contribution. The Company’s contributions to the Plan for 2003, 2004, and 2005, net of forfeitures, were approximately $111,000, $302,000, and $401,000, respectively.

Supplemental Executive Retirement Plan

During 2003, the Company implemented a nonqualified Supplemental Executive Retirement Plan (SERP) for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations. The Company matches a portion of the participant’s contribution each year using the same percentage used for its 401(k) plan match. SERP benefits will be paid from the Company’s assets. The net expense incurred for this plan during 2003, 2004, and 2005 was $7,000, $63,000, and $56,000, respectively. The unfunded accrued liability included in the other noncurrent liabilities as of January 2, 2005, January 1, 2006 and October 1, 2006 was $337,000, $851,000 and $1,123,000, respectively.

13.    Related-Party Transactions

The Company leases nine convenience stores and two dealer sites from Sam L. Susser, several of his family members, and several entities wholly or partially owned by Mr. Susser. The leases are classified as operating leases and provide for minimum annual rentals of approximately $1,947,000 annually for 2006 and 2007, $1,836,000 in 2008, $1,764,000 in 2009, and $1,756,000 in 2010. The lease expiration dates range from 2008 to 2014, with additional option periods extending from 2020 to 2062. The additional option periods generally contain future rent escalation clauses. The annual rentals on related-party leases are included in the table of future minimum lease payments presented in Note 14.

The alcoholic beverage licenses used in connection with the Company’s convenience stores located in Texas are owned by SSP Beverage LLC (formerly SSP Beverage, Inc.) and TND Beverage LLC (formerly TND

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Beverage Corporation). Sam L. Susser previously owned 100% of SSP Beverage, Inc., which owned 100% of TND Beverage Corporation. In December 2005, Mr. Susser contributed these two entities to a newly-formed subsidiary of SSP Partners. Mr. Susser did not receive any compensation, dividends, or distributions with respect to the ownership or contribution of these companies.

Sam L. Susser owns an aircraft, which is used by the Company for business purposes in the course of operations. The Company pays Mr. Susser a fee based on the number of hours flown, plus reimbursement for the actual out-of-pocket costs of pilots and their related expenses, for Company use of the aircraft. In connection with this arrangement, the Company made payments to Mr. Susser in the amount of $222,000, $273,000, and $365,000 during 2003, 2004, and 2005, respectively. Based on current market rates for chartering of private aircraft, the Company believes that the terms of this arrangement are no worse than what the Company could have obtained in an arms’ length transaction.

The Company leases 39 units for check cashing and short-term lending products to Cash & Go, Ltd. Sam J. Susser, a member of the Company’s Board of Directors, and Jerry Susser, a former member of the Company’s Board of Directors, had minority ownership interests in Cash & Go, Ltd., through SSF, Ltd., until October 2004. At that time, the Company purchased SSF, Ltd.’s 50% interest in Cash & Go, Ltd. Sam J. Susser and Jerry Susser each received notes in the amount of $180,000 for their portion of the sales proceeds. The notes accrued interest at 6% and were paid off in December 2005. In connection with the leasing of these units, the Company receives a monthly rental fee of approximately $1,100 per unit. Annual aggregate rental payments from these units were $629,000, $519,000, and $515,000 during 2003, 2004, and 2005, respectively.

The Company had several other transactions with Sam J. Susser and Jerry Susser, former shareholders of a predecessor company to Susser. These transactions primarily arose from the sale of that predecessor company to Sam L. Susser in 1998 and include the following:

•	Notes payable of $5,931,000, including accrued interest of $991,000 at January 2, 2005. The notes carried an interest rate of 6.57% and matured from 2006 to 2013. The notes were due and payable if Sam L. Susser’s ownership of the Company dropped below 50% and, accordingly, were paid off in December 2005.

•	Severance liability of $2,909,000 at January 2, 2005, was included in other noncurrent liabilities. An initial principal amount of $2,000,000 accrued interest at 6.57% and was payable from 2012 to 2013. This liability became due and payable if Sam L. Susser’s ownership of the Company dropped below 50% and, accordingly, was paid off in December 2005.

•	Consulting payments totaling $270,000 per year were payable through January 2008. Any remaining payments became payable, discounted at 8.75%, if Sam L. Susser’s ownership of the Company dropped below 50%. Accordingly, the consulting contracts were paid off in December 2005.

•	Sam J. Susser and Jerry Susser collectively own a 14.82% minority interest in Susser Company, Ltd., a consolidated subsidiary of the Company. Susser Company, Ltd. owns two convenience store properties that are leased to the Company under operating leases, oil and gas royalties, and undeveloped properties. The lease payments to Susser Company were $318,000 in 2005. The future minimum lease payments are $189,000 annually 2006 through 2008 and $126,000 in 2009. Sam J. and Jerry Susser do not receive any compensation or distributions as a result of their ownership.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

14.    Commitments and Contingencies

Leases

Certain property used in the Company’s business is leased under operating leases. Generally, real estate leases are for primary terms of five to twenty years and include renewal provisions at the option of the lessee. Certain leases provide for contingent rentals based upon a percentage of gross receipts, as well as payment of real estate taxes, insurance, and maintenance. Certain leases contain escalation clauses.

The gross store rent expense for 2003, 2004, and 2005 was approximately $8,218,000, $8,348,000, and $9,225,000, respectively. Additionally, equipment rent expense was $418,000, $328,000, and $514,000, respectively. Sublease rental income for 2003, 2004, and 2005 was $759,000, $750,000, and $784,000, respectively. Contingent rental expense was $166,000, $177,000, and $170,000, and for 2003, 2004, and 2005, respectively.

In December 2005, SSP sold 74 retail stores to Commercial Net Lease Realty LP for $170.0 million, and entered into leaseback agreements for each of the stores. The leases contain primary terms of 20 years with annual escalation. The leases are being accounted for as operating leases and are included in the table of future minimum lease payments. Net rent expense related to this transaction included in the nine months ended October 1, 2006 is $9.8 million.

Future minimum lease payments for future fiscal years are as follows:

(In Thousands)
2006	$22,275
2007	21,437
2008	20,471
2009	20,096
2010	19,420
Thereafter	257,457

Total	$361,156

Letters of Credit

The Company was contingently liable for $2,991,000 related to irrevocable letters of credit required by various insurers and suppliers at January 1, 2006 and $2,885,000 as of October 1, 2006.

Environmental Remediation

The Company is currently involved in the remediation of gasoline store sites where releases of regulated substances have been detected. The Company accrues for anticipated future costs and the related probable state reimbursement amounts for its remediation activities. Accordingly, the Company has recorded estimated undiscounted liabilities for these sites totaling $3,833,000 and $2,929,000, of which $2,260,000 and $1,456,000 are classified as accrued expenses as of January 2, 2005 and January 1, 2006, respectively, with the balance included in other noncurrent liabilities.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Under state reimbursement programs, the Company is eligible to receive reimbursement for the majority of future remediation costs, as well as the remediation costs previously paid. Accordingly, the Company has recorded a net receivable of $6,014,000 and $4,951,000 for the estimated probable state reimbursements, of which $4,440,000 and $3,535,000 are included in current receivables as of January 2, 2005 and January 1, 2006, respectively. The remaining $1,574,000 and $1,416,000 and are included in other assets as of January 2, 2005 and January 1, 2006, respectively.

Self-Insurance

The Company is partially self-insured for its general liability and employee health insurance. The Company maintains insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. The Company is a nonsubscriber under Texas Workers’ Compensation Act and maintains an ERISA-based employee injury plan, which is partially self insured. As of January 1, 2006, there are a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in other accrued expenses. Additionally, there are open claims under previous policies that have not been resolved as of January 1, 2006. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $3,372,000 will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on the financial position and results of operations of the Company.

Royalties

The Company is required to pay royalty fees as a percentage of gross merchandise sales through November 2006 to TMC Franchise Corporation, a subsidiary of Alimentation Couche-Tard. The Company paid $3,009,000, $3,187,000, and $3,396,000, in royalty fees during 2003, 2004, and 2005, respectively.

Refiner Rebates

The Company receives refiner rebates and other incentive payments from a number of its major fuel suppliers. A portion of the refiner rebates is passed on to the Company’s wholesale branded dealers under the same terms as required by its fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if the Company (or its branded dealers) elects to discontinue selling the specified brand of fuel at certain locations. As of October 1, 2006, the estimated amount of fuel rebates that would have to be repaid upon de-branding at these locations was $6.9 million. Of this amount, approximately $4.3 million would be the responsibility of SPC’s branded dealers under reimbursement agreements with the dealers. In the event a dealer were to default on this reimbursement obligation, SPC would be required to make this payment. The Company has $3.1 million recorded on the balance sheets as deferred revenue.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

15.    Interest Expense, Net and Miscellaneous Income

The components of interest expense and interest income are as follows:

	Predecessor			Company
	2003	2004	Three Hundred Fifty-two day period ended Dec 20, 2005	Twelve Day period ended Jan 1, 2006	Nine Months ended October 1, 2006
	(in thousands)
Cash interest expense	$15,910	$13,899	$14,246	$608	$14,333
Prepayment penalties on refinancing	—	1,384	2,932	—	—

Interest expense including high yield debt, other cash interest and prepayment penalties	15,910	15,283	17,178	608	14,333
Noncash interest expense	368	357	487	—	—
Fair market value change in derivatives	(243)	350	223	—	(106)
Cash paid (received) on interest rate swap	—	(375)	176	—	270
Capitalized interest	—	—	(275)	—	(262)

Total interest expense	$16,035	$15,615	$17,789	$608	$14,235

Cash interest income	$1,372	$933	$262	—	$147
Noncash interest income	458	77	—	—	—

Total interest income	$1,830	$1,010	$262	$—	$147

Interest expense, net	$14,205	$14,605	$17,527	$608	$14,088

The Company received warrants of the acquiring company’s stock in connection with the sale of its fleet card operations in 2002. These warrants were exercised during 2005 for net proceeds of $1.4 million, which was recorded as miscellaneous income.

16.    Discontinued Operations

The Company has presented the results of its Fleet Card operations, which were sold in September 2002, as discontinued operations. The Company also closed 12 unattended fueling sites during 2003 that were related to the Fleet Card sale.

17.     Members’ Interests—Predecessor

During 2000 and 2001, Susser sold common and preferred member interests to Arena Capital Investment Fund, L.P., BancBoston Ventures, Inc., CapStreet II, L.P., and CapStreet Parallel II, L.P. (Investment Funds), through several private placement transactions. The proceeds were recorded net of issuance expenses. At any time after July 6, 2005, the Investment Funds could require Susser to repurchase the preferred and common interests within 180 days after the determination of fair market value.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

As of January 2, 2005, the Company had 2,000,000 preferred units authorized, of which 800,000 units were outstanding and designated as Series B, and 332,726 units were outstanding and designated as Series C. 100% of Series B and 88.2% of Series C units were held by the Investment Funds. The stated preferred return rates on the Series B and Series C units were 9.0876% and 9.3025%, respectively, until July 6, 2005 and 8% thereafter, accumulated and compounded quarterly. Distribution of the preferred return was authorized by the Company’s Limited Liability Company Agreement (LLC Agreement) to the extent of 45% of taxable income allocated to the preferred interests, or as otherwise authorized by the Board of Members, provided that any distributions would not cause covenant violations of the Company’s senior indebtedness. No distributions were made in 2003 or 2004 to preferred interest holders. The cumulative, unpaid preferred return at January 2, 2005 was $13,158,000 or $16.448 per unit for Series B and $2,829,000 or $8.501 per unit for Series C, which was included in the carrying amount of redeemable preferred units on the accompanying balance sheets. The preferred interests had no voting rights and no stated maturity date. The repurchase price for the preferred interests is a stated amount per unit plus the accumulated, unpaid preferred return at the date of repurchase. The total liquidation value of the preferred interests was $52,990,000 at January 2, 2005.

As of January 2, 2005, 1,132,726 redeemable common units were outstanding, of which 96.5% were held by the Investment Funds. The remaining 3.5% was held by Sam L. Susser, other board members, and an officer of the Company. There was no stated par value for these units. The common interests had voting rights through the Board of Managers, of which four of the nine managers are appointed by the Investment Funds. The units were redeemable at the option of the holder any time after July 6, 2005, or such earlier date in the event of noncompliance with certain covenants, at a repurchase price of the greater of a specified formula value per unit or a fair market value per unit. At January 2, 2005, the formula value per common unit was approximately $26 per unit, and the redeemable common interests are reflected on the consolidated balance sheets at this value. Distributions to the common unitholders were authorized by the LLC Agreement based on specified rates applied to taxable income allocated to the common interests, or as otherwise authorized by the Board of Members, provided that any distributions would not cause covenant violations of the Company’s senior indebtedness. No distributions to common interest holders were made in 2003 or 2004.

The Company also had 5,000,000 non-redeemable common units authorized with no stated par value. As of January 2, 2005, 1,200,000 non-redeemable common units were outstanding. Sam L. Susser was the beneficial owner of 97.5% of the outstanding non-redeemable common units and the remaining 2.5% were held by other board members and one officer of the Company. The common interests had voting rights through the Board of Managers. No distributions to common interest holders were made in 2003 or 2004.

On December 21, 2005, Stripes Acquisition LLC, an affiliate of Wellspring merged with and into Susser, with Susser remaining as the surviving entity. Pursuant to the terms of the merger agreement, the unitholders of Susser received $276.8 million in aggregate merger consideration. The existing preferred interests were redeemed at liquidation value, with the balance of the merger consideration used to pay certain transaction expenses, to liquidate management options and to redeem common unit holders.

18.    Members’ Interests—Company

Wellspring and its affiliates invested approximately $91.9 million in cash equity and Sam L. Susser, along with certain members of management and board of directors, rolled over approximately $36.6 million in equity interests in Susser, each pursuant to an exchange agreement with Stripes Holdings LLC. Wellspring and its affiliates own approximately 72% of the voting equity interests of the Company, and Sam L. Susser and members of management own approximately 28%.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The Company has authorized the issuance of 15,914,639 Units, of which (i) 14,400,000 units are designated as Class A Units (the Class A Units), 12,849,660 of which are issued and outstanding and 1,440,796 of which have been reserved for issuance under the Stripes Holdings LLC Unit Option Plan (the Unit Option Plan) in accordance with its terms, and (ii) 1,514,639 units are designated as Class B Units (the Class B Units and together with the Class A Units, the Units). The Board of Managers, from time to time, may authorize the issuance of additional Units, pursuant to the Unit Option Plan or otherwise, or the creation of additional classes or series of Units having such powers, designations, and preferences and rights as may be determined by the Board of Managers. The common interests have voting rights through the Board of Managers. The Board of Managers consists of nine members, five of which may be designated by Wellspring.

19.    Share-Based Compensation

Susser had granted options to purchase common member interests to key employees and board members under two plans, the 1998 Plan and the 2000 Plan. The option grants contained vesting schedules of three to six years with vesting to accelerate upon certain change of control or other specified conditions. All options under the 1998 Plan and 2000 Plan were exercised and redeemed on December 21, 2005, as part of the Acquisition.

Options granted under the 1998 Plan were dilutive to Sam L. Susser upon exercise. The following table summarizes certain information regarding 1998 Plan activity:

1998 Plan Options
	Number Options Outstanding	Weighted Average Exercise Price	Range of Exercise Prices
Balances at December 29, 2002	145,473	$20.88	$0.39 – 49.67
Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	—	—	—

Balances at December 28, 2003	145,473	20.88	0.39 – 49.67
Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	—	—	—

Balances at January 2, 2005	145,473	20.88	0.39 – 49.67
Granted	—	—	—
Exercised	145,473	20.88	0.39 – 49.67
Forfeited or expired	—	—	—

Balances at January 1, 2006	—	—	—

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The following table summarizes certain information regarding 2000 Plan activity:

	2000 Plan Options
	Number Options Outstanding	Weighted Average Exercise Price	Range of Exercise Prices
Balances at December 29, 2002	93,333	$8.16	$8.16 – 8.16
Granted	25,000	13.78	13.78 – 13.78
Exercised	—	—	—
Forfeited or expired	—	—	—

Balances at December 28, 2003	118,333	9.35	8.16 – 13.78

Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	—	—	—

Balances at January 2, 2005	118,333	9.35	8.16 – 13.78

Granted	—	—	—
Exercised	118,333	9.35	8.16 – 13.78
Forfeited or expired	—	—	—

Balances at January 1, 2006	—	—	—

Susser used variable accounting to recognize compensation expense for management incentive options under the 1998 Plan and 2000 Plan. Noncash compensation expense of $47,000, $1,705,000, and $1,188,000 was recorded for 2003, 2004, and 2005, respectively. The 1998 Plan and 2000 Plan options were exercised and redeemed in December 2005 in connection with the Acquisition. A charge of $17,307,000 was recorded in other miscellaneous expenses, which represents the net redemption cost not previously recognized as compensation expense.

On December 26, 2005, the Company adopted the Stripes Holdings LLC Unit Option Plan (the Stripes Option Plan), upon which 328,506 options were issued to employees and directors. The exercise price was set at the fair value at date of issue. The options have a ten-year life, and vest over five years, with 33.3% of such units vesting on the third, fourth, and fifth anniversary of grant date. The following table summarizes certain information regarding Stripes Option Plan activity:

	Stripes Option Plan
	Number Options Outstanding	Weighted Average Exercise Price	Range of Exercise Prices
Balances at January 2, 2005	—	—	—
Granted	328,506	$10.00	$10.00
Exercised	—	—	—
Forfeited or expired	—	—	—

Balances at January 1, 2006	328,506	10.00	10.00
Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	(42,716)	10.00	10.00

Balances at October 1, 2006	285,790	$10.00	$10.00

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The Company accounts for its options under the Stripes Option Plan using the intrinsic value method of accounting set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation cost for these options is measured as the excess, if any, of the fair value of the unit at the date of the grant over the amount an employee must pay to acquire the unit. The Company adopted SFAS No. 123(R) during the first quarter of 2006. Because we used the minimum value method for pro forma disclosures under SFAS No. 123, we will apply SFAS No. 123(R) prospectively to newly issued stock options.

The weighted-average fair value of options granted during fiscal 2005 was $1.93 per incentive option. The fair value of each incentive option grant was estimated on the grant date using the minimum value method with the following assumptions:

Year Ended January 1, 2006
Exercise price	$10.00
Estimated value per unit on date of grant	$10.00
Risk-free interest rate	4.3%
Expected dividend yield	0%
Expected life	5 years

Because the Company accounts for its incentive options using the intrinsic value method, no compensation cost has been recognized in the statements of income for the Company’s fixed incentive option plan as all options granted had an exercise price equal to or greater than the fair value of the underlying units on the date of grant. Had compensation cost for the management incentive option plan been determined based on the grant-date fair value of awards consistent with the method set forth in SFAS No. 123, The Company’ net income for the year ended January 1, 2006, would not have been materially reduced.

Subsequent to the end of the third quarter 2006, in connection with the IPO, the options under the Stripes Option Plan were converted into options to purchase an aggregate of 205,285 shares of Susser common stock on an equivalent basis at an exercise price of $13.92, with such converted options having similar vesting and forfeiture terms to those of the options originally granted under the Stripes Option Plan. In addition, the Company adopted the Susser Holdings Corporation 2006 Equity Incentive Plan, under which options to purchase 1,023,006 shares of common stock were granted at an exercise price of $16.50 per share. (see Note 23).

The Company granted a total of 912,823 Class B Units to members of management and directors on December 21, 2005, concurrent with the closing of the Acquisition. The units vest over five years, with 33.3% of such units vesting on the third, fourth, and fifth anniversary of grant date. The Class B Units are nonvoting interests and rank behind the Class A units in terms of priority on distribution, and therefore had no liquidation value on the date of grant. Management has estimated the fair value of the Class B Units granted to be $1.93 per unit. Since the economic characteristics of the Class B Units are similar to the options granted on December 26, 2005 (discussed below), the Company estimated the fair value of each Class B Unit on the grant date using the minimum value method with the following assumptions:

Risk-free interest rate	4.3%
Expected dividend yield	0%
Expected life	5 years

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

The following table summarizes certain information, regarding the Class B unit grants:

	Number of Units	Grant-Date Fair Value per Unit
Nonvested at January 2, 2005	—	—
Granted	912,823	$1.93
Vested	—	—
Forfeited	—	—

Nonvested at January 1, 2006	912,823	$1.93
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at October 1, 2006	912,823	$1.93

The Company is recognizing noncash compensation expense over the vesting period of these unit grants beginning in the first quarter of 2006. Stock-based compensation expense of $339,000 was recognized for the first nine months of 2006. The remaining compensation expense to be recognized over the next 51 months is a total of $1.4 million. The amount allocated to 2005 for 12 days was immaterial.

Subsequent to the end of the third quarter 2006, in connection with the IPO, the Class B unit holders received 0.130104 restricted shares of Susser common stock for each Class B unit held by them immediately prior to the corporate formation transactions, with such shares of restricted stock having vesting and forfeiture terms similar to the terms of the Class B units (see Note 23).

20.    Segment Reporting

The Company operates its business in two primary segments. The retail segment, SSP, operates retail convenience stores in Texas and Oklahoma that sell merchandise, prepared food and motor fuel, and also offer a variety of services including car washes, lottery, ATM, money orders, check cashing, and pay phones. The wholesale segment, SPC (a subsidiary of SSP), purchases fuel from a number of refiners and supplies it to the Company’s retail stores, to independently-owned dealer stations under long-term supply agreements, to Company-owned unattended fueling sites and to other commercial consumers of motor fuel. Sales of fuel from the wholesale to retail segment are at delivered cost, including tax and freight. This amount is reflected in intercompany eliminations of fuel revenue. There are no customers who are individually material. Amounts in the all other column include APT, corporate overhead and other costs not allocated to the two primary segments.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Predecessor

Segment Financial Data for the Year Ended December 28, 2003

(dollars and gallons in thousands)

	Retail Segment	Wholesale Segment	Intercompany Eliminations	All Other	Totals
Revenue:
Merchandise	$280,799	$—	$—	$—	$280,799
Fuel	460,022	695,480	(306,406)	—	849,096
Other	14,589	3,584	(454)	1,286	19,005

Total revenue	755,410	699,064	(306,860)	1,286	1,148,900
Gross profit:
Merchandise, net	89,879	—	—	—	89,879
Fuel	38,926	16,944	—	—	55,870
Other	14,589	3,583	(454)	64	17,782

Total gross profit	143,394	20,527	(454)	64	163,531

Selling, general, and administrative expenses	111,961	8,252	(454)	1,763	121,522
Depreciation, amortization and accretion	18,131	4,477	—	126	22,734
Other operating expenses(1)	2,356	83	—	7	2,446

Operating income	$10,946	$7,715	$—	$(1,832)	$16,829

Gallons from continuing operations	326,958	718,408	(324,643)	—	720,723
Total assets	$242,741	$67,264	$(3,808)	$5,817	$312,014
Capital expenditures	$29,003	$5,648	$—	$514	$35,165

(1)	Includes loss (gain) on disposal of assets and impairment charges.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Predecessor

Segment Financial Data for the Year Ended January 2, 2005

(dollars and gallons in thousands)

	Retail Segment	Wholesale Segment	Intercompany Eliminations	All Other	Totals
Revenue:
Merchandise	$306,990	$—	$—	$—	$306,990
Fuel	585,966	954,594	(414,112)	—	1,126,448
Other	17,028	3,531	(454)	632	20,737

Total revenue	909,984	958,125	(414,566)	632	1,454,175
Gross profit
Merchandise, net	98,865	—	—	—	98,865
Fuel	43,629	17,530	—	—	61,159
Other	17,029	3,531	(454)	385	20,491

Total gross profit	159,523	21,061	(454)	385	180,515

Selling, general, and administrative expenses	120,048	8,093	(454)	4,529	132,216
Depreciation, amortization and accretion	21,924	4,219	—	114	26,257
Other operating expenses(1)	440	943	—	—	1,383

Operating income	$17,111	$7,806	$—	$(4,258)	$20,659

Gallons from continuing operations	343,869	762,198	(334,943)	—	771,124
Total assets	$249,030	$67,513	$(2,500)	$9,279	$323,322
Capital expenditures	$38,951	$4,962	$—	$242	$44,155

(1)	Includes loss (gain) on disposal of assets and impairment charges.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Company

Segment Financial Data for the Year Ended January 1, 2006

(dollars and gallons in thousands)

	Retail Segment	Wholesale Segment	Intercompany Eliminations	All Other	Totals
Revenue:
Merchandise	$329,530	$—	$—	$—	$329,530
Fuel	780,441	1,371,005	(606,246)	—	1,545,200
Other	17,257	3,805	(455)	927	21,534

Total revenue	1,127,228	1,374,810	(606,701)	927	1,896,264
Gross profit
Merchandise, net	106,450	—	—	—	106,450
Fuel	49,922	24,286	—	—	74,208
Other	17,257	3,805	(455)	310	20,917

Total gross profit	173,629	28,091	(455)	310	201,575

Selling, general, and administrative expenses	133,339	10,860	(455)	21,840	165,584
Depreciation, amortization and accretion	24,306	5,704	—	195	30,205
Other operating expenses(1)	126	(381)	—	(386)	(641)

Operating income	$15,858	$11,908	$—	$(21,339)	$6,427

Gallons from continuing operations	367,941	808,379	(366,836)	—	809,484
Total assets	$274,471	$81,975	$(348)	$5,036	$361,134
Capital expenditures	$45,894	$5,024	$—	$176	$51,094

(1)	Includes loss (gain) on disposal of assets and impairment charges.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Predecessor

Segment Financial Data for the Nine Months Ended October 2, 2005

Unaudited

(dollars and gallons in thousands)

	Retail Segment	Wholesale Segment	Intercompany Eliminations	All Other	Totals
Revenue:
Merchandise	$248,810	$—	$—	$—	$248,810
Fuel	572,253	990,463	(440,373)	—	1,122,343
Other	12,925	2,797	(341)	645	16,026

Total revenue	833,988	993,260	(440,714)	645	1,387,179
Gross Profit:
Merchandise, net	80,783	—	—	—	80,783
Fuel	36,026	15,964	—	—	51,990
Other	12,925	2,797	(341)	263	15,644

Total gross profit	129,734	18,761	(341)	263	148,417

Selling, general, and administrative	98,514	7,339	(341)	3,415	108,927
Depreciation, amortization, accretion	15,408	3,477	—	819	19,704
Other operating expenses (income)(1)	(43)	—	—	(386)	(429)

Operating income (loss)	$15,855	$7,945	$—	$(3,585)	$20,215

Gallons from continuing operations	273,713	598,066	(271,554)	—	600,225
Total assets	$269,452	$89,512	$(7,108)	$5,654	$357,510
Capital expenditures	$37,079	$3,670	$—	$98	$40,847

(1)	Includes loss (gain) on disposal of assets and impairment charges.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

Company

Segment Financial Data for the Nine Months Ended October 1, 2006

Unaudited

(dollars and gallons in thousands)

	Retail Segment	Wholesale Segment	Intercompany Eliminations	All Other	Totals
Revenue:
Merchandise	$276,653	$—	$—	$—	$276,653
Fuel	752,619	1,333,307	(602,389)	—	1,483,537
Other	14,166	2,939	(332)	610	17,383

Total revenue	1,043,438	1,336,246	(602,721)	610	1,777,573
Gross profit
Merchandise, net	90,523	—	—	—	90,523
Fuel	45,233	20,010	—	—	65,243
Other	14,166	2,939	(332)	139	16,912

Total gross profit	149,922	22,949	(332)	139	172,678

Selling, general, and administrative	124,159	7,732	(332)	2,633	134,192
Depreciation, amortization and accretion	12,932	3,897	—	843	17,672
Other operating expenses (income)(1)	(247)	(30)	—	—	(277)

Operating income (loss)	$13,078	$11,350	$—	$(3,337)	$21,091

Gallons from continuing operations	300,568	637,670	(297,052)	—	641,186
Total assets	$274,362	$93,517	$(2,809)	$12,636	$377,706
Capital expenditures	$37,256	$2,135	$—	$71	$39,462

(1)	Includes loss (gain) on disposal of assets and impairment charges and non-cash stock based compensation.

21.    Net Income and Loss per Unit

The Company is presenting net income or loss per unit, using the guidance provided in SFAS No. 128, Earnings per Share (EPS). Under SFAS No. 128, basic EPS, which excludes dilution, is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Since the Company is organized as a partnership, we are presenting historical EPS as earnings per common unit for Susser Holdings, L.L.C. for the periods through December 20, 2005, and for earnings per common Class A unit for Stripes Holdings LLC subsequent to that date. Net income or loss available to common unit holders represents reported net income or loss less dividends accrued on the Series B and Series C redeemable preferred stock.

Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common units. Dilutive EPS includes in-the-money stock options using the treasury stock method. During a net loss period, the assumed exercise of in-the-money stock options has an anti-dilutive effect, and therefore such options are excluded from the diluted EPS computation.

Per unit information is based on the weighted average number of common units outstanding during each period for the basic computation and, if dilutive, the weighted average number of potential common units resulting from the assumed conversion of outstanding stock options for the diluted computation.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows (in thousands, except share and per share data):

	Predecessor			Company	Predecessor	Company
	Years Ended		352 Days Ended December 20, 2005	12 Days Ended January 1, 2006	Nine Months Ended
	December 28, 2003	January 2, 2005			October 2, 2005	October 1, 2006
Income before discontinued operations and cumulative effect of change in accounting principle	$2,667	$6,047	$(18,992)	$(1,650)	$10,507	$7,173
Dividends Accrued on Series B and Series C Preferred Stock	4,179	4,587	4,557	—	3,553	—

Income (loss) before discontinued operations and cumulative effect of change in accounting principle available to common unit holders	(1,512)	1,460	(23,549)	(1,650)	6,954	7,173
Discontinued operations	90	—	—	—	—	—
Cumulative effect of change in accounting principle	(2,079)	—	—	—	—	—

Net income (loss) available to common unit holders	$(3,501)	$1,460	$(23,549)	$(1,650)	$6,954	$7,173

Denominator for basic earnings per share-weighted average number of common units outstanding during the period	2,332,726	2,332,726	2,332,726	12,849,660	2,332,726	12,849,660
Incremental common units attributable to exercise of outstanding dilutive options	—	33,128	—	—	57,758	964,551

Denominator for diluted earnings per common unit	2,332,726	2,365,854	2,332,726	12,849,660	2,390,484	13,814,211

Per common unit-basic:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.65)	$0.63	$(10.09)	$(0.13)	$2.98	$0.56
Discontinued operations	0.04	—	—	—	—	—
Cumulative effect of change in accounting principle	(0.89)	—	—	—	—	—

Net income (loss) available to common unit holders	$(1.50)	$0.63	$(10.09)	$(0.13)	$2.98	$0.56

Per common unit-diluted:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.65)	$0.62	$(10.09)	$(0.13)	$2.91	$0.52
Discontinued operations	0.04	—	—	—	—	—
Cumulative effect of change in accounting principle	(0.89)	—	—	—	—	—

Net income (loss) available to common unit holders	$(1.50)	$0.62	$(10.09)	$(0.13)	$2.91	$0.52

Options and non-vested restricted units not included in calculation of diluted net income (loss) available to common unit holders because the effect would be anti-dilutive	258,037	170,473	263,806	1,241,329	145,473	—

22.    Restatement

Certain components of members’ interest have been restated to reflect changes in the redemption value of the redeemable common interests. The effect of the restatement was to increase (decrease) the carrying value of the redeemable common interest, with an offsetting change in retained deficit by $18,721,000, $(5,112,000), $16,725,000, and $63,943,000 for 2002, 2003, 2004 and 2005, respectively.

STRIPES HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to the periods ending October 2, 2005 and October 1, 2006 are unaudited)

23.    Subsequent Event—Initial Public Offering (Unaudited)

On October 24, 2006, Susser Holdings Corporation completed an IPO of 7,475,000 shares of its common stock at a price of $16.50 per share for an aggregate offering price of $123.3 million. The Company received approximately $113.0 million in net proceeds from the IPO after payment of fees, expenses and underwriting discounts of approximately $10.3 million or $1.38 per share. The proceeds are being used to redeem $50.0 million of the 10 5/8% senior notes due 2013, plus accrued interest and premium thereon, to repay outstanding borrowings under the revolving credit facility and for general corporate purposes, including growth capital.

Susser Holdings Corporation became, immediately prior to the IPO, the holding company of Stripes Holdings LLC, which together with each of its direct and indirect subsidiaries, comprise all of the Company’s operations. In connection with the corporate formation transactions, each holder of Class A units of Stripes Holdings LLC received 0.718339 share of Susser Holdings Corporation common stock for each Class A unit held, and each holder of Class B units of Stripes received 0.130104 restricted share of common stock for each Class B unit held. All outstanding options to purchase Class A units were converted into options to purchase an aggregate of 205,285 shares of common stock on an equivalent basis at an exercise price of $13.92. See “Corporate Formation Transactions” in the Company’s registration statement on Form S-l (Registration No. 333-134033), as amended, for more details on the corporation formation transactions.

Immediately prior to the corporate formation transactions, the Board of Managers of Stripes Holdings LLC declared a $3.0 million dividend to its members to enable them to meet their estimated income tax obligations for the period prior to the merger, and authorized any additional amounts to be distributed to the members upon final determination of the tax liability. It is currently estimated that an additional $0.6 million will be required to be distributed in accordance with the Stripes Holdings LLC Agreement, and this amount will be reflected as a liability in the opening balance sheet of Susser Holdings Corporation. However, the final amount to be distributed could be more or less depending on the final determination of taxable income attributable to members of Stripes Holdings LLC up to the time of the corporate formation transactions.

After completion of the IPO, the former equity owners of Stripes Holdings LLC, which includes the direct and indirect holders of the Class A units and Class B units of Stripes Holdings LLC, received shares of common stock of Susser Holdings Corporation representing approximately 56% of the voting power of the outstanding capital stock. In addition to the converted options described above, concurrent with the IPO, the Company granted options under the Susser Holdings Corporation 2006 Equity Incentive Plan to purchase 1,023,006 shares of common stock at an exercise price of $l6.50 per share.

The IPO, the receipt of proceeds and the use of proceeds received by the Company are not reflected in the Company’s financial statements as of October 1, 2006 as the offering was completed after the end of the third quarter 2006. The effect of this IPO, as well as the December 2005 transactions, are presented in the unaudited pro forma consolidated financial statements located elsewhere in this prospectus.

$120,000,000

Susser Holdings, L.L.C.

Susser Finance Corporation

10 5/8% Senior Notes due 2013

PROSPECTUS

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Susser Holdings Corporation and Susser Finance Corporation (the “Delaware Corporations”) are each corporations organized under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware Corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Delaware Corporations may purchase and maintain insurance providing for indemnification of officers and directors of the Delaware Corporations and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The certificates of incorporation and bylaws of the Delaware Corporations provide that indemnification shall be to the fullest extent permitted by the Delaware General Corporation Law for all current or former directors or officers of the Delaware Corporations.

As permitted by the Delaware General Corporation Law, the certificates of incorporation of the Delaware Corporations provide that current or former directors of the Delaware Corporations shall have no personal liability to the Delaware Corporations or stockholders thereof for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Delaware Corporations or its stockholders thereof, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which a director derived an improper personal benefit.

The above discussion of the certificates of incorporation of the Delaware Corporations and the DGCL is not intended to be exhaustive and is qualified in its entirety by the certificates of incorporation of the Delaware Corporations and the DGCL.

Delaware LLCs

Susser Holdings, L.L.C., Stripes Holdings LLC, C&G Investments, LLC (the “Delaware LLCs”) are each limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Article VII of the limited liability company agreement of Susser Holdings, L.L.C., Section 4.4 of the limited liability company agreement of Stripes Holdings LLC and Article X of the operating agreement of C&G Investments, LLC (collectively, the “Delaware LLC Agreements”) provide that none of the member, any director, any officer or any respective affiliates (each, an “Indemnitee”) shall be liable, in damages or otherwise, to the Delaware LLCs or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the Delaware LLC Agreements, except if such act or omission results from such Indemnitee’s own gross negligence, willful misconduct, criminal conduct, or material breach of the Delaware LLC Agreements. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Delaware LLCs, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Delaware LLCs, and (ii) the Indemnitee’s conduct would entitle him to indemnification. The Delaware LLCs will pay expenses (including reasonable attorneys’ fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by the Delaware LLCs as authorized in the Delaware LLC Agreements. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. The Delaware LLCs may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of the Delaware LLCs.

The above discussion of the Delaware LLC Agreements and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the Delaware LLC Agreements and the DLLC Act.

Texas Limited Partnerships

Applied Petroleum Technologies, Ltd, SSP Holdings Limited Partnership, SSP Services, LP, and Susser Petroleum Company, LP (the “Texas LPs”) are limited partnerships organized under the laws of the state of Texas. Section 6.5 of both the Applied Petroleum Technologies, Ltd. and SSP Holdings Limited Partnership agreements provide for indemnification for a director, officer, employee or agent of the partnership if the person’s service is at the request of the partnership. Such indemnification can include expenses, attorneys fees, judgments, fines and amounts paid in settlement and other amounts reasonably incurred in such proceedings provided that such indemnitee acted in good faith and in a matter reasonably believe to be in or not opposed to the best interests of the partnerships provided the conducts was not gross negligence or willful or wanton misconduct. These indemnification rights shall be in addition to any other rights that the indemnitee is entitled to.

Texas LLCs

APT Management Company, LLC, Corpus Christi Remico, LLC, S Interests Management Company, LLC, SSP BevCo I LLC, SSP BevCo II LLC, SSP Beverage LLC, SSP Services Management Company, LLC, Susser

Petroleum Management Company, LLC and TND Beverage LLC (the “Texas LLCs”) are limited liability companies organized under the laws of the state of Texas.

Section 13 of the regulations of APT Management Company, LLC, section 13 of the regulations of S Interests Management Company, Article VI of the regulations of SSP BevCo I LLC, Article VI of the regulations of SSP BevCo II LLC, Article VI of the regulations of SSP Beverage LLC, section 13 of the regulations of SSP Services Management Company, LLC, section 13 of the regulations of Susser Petroleum Management Company, LLC, and section VI of the regulations of TND Beverage LLC, (collectively, the “Texas LLC Agreements”) provide that none of the member, any director, any officer or any respective affiliates (each, an “Indemnitee”) shall be liable, in damages or otherwise, to the Texas LLCs or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the Texas LLC Agreements, except if such act or omission results from such Indemnitee’s own gross negligence, willful misconduct, criminal conduct, or material breach of the Texas LLC Agreements. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Texas LLCs, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Texas LLCs, and (ii) the Indemnitee’s conduct would entitle him to indemnification. The Texas LLCs will pay expenses (including reasonable attorneys’ fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by the Texas LLCs as authorized in the Texas LLC Agreements. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. The Texas LLCs may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of the Texas LLCs.

Texas General Partnership

SSP Partners is a partnership organized under the laws of the state of Texas (the “Texas GP”). Section 7.4 of the partnership agreement of SSP Partners states that no partner, member of the Board of Directors, or offices of the partnership will be liable, responsible or accountable in damages or otherwise to the Partnership for any expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative if he or it acted in good faith or in a matter he or it reasonably believes or believed to be in or not opposed to the best interests of the partnership (and with respect to criminal conduct had no reasonable cause to believe such conduct was unlawful). The indemnification provisions in the partnership agreement shall be in addition to any other rights which the indemnitee is entitled to.

The above discussions of the Texas LLC Agreements, the Texas LP’s, the Texas GP and of Texas law is not intended to be exhaustive and is qualified in its entirety by the Texas LLC Agreements, the partnership agreements and the Texas Business Organizations Code.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1	Purchase Agreement, dated as of December 15, 2005, by and among Stripes Acquisition LLC, Susser Finance Corporation, the Guarantors named therein and Banc of America Securities LLC*

2.1	Agreement and Plan of Merger, dated December 21, 2005, by and among Susser Holdings, L.L.C., Stripes Holdings LLC and Stripes Acquisition LLC(1)

3.1	Certificate of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.2	Amendment to Certificate of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.3	Amended and Restated Agreement of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.4	Articles of Organization of APT Management Company, LLC*

3.5	Regulations of APT Management Company, LLC*

3.6	Certificate of Formation of C&G Investments, LLC*

3.7	Operating Agreement of C&G Investments, LLC*

3.8	Articles of Organization of Corpus Christi Reimco, LLC*

3.9	Certificate of Correction to Articles of Organization of Corpus Christi Reimco, LLC*

3.10	Articles of Organization of S Interests Management Company, LLC*

3.11	Regulations of S Interests Management Company, LLC*

3.12	Articles of Organization of SSP BevCo I LLC*

3.13	Regulations of SSP BevCo I LLC*

3.14	Articles of Organization of SSP BevCo II LLC*

3.15	Regulations of SSP BevCo II LLC*

3.16	Articles of Organization of SSP Beverage LLC*

3.17	Regulations of SSP Beverage LLC*

3.18	Certificate of Limited Partnership of SSP Holdings Limited Partnership*

3.19	Amended and Restated Partnership Agreement of SSP Holdings Limited Partnership*

3.20	Third Amended and Restated General Partnership Agreement of SSP Partners*

3.21	Articles of Organization of SSP Services Management Company, LLC*

3.22	Regulations of SSP Services Management Company, LLC*

3.23	Certificate of Limited Partnership of SSP Services, LP*

3.24	Amendment to Certificate of Limited Partnership of SSP Services, LP*

3.25	Third Amended and Restated Partnership Agreement of SSP Services, LP*

3.26	Certificate of Formation of Stripes Holdings LLC*

3.27	Second Amended and Restated Limited Liability Company Agreement of Stripes Holdings LLC†

3.28	Certificate of Incorporation of Susser Finance Corporation*

3.29	Bylaws of Susser Finance Corporation*

3.30	Certificate of Formation of Susser Holdings, L.L.C.*

Exhibit No.	Description

3.31	Sixth Amended and Restated Limited Liability Company Agreement of Susser Holdings, L.L.C.*

3.32	Certificate of Limited Partnership of Susser Petroleum Company, LP*

3.33	Amendment to Certificate of Limited Partnership of Susser Petroleum Company, LP*

3.34	Agreement of Limited Partnership of Susser Petroleum Company, LP*

3.35	Articles of Organization of Susser Petroleum Management Company, LLC*

3.36	Regulations of Susser Petroleum Management Company, LLC*

3.37	Articles of Organization of TND Beverage LLC*

3.38	Regulations of TND Beverage LLC*

3.39	Amended and Restated Certificate of Incorporation of Susser Holdings Corporation(1)

3.40	Amended and Restated Bylaws of Susser Holdings Corporation(1)

4.1

Indenture, dated December 21, 2005, by and among Susser Holdings, L.L.C., Susser Finance Corporation, the guarantors named therein and the Bank of New York, as Trustee, relating to the issuance of the 10 5/8 % Senior Notes due 2013(1)

4.2	Form of New Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1)(1)

4.3	Registration Rights Agreement dated December 21, 2005 by and among Susser Holdings, L.L.C., Susser Finance Corporation, the Guarantors named therein, and the Purchasers named therein*

4.4	Form of Guarantee (included in Exhibit 4.1)(2)

4.5	First Supplemental Indenture, dated as of October 23, 2006, by and among Susser Holdings, L.L.C., Susser Finance Corporation, each of the Guarantors party thereto, and the Bank of New York(3)

4.6

Second Supplemental Indenture, dated as of November 8, 2006, by and among Susser Holdings Corporation, Susser Holdings, L.L.C., Susser Finance Corporation, each of the Guarantors party thereto, and the Bank of New York(4)

5.1	Opinion of Weil, Gotshal & Manges LLP†

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges†

21.1	List of Subsidiaries of the Registrant†

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm†

23.3	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto)†

24.1	Power of Attorney for Applied Petroleum Technologies, Ltd. (included on its signature page to this Registration Statement)*

24.2	Power of Attorney for APT Management Company, LLC (included on its signature page to this Registration Statement)*

24.3	Power of Attorney for C&G Investments, LLC (included on its signature page to this Registration Statement)*

24.4	Power of Attorney for Corpus Christi Reimco, LLC (included on its signature page to this Registration Statement)*

24.5	Power of Attorney for S Interests Management Company, LLC (included on its signature page to this Registration Statement)*

24.6	Power of Attorney for SSP BevCo I LLC (included on its signature page to this Registration Statement)*

24.2	Power of Attorney for SSP BevCo II LLC (included on its signature page to this Registration Statement)*

Exhibit No.	Description

24.8	Power of Attorney for SSP Beverage LLC (included on its signature page to this Registration Statement)*

24.9	Power of Attorney for SSP Holdings Limited Partnership (included on its signature page to this Registration Statement)*

24.10	Power of Attorney for SSP Partners (included on its signature page to this Registration Statement)*

24.11	Power of Attorney for SSP Services Management Company, LLC (included on its signature page to this Registration Statement)*

24.12	Power of Attorney for SSP Services, LP (included on its signature page to this Registration Statement)*

24.13	Power of Attorney for Stripes Holdings LLC (included on its signature page to this Registration Statement)*

24.14	Power of Attorney for Susser Finance Corporation (included on its signature page to this Registration Statement)*

24.15	Power of Attorney for Susser Holdings, L.L.C. (included on its signature page to this Registration Statement)*

24.16	Power of Attorney for Susser Petroleum Company, LP (included on its signature page to this Registration Statement)*

24.17	Power of Attorney for Susser Petroleum Management Company, LLC (included on its signature page to this Registration Statement)*

24.18	Power of Attorney for TND Beverage LLC (included on its signature page to this Registration Statement)*

24.19	Power of Attorney for Susser Holdings Corporation (included on its signature page to this Registration Statement)†

25	Form T-1 of The Bank of New York, as Trustee†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Exchange Agent Agreement†

†	Filed herewith
*	Filed previously
(1)	Incorporated by reference to the Quarterly Report on Form 10-Q of Susser Holdings Corporation (File No. 001-33084) filed November 15, 2006.
(2)	Incorporated by reference to the Registration Statement on Form S-1 of Susser Holdings Corporation (File No. 333-134033) initially filed May 12, 2006, as amended.
(3)	Incorporated by reference to the Form 8-K filed by Susser Holdings Corporation on October 28, 2006.
(4)	Incorporated by reference to the Form 8-K field by Susser Holdings Corporation on November 13, 2006.

Item 22.    Undertakings.

(a) The undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Each of the undersigned registrants hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) Each of the undersigned registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Susser Holdings, L.L.C.

By:	/s/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Bruce W. Krysiak	Non Executive Chairman of the Board of Managers

* Sam L. Susser	President, Chief Executive Officer and Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* William F. Dawson, Jr.	Manager

* Armand S. Shapiro	Manager

* Sam J. Susser	Manager

* Jerry E. Thompson	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on December 5, 2006.

Susser Finance Corporation

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

/S/ SAM L. SUSSER Sam L. Susser	President, Chief Executive Officer and Director

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer

* William F. Dawson, Jr.	Director

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Applied Petroleum Technologies, Ltd.

By:	APT Management Company, LLC, its General Partner

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President and Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

APT Management Company LLC

By:	*
Sam L. Susser Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Principal Financial Officer and Principal Accounting Officer

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

C&G Investments, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President, Chief Executive Officer and Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* E.V. Bonner, Jr.	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Corpus Christi Remico, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President and Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

S Interests Management Company, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President and Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Bevco I LLC

By:	*
Sam L. Susser Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Principal Financial Officer and Principal Accounting Officer

* E.V. Bonner, Jr.	Manager

* Marvin David Wishard	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Bevco II LLC

By:	*
Sam L. Susser Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Principal Financial Officer and Principal Accounting Officer

* E.V. Bonner, Jr.	Manager

* Marvin David Wishard	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Beverage LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President, Chief Executive Officer and Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* E.V. Bonner, Jr.	Manager

* Marvin David Wishard	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Holdings Limited Partnership

By:	S Interests Management Company, LLC, its general partner

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

*	President (Principal Executive Officer)
Sam L. Susser

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Partners

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Services Management Company, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President and Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

SSP Services, LP

By:	SSP Services Management Company, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	President, Chief Executive Officer and Member (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Stripes Holdings LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Bruce W. Krysiak	Non Executive Chairman of the Board of Managers

* Sam L. Susser	President, Chief Executive Officer and Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* William F. Dawson, Jr.	Manager

* Armand S. Shapiro	Manager

* Sam J. Susser	Manager

* Jerry E. Thompson	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Susser Petroleum Company, LP

By:	Susser Petroleum Management Company, LLC, its general partner

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Chief Executive Officer and Secretary (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Susser Petroleum Management Company, LLC

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Chief Executive Officer (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)]

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

TND Beverage LLC

By:	*
Sam L. Susser Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

* Sam L. Susser	Manager (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Principal Financial Officer and Principal Accounting Officer

* E.V. Bonner, Jr.	Manager

* Marvin David Wishard	Manager

*By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, on December 5, 2006.

Susser Holdings Corporation

By:	/S/ MARY E. SULLIVAN
Mary E. Sullivan Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of Susser Holdings Corporation hereby constitute and appoint Sam L. Susser, E.V. Bonner, Jr. and Mary E. Sullivan, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 5, 2006:

Name	Title

/S/ BRUCE W. KRYSIAK Bruce W. Krysiak	Non Executive Chairman of the Board

/S/ SAM L. SUSSER Sam L. Susser	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ MARY E. SULLIVAN Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ WILLIAM F. DAWSON, JR. William F. Dawson, Jr.	Director

/S/ ARMAND S. SHAPIRO Armand S. Shapiro	Director

/S/ SAM J. SUSSER Sam J. Susser	Director

/S/ JERRY E. THOMPSON Jerry E. Thompson	Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated as of December 15, 2005, by and among Stripes Acquisition LLC, Susser Finance Corporation, the Guarantors named therein and Banc of America Securities LLC*

2.1	Agreement and Plan of Merger, dated December 21, 2005, by and among Susser Holdings, L.L.C., Stripes Holdings LLC and Stripes Acquisition LLC(1)

3.1	Certificate of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.2	Amendment to Certificate of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.3	Amended and Restated Agreement of Limited Partnership of Applied Petroleum Technologies, Ltd.*

3.4	Articles of Organization of APT Management Company, LLC*

3.5	Regulations of APT Management Company, LLC*

3.6	Certificate of Formation of C&G Investments, LLC*

3.7	Operating Agreement of C&G Investments, LLC*

3.8	Articles of Organization of Corpus Christi Reimco, LLC*

3.9	Certificate of Correction to Articles of Organization of Corpus Christi Reimco, LLC*

3.10	Articles of Organization of S Interests Management Company, LLC*

3.11	Regulations of S Interests Management Company, LLC*

3.12	Articles of Organization of SSP BevCo I LLC*

3.13	Regulations of SSP BevCo I LLC*

3.14	Articles of Organization of SSP BevCo II LLC*

3.15	Regulations of SSP BevCo II LLC*

3.16	Articles of Organization of SSP Beverage LLC*

3.17	Regulations of SSP Beverage LLC*

3.18	Certificate of Limited Partnership of SSP Holdings Limited Partnership*

3.19	Amended and Restated Partnership Agreement of SSP Holdings Limited Partnership*

3.20	Third Amended and Restated General Partnership Agreement of SSP Partners*

3.21	Articles of Organization of SSP Services Management Company, LLC*

3.22	Regulations of SSP Services Management Company, LLC*

3.23	Certificate of Limited Partnership of SSP Services, LP*

3.24	Amendment to Certificate of Limited Partnership of SSP Services, LP*

3.25	Third Amended and Restated Partnership Agreement of SSP Services, LP*

3.26	Certificate of Formation of Stripes Holdings LLC*

3.27	Second Amended and Restated Limited Liability Company Agreement of Stripes Holdings LLC†

3.28	Certificate of Incorporation of Susser Finance Corporation*

3.29	Bylaws of Susser Finance Corporation*

Exhibit No.	Description
3.30	Certificate of Formation of Susser Holdings, L.L.C.*

3.31	Sixth Amended and Restated Limited Liability Company Agreement of Susser Holdings, L.L.C.*

3.32	Certificate of Limited Partnership of Susser Petroleum Company, LP*

3.33	Amendment to Certificate of Limited Partnership of Susser Petroleum Company, LP*

3.34	Agreement of Limited Partnership of Susser Petroleum Company, LP*

3.35	Articles of Organization of Susser Petroleum Management Company, LLC*

3.36	Regulations of Susser Petroleum Management Company, LLC*

3.37	Articles of Organization of TND Beverage LLC*

3.38	Regulations of TND Beverage LLC*

3.39	Amended and Restated certificate of Incorporation of Susser Holdings Corporation(1)

3.40	Amended and Restated Bylaws of Susser Holdings Corporation(1)

4.1

Indenture, dated December 21, 2005, by and among Susser Holdings, L.L.C., Susser Finance Corporation, the guarantors named therein and the Bank of New York, as Trustee, relating to the issuance of the 10 5/8% Senior Notes due 2013(1)

4.2	Form of New Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1)(1)

4.3	Registration Rights Agreement dated December 21, 2005 by and among Susser Holdings, L.L.C., Susser Finance Corporation, the Guarantors named therein, and the Purchasers named therein*

4.4	Form of Guarantee (included in Exhibit 4.1)(1)

4.5	First Supplemental Indenture, dated as of October 23, 2006, by and among Susser Holdings, L.L.C., Susser Finance Corporation, each of the Guarantors party thereto, and the Bank of New York(2)

4.6

Second Supplemental Indenture, dated as of November 8, 2006, by and among Susser Holdings Corporation, Susser Holdings, L.L.C., Susser Finance Corporation, each of the Guarantors party thereto, and the Bank of New York(3)

5.1	Opinion of Weil, Gotshal & Manges LLP†

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges†

21.1	List of Subsidiaries of the Registrant†

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm†

23.3	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1 hereto)†

24.1	Power of Attorney for Applied Petroleum Technologies, Ltd. (included on its signature page to this Registration Statement)*

24.2	Power of Attorney for APT Management Company, LLC (included on its signature page to this Registration Statement)*

24.3	Power of Attorney for C&G Investments, LLC (included on its signature page to this Registration Statement)*

24.4	Power of Attorney for Corpus Christi Reimco, LLC (included on its signature page to this Registration Statement)*

24.5	Power of Attorney for S Interests Management Company, LLC (included on its signature page to this Registration Statement)*

24.6	Power of Attorney for SSP BevCo I LLC (included on its signature page to this Registration Statement)*

24.2	Power of Attorney for SSP BevCo II LLC (included on its signature page to this Registration Statement)*

Exhibit No.	Description

24.8	Power of Attorney for SSP Beverage LLC (included on its signature page to this Registration Statement)*

24.9	Power of Attorney for SSP Holdings Limited Partnership (included on its signature page to this Registration Statement)*

24.10	Power of Attorney for SSP Partners (included on its signature page to this Registration Statement)*

24.11	Power of Attorney for SSP Services Management Company, LLC (included on its signature page to this Registration Statement)*
24.12	Power of Attorney for SSP Services, LP (included on its signature page to this Registration Statement)*

24.13	Power of Attorney for Stripes Holdings LLC (included on its signature page to this Registration Statement)*

24.14	Power of Attorney for Susser Finance Corporation (included on its signature page to this Registration Statement)*

24.15	Power of Attorney for Susser Holdings, L.L.C. (included on its signature page to this Registration Statement)*

24.16	Power of Attorney for Susser Petroleum Company, LP (included on its signature page to this Registration Statement)*

24.17	Power of Attorney for Susser Petroleum Management Company, LLC (included on its signature page to this Registration Statement)*

24.18	Power of Attorney for TND Beverage LLC (included on its signature page to this Registration Statement)*

24.19	Power of Attorney for Susser Holdings Corporation (included on its signature page to this Registration Statement)†

25	Form T-1 of The Bank of New York, as Trustee†

99.1	Form of Letter of Transmittal†

99.2	Form of Notice of Guaranteed Delivery†

99.3	Form of Exchange Agent Agreement†

†	filed herewith
*	filed previously
(1)	Incorporated by reference to the Quarterly Report on Form 10-Q of Susser Holdings Corporation (File No. 001-33084) filed November 15, 2006.
(2)	Incorporated by reference to the Registration Statement on Form S-1 of Susser Holdings Corporation (File No. 333-134033) initially filled May 12, 2006, as amended
(3)	Incorporated by reference to the Form 8-K filed by Susser Holdings Corporation on October 28, 2006.
(4)	Incorporated by reference to the Form 8-K field by Susser Holdings Corporation on November 13, 2006.